Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

ADOBE SYSTEMS INCORPORATED

SNOWBIRD ACQUISITION CORPORATION

and

OMNITURE, INC.

Dated as of September 15, 2009

i

5.7	Absence of Certain Changes or Events	26
5.8	Legal Proceedings	27
5.9	Reports	27
5.10	Absence of Undisclosed Liabilities	28
5.11	Permits; Compliance with Applicable Laws and Reporting Requirements	29
5.12	Taxes and Tax Returns	29
5.13	Employee Benefit Programs	30
5.14	Labor and Employment Matters	34
5.15	Material Contracts	34
5.16	Properties	35
5.17	Environmental Liability	36
5.18	State Takeover Laws; Required Stockholder Vote	36
5.19	Intellectual Property	37
5.20	Insurance	44
5.21	Customers	44
5.22	Privacy	44
5.23	Opinion of Financial Advisor	46
5.24	Schedule 14D-9; Proxy Statement; Company Information	47
5.25	No Other Representations or Warranties	47
5.26	Definition of Company’s Knowledge	47

ARTICLE VI — COVENANTS RELATING TO CONDUCT OF BUSINESS		47

6.1	Conduct of Business Pending the Effective Time	47
6.2	Certain Tax Matters	51

ARTICLE VII — ADDITIONAL AGREEMENTS		52

7.1	Third Party Consents and Regulatory Approvals	52
7.2	No Solicitation	54
7.3	Access to Information	57
7.4	Employment and Benefit Matters	58
7.5	Directors’ and Officers’ Indemnification and Insurance	60
7.6	Additional Agreements	62
7.7	Advice of Changes	62
7.8	Publicity	62
7.9	Rule 16b-3 Actions	62
7.10	Rule 14d-10 Matters	63
7.11	State Takeover Laws	64

ARTICLE VIII — CONDITIONS PRECEDENT TO THE CONSUMMATION OF THE MERGER		64

8.1	Conditions	64

ARTICLE IX — TERMINATION, AMENDMENT AND WAIVER		64

9.1	Termination	64
9.2	Effect of Termination	66
9.3	Amendment	67

ii

9.4	Extension; Waiver	68

ARTICLE X — MISCELLANEOUS		68

10.1	Nonsurvival of Representations, Warranties and Agreements	68
10.2	Expenses	68
10.3	Notices	68
10.4	Interpretation	69
10.5	Counterparts	70
10.6	Entire Agreement	70
10.7	Governing Law; Jurisdiction and Venue; WAIVER OF JURY TRIAL	70
10.8	Severability	71
10.9	Assignment; Reliance of Other Parties	71
10.10	Specific Performance	71
10.11	Definitions	72

iii

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (the “Agreement”), dated as of September 15, 2009, by and among Adobe Systems Incorporated, a corporation organized under the laws of Delaware (“Parent”), Snowbird Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Parent (“Purchaser”), and Omniture, Inc., a corporation organized under the laws of the State of Delaware (“Company”).

WHEREAS, the boards of directors of each of Parent, Purchaser and Company have approved the acquisition of Company by Parent on the terms and conditions set forth in this Agreement;

WHEREAS, pursuant to this Agreement, and subject to the terms and conditions set forth herein, Purchaser shall (and Parent has agreed to cause Purchaser to) commence a tender offer (the “Offer”) to purchase all of Company’s issued and outstanding common stock, par value $0.001 per share (“Company Common Stock”), at a price per share of $21.50 net to the Company Stockholders in cash (such amount or any greater amount per share paid pursuant to the Offer being hereafter referred to as the “Offer Price”);

WHEREAS, following consummation of the Offer, upon the terms and conditions set forth herein, Purchaser will be merged with and into Company, with Company as the surviving corporation (the “Merger” and, with the Offer, the “Transaction”), whereby each issued and outstanding share of Company Common Stock not owned directly or indirectly by Parent, Purchaser or the Company will be converted into the right to receive the Offer Price in cash;

WHEREAS, the Company Board has unanimously (A) (i) determined that this Agreement, the Offer and the Merger are advisable and in the best interests of Company and the Company Stockholders, (ii) approved the Offer and the Merger and approved and declared advisable this Agreement, each in accordance with the General Corporation Law of the State of Delaware (the “DGCL”) and (B) resolved and agreed to recommend that the Company Stockholders accept the Offer, tender their shares of Company Common Stock into the Offer, and if required by applicable Law, adopt this Agreement;

WHEREAS, as an inducement and condition to Parent entering into this Agreement, certain Company Stockholders and the directors of Company are entering into tender and stockholder support agreements (collectively, the “Support Agreements”) with Parent and Purchaser simultaneously with the execution of this Agreement, whereby, among other things, such stockholders have agreed, upon the terms and subject to the conditions set forth therein, to tender the shares of Company Common Stock held by such stockholders (in their individual capacities) in the Offer and to support the actions necessary to consummate the Merger;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a material inducement to Parent’s willingness to enter into this Agreement, certain employees of Company are countersigning and delivering to Parent offer letters previously delivered to such employees by Parent;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a material inducement to Parent’s willingness to enter into this Agreement, certain employees of the Company are executing and delivering to Parent non-competition agreements; and

WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Transaction and to prescribe certain conditions to the Transaction.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I  —  THE OFFER

1.1          The Offer.

(a)           Provided that this Agreement shall not have been terminated in accordance with Article IX hereof, and provided that Company has fulfilled its obligation to provide information to Parent and Purchaser as contemplated by Section 1.1(c) and is prepared to file the Schedule 14D-9 contemporaneously with or immediately following filing by Parent and Purchaser of the Offer Documents with the Securities and Exchange Commission (the “SEC”), subject to there being no statute, rule, regulation, legislation of, or order, decree, judgment, injunction or ruling by, a Governmental Authority of competent jurisdiction enjoining, restraining, making illegal, or otherwise prohibiting the commencement of the Offer, as promptly as reasonably practicable (but in no event later than seven (7) Business Days) after the date of this Agreement, Purchaser shall (and Parent shall cause Purchaser to) commence (within the meaning of Rule 14d-2 of the Exchange Act) an offer to purchase all outstanding shares of Company Common Stock at the Offer Price.  Each of Parent and Purchaser shall use its reasonable best efforts to consummate the Offer, subject to the terms and conditions hereof.  Subject to the applicable terms and conditions of this Agreement and to the satisfaction or waiver of the Tender Offer Conditions, Purchaser shall, and Parent shall cause Purchaser to, promptly after the expiration of the Offer, accept for payment and pay for (after giving effect to any required withholding Tax pursuant to Section 1.1(f)), all shares of Company Common Stock validly tendered pursuant to the Offer and not withdrawn (the time and date of acceptance for payment, the “Acceptance Date”).

(b)           Purchaser reserves the right to waive, in whole or in part, any Tender Offer Condition or modify the terms of the Offer; provided, however, that without the prior written consent of Company, or except as contemplated by this Agreement, Purchaser shall not, and Parent shall not permit Purchaser to, other than in accordance with Section 1.1(e), decrease the Offer Price or change the form of consideration payable in the Offer, waive or amend the Minimum Condition, decrease the number of shares of Company Common Stock sought to be purchased in the Offer, extend the Offer other than in a manner pursuant to, and in accordance with, this Section 1.1(b), impose additional conditions to the Offer, amend any of the Tender Offers Condition, in a manner that broadens such conditions or amend any other term of the Offer in any manner adverse to the Company Stockholders.  The Offer shall remain open until 12:00 midnight, New York City, New York time, on the date that is twenty (20) Business Days after the commencement (determined pursuant to Rule 14d-1(g)(3) under the Exchange Act) of the Offer (the “Expiration Date”), unless Purchaser shall have extended the period of time for which the Offer is open pursuant to, and in accordance with, the succeeding sentence, in which event the term “Expiration Date” shall mean the latest time and date as the Offer, as so extended, may expire.  Notwithstanding the foregoing or anything to the contrary set forth in this Agreement, (i) Purchaser shall (and Parent shall cause Purchaser to) extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC or its staff or the Nasdaq that is applicable to the Offer and (ii) in the event that any of Tender Offer Conditions are not satisfied or waived as of any then-scheduled Expiration Date, Purchaser shall extend the Offer for successive extension periods of ten (10) Business Days; provided, however, that notwithstanding the foregoing clauses (i) and (ii) of this sentence, in no event shall Purchaser be required to extend the Offer beyond the Outside Date.  Purchaser may provide for a subsequent offering period (within the meaning of Rule 14d-11 under the Exchange Act), and one or more consecutive extensions thereof, after the Expiration Date in accordance with Rule 14d-11 of not more than twenty (20) Business Days in the aggregate.  Subject to the terms and conditions of this Agreement and the Offer, Purchaser shall (and Parent shall cause Purchaser to) accept for payment, and promptly pay for, all shares of Company Common Stock validly tendered and not withdrawn pursuant to such subsequent offering period.  Nothing contained in this paragraph shall affect any termination rights of the parties in Article IX.  Purchaser shall not terminate the Offer prior to any scheduled Expiration Date without the prior written consent of the Company except in the event that this Agreement is terminated pursuant to Section 9.1.

(c)           On the date of commencement of the Offer, Parent and Purchaser shall (i) file or cause to be filed with the SEC a Tender Offer Statement on Schedule TO (together with all amendments and supplements thereto, the “Schedule TO”) with respect to the Offer which shall contain the offer to purchase and related letter of transmittal and summary advertisement and other ancillary documents and instruments required thereby pursuant to which the Offer will be made (collectively with any supplements or amendments thereto, the “Offer Documents”), and (ii) use their respective reasonable best efforts to cause the Offer Documents to be disseminated to the Company Stockholders as and to the extent required by the Exchange Act.  Parent and Purchaser shall cause the Offering Documents to comply in all material respects with the Exchange Act and all other requirements of Law.  Company and its counsel shall be given a reasonable opportunity to review and comment on the Offer Documents prior to their filing with the SEC, and Parent and Purchaser shall give reasonable and good faith consideration to any comments made by Company and its counsel.  Parent and Purchaser agree to provide Company with (i) any comments or other communications, whether written or oral, that may be received from the SEC or its staff with respect to the Offer Documents promptly after receipt thereof and prior to responding thereto, and (ii) a reasonable opportunity to provide comments on that response (to which reasonable and good faith consideration shall be given) and to participate in such response, including by participating in any discussions with the SEC.  Notwithstanding the foregoing, in connection with any action by Parent or Purchaser in response to or as a result of any action by Company or the Company Board permitted by Section 7.2(e), Parent and Purchaser shall not be required to provide Company the opportunity to review or comment on (or include comments proposed by Company in any provision of) the Offer Documents, or any amendment or supplement thereto, with respect to such action, the reasons for such actions or any additional information reasonably related to such actions.  If at any time prior to the

Effective Time, any information relating to the Offer, the Merger, Company, Parent, Purchaser or any of their respective Affiliates, is discovered by Company or Parent which should be set forth in an amendment or supplement to the Offer Documents, so that the Offer Documents shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other party, and an appropriate amendment or supplement describing such information shall be filed with the SEC and disseminated to the Company Stockholders, as and to the extent required by applicable Law or any applicable rule or regulation of any stock exchange.  Company shall furnish to Parent and Purchaser all information concerning Company required by the Exchange Act to be set forth in the Offer Documents.

(d)           Parent shall provide or cause to be provided to Purchaser on a timely basis the funds necessary to pay for any shares of Company Common Stock that Purchaser becomes obligated to purchase pursuant to the Offer and shall cause Purchaser to fulfill its obligations under this Agreement.

(e)           The Offer Price shall be adjusted appropriately to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock), cash dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to the Company Common Stock occurring on or after the date hereof and prior to the date of acceptance of any particular shares tendered in the Offer or any subsequent offering period provided for by Parent and the Purchaser pursuant to Section 1.1(b).  In addition, if the aggregate of (without duplication) (i) the number of shares of Company Common Stock issued and outstanding, plus (ii) the number of shares of Company Common Stock issuable upon the exercise of outstanding derivative securities, including warrants and other convertible or exchangeable securities or rights to purchase Company Common Stock, plus (iii) the number of shares of Company Common Stock (x) issuable upon the exercise of Company Stock Options, (y) subject to Company SARs and (z) subject to Company RSUs, all as of September 11, 2009, exceeds 91,855,809, then Parent and Purchaser may reduce the Offer Price by an amount not to exceed the product of (A) the Offer Price immediately before such reduction, multiplied by (B) the quotient of (i) such excess, divided by (ii)(A) 91,855,809 plus (B) the amount of such excess (such reduction in the Offer Price, a “Capitalization Adjustment”).  The Company agrees that upon a Capitalization Adjustment, the Company Board shall reaffirm the Company Recommendations giving effect to such Capitalization Adjustment, and the Company Board shall not effect an Adverse Recommendation Change as a result of such Capitalization Adjustment.  Each of Parent, Purchaser and Company shall amend and supplement the Offer Documents and Schedule 14D-9 as promptly as practicable to reflect such Capitalization Adjustment.

(f)            Each of Purchaser and the Paying Agent shall be entitled to deduct and withhold from the Offer Price to any holder of a Certificate or a Book-Entry Share, as the case may be, such amounts as it reasonably determines that it is required to deduct and withhold with respect to the making of such payment under the Code, or any other applicable provision of Law.  To the extent that amounts are so withheld and paid to the appropriate Governmental Authority by Purchaser or the Paying Agent, as the case may be, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Certificate or Book-Entry Share, as applicable, in respect of which such deduction and withholding was made by Purchaser or the Paying Agent, as the case may be.

(g)           In the event that this Agreement is terminated pursuant to Section 9.1, Purchaser shall (and Parent shall cause Purchaser to) promptly (and in any event within twenty four (24) hours of such termination), irrevocably and unconditionally terminate the Offer made pursuant to this Agreement.

1.2          Company Actions.

(a)           Company, after affording Parent a reasonable opportunity to review and comment thereon, (a) shall file with the SEC and mail to the Company Stockholders on the date of the filing by Parent and Purchaser of the Offer Documents (provided that such filing shall not take place prior to the seventh (7th) Business Day after the date of this Agreement without Company’s consent), a Solicitation/Recommendation Statement on Schedule 14D-9 (together with any amendments or supplements thereto, the “Schedule 14D-9”) reflecting, subject to Section 7.2, the recommendation of the Company Board that the Company Stockholders tender their shares of Company Common Stock pursuant to the Offer and (b) shall disseminate the Schedule 14D-9 as required by Rule 14d-9 promulgated under the Exchange Act.  The Schedule 14D-9 will set forth, and Company hereby represents, that the Company Board has unanimously, at a meeting duly called and held at which a quorum was present throughout, (i) determined that the Transaction, and each of the Offer and the Merger, is advisable and in the best interests of Company and the Company Stockholders, (ii) approved the Offer, the Merger and this Agreement in accordance with the DGCL, (iii) recommended acceptance of the Offer and adoption of this Agreement by the Company Stockholders if such adoption is required by applicable Laws (the “Company Recommendations”), and (iv) taken all other action necessary to render Section 203 of the DGCL inapplicable to each of the Offer and the Merger; provided, however, that the Company Recommendations may be withdrawn, modified or amended only prior to the acceptance for payment of shares of Company Common Stock pursuant to the Offer and in any case only to the extent permitted by Section 7.2.  Company hereby consents to the inclusion in the Offer Documents of the Company Recommendations to the extent that the Company Recommendation is not withheld, withdrawn, amended or modified in accordance with Section 7.2.  Company shall include in its entirety in the Schedule 14D-9, and will use all reasonable efforts to obtain all necessary consents to permit the inclusion in its entirety of, the fairness opinion of Company’s Financial Advisor delivered to the Company Board in connection with the Transaction.   Company shall cause the Schedule 14D-9 to comply in all material respects with the Exchange Act and all other requirements of Law.  If at any time prior to the Acceptance Date, any information relating to the Offer, the Merger, Company, Parent, Purchaser or any of their respective Affiliates, is discovered by Company or Parent which should be set forth in an amendment or supplement to the Schedule 14D-9 so that the Schedule 14D-9 shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other party, and an appropriate amendment or supplement describing such information shall be filed with the SEC and disseminated to the Company Stockholders, as and to the extent required by applicable Law or any applicable rule or regulation of any stock exchange.  Parent, Purchaser and their counsel shall be given a reasonable opportunity to review and comment on the Schedule 14D-9 prior to its filing with the SEC, and Company shall give reasonable and good faith consideration to any comments made by Parent, Purchaser or their counsel.  Company agrees to provide Parent and Purchaser with (i) any comments or other communications, whether written or oral, that may be received from the SEC or its staff with respect to the Schedule 14D-9 promptly after receipt thereof and prior to responding thereto, and (ii) a reasonable opportunity to provide comments on that response (to which reasonable and good faith consideration shall be given) and to participate in such response, including by participating in any discussions with the SEC.  Notwithstanding the foregoing, in connection with any actions by the Company or Company Board permitted by Section 7.2(e), the Company shall not be required to provide Parent the opportunity to review or comment on (or include comments proposed by Parent in any provision of) the Schedule 14D-9, and any amendment or supplement thereto, with respect to such actions, the reasons for such actions or any additional information reasonably related to such actions.  Each of Parent and Purchaser shall furnish to the Company all information concerning Parent and Purchaser required by the Exchange Act to be set forth in the Schedule 14D-9.

(b)           In connection with the Offer, Company will promptly furnish Purchaser with mailing labels, security position listings, non-objecting beneficial owner lists and any available listing or computer list containing the names and addresses of the record holders of the shares of Company Common Stock as of the most recent practicable date, and shall furnish Purchaser with such additional available information and such other assistance as Purchaser or its agents may reasonably request in communicating the Offer to, and soliciting tenders of shares of Company Common Stock from, Company’s record and beneficial stockholders.

(c)           Subject to the requirements of applicable Laws, and except for such steps as are necessary to disseminate the Offer Documents to consummate the Offer as contemplated hereby and any other documents necessary to consummate the Merger as contemplated hereby, Parent, Purchaser and their Representatives, shall keep confidential any information provided by or on behalf of Company pursuant to Section 1.2(b) and use all such information only in connection with the Offer and the Merger as contemplated herein and, should the Offer terminate or if this Agreement shall be terminated, will promptly deliver and cause their Representatives to deliver to the Company (and delete electronic copies of) all copies, summaries and extracts of such information then in their possession or control.

1.3          Directors.

(a)           Subject to compliance with applicable Laws, promptly upon acceptance for payment of such number of shares of Company Common Stock as represents at least a majority of the then-outstanding shares of Company Common Stock pursuant to the Offer and from time to time thereafter, Purchaser shall be entitled to designate such number of directors, rounded up to the next whole number, on the Company Board as is equal to the product of (x) the total number of directors on the Company Board (determined after giving effect to the election of any additional directors pursuant to this Section 1.3) multiplied by (y) the percentage that the aggregate number of shares of Company Common Stock beneficially owned by Purchaser or any of its Affiliates bears to the total number of shares of Company Common Stock then outstanding, and Company shall, upon request of Purchaser, promptly take all actions necessary to cause Purchaser’s designees to be so elected (including, if necessary, seeking the resignations of one or more existing directors or increasing the size of the Company Board) in compliance with applicable Law; provided, however, that Purchaser shall be entitled to designate at least a majority of the directors on the Company Board (as long as Purchaser and its Affiliates beneficially own a majority of the outstanding shares of Company Common Stock); provided further that prior to the Effective Time, the Company Board shall always have at least two members who are not officers, directors, employees or designees of Parent or Purchaser or any of their Affiliates (“Purchaser Insiders”).  If the number of directors who are not Purchaser Insiders is reduced below two prior to the Effective Time, the remaining director who is not a Purchaser Insider shall be entitled to designate a Person to fill such vacancy who is not a Purchaser Insider and who shall be a director not deemed to be a Purchaser Insider for all purposes of this Agreement, and Company shall cause such designee to be appointed to the Company Board.  If, notwithstanding compliance with the foregoing provisions, the number of directors who are not Purchaser Insiders is reduced to zero, then the other directors on the Company Board shall designate and appoint to the Company Board two directors who are not officers, directors, employees or otherwise affiliated with Purchaser or Parent (other than as a result of such designation).

(b)           Company’s obligations to appoint Purchaser’s designees to the Company Board shall be subject to Section 14(f) of the Exchange Act and Rule 14f-1 thereunder.  Company shall promptly take all actions required pursuant to such Section and Rule in order to fulfill its obligations under this Section 1.3, and shall include in the Schedule 14D-9 such information with respect to Company and its officers and directors as is required under such Section and Rule in order to fulfill its obligations under this Section 1.3.  Parent will supply to Company any information with respect to itself and its Affiliates required by such Section and Rule.

(c)           Following the election or appointment of Purchaser’s designees pursuant to this Section 1.3 and prior to the Effective Time, any amendment or termination of this Agreement by Company, any extension by Company of the time for the performance of any of the obligations or other acts of Parent or Purchaser hereunder, any waiver or enforcement of any of Company’s rights or any of the obligations of Parent or Purchaser hereunder will require the consent of, or be taken at the direction of, a majority of the directors of Company then in office who are not Purchaser Insiders (or the approval or direction of the sole director if there shall only be one director then in office who is not a Purchaser Insider).  Following the election or appointment of Parent’s designees pursuant to this Section 1.3 and prior to the Effective Time, any actions with respect to the enforcement of this Agreement by Company shall be effected only by the action of a majority of the directors of Company then in office who are not Purchaser Insiders (or the action of the sole director if there shall only be one director then in office who is not a Purchaser Insider), and such authorization shall constitute the authorization of the Company Board and no other action on the part of Company, including any action by any other director of Company, shall be required to authorize any such action.

(d)                                 Promptly after the Acceptance Date, Company shall take all action necessary to elect to be treated as a “controlled company” as defined by Nasdaq Marketplace Rule 5615(c) and make all necessary filings and disclosures associated with such status.

1.4                               Top-Up Option.

(a)                                  Company hereby grants to Purchaser an irrevocable option (the “Top-Up Option”), exercisable only on the terms and conditions set forth in this Section 1.4, to purchase at a price per share equal to the Offer Price paid in the Offer up to that number of newly issued shares of Company Common Stock (the “Top-Up Shares”) equal to the lowest number of shares of Company Common Stock that, when added to the number of shares of Company Common Stock directly or indirectly owned by Parent or Purchaser at the time of exercise of the Top-Up Option, shall constitute one share more than 90% of the sum of the following: (A) the total number of shares of Company Common Stock outstanding immediately after the issuance of the Top-Up Shares plus (B) the total number of shares of Company Common Stock that are issuable within the ten (10) Business Days after the issuance of the Top-Up Shares upon the vesting, conversion or exercise of all derivative securities, including Company Compensatory Awards, warrants, options, convertible or exchangeable securities or other rights to acquire Company Common Stock, regardless of the conversion or exercise price or other terms and conditions thereof; provided, however, (A) the Top-Up Option shall not be exercisable for a number of shares of Company Common Stock in excess of the sum of the shares of Company Common Stock authorized, unissued and not reserved for Company Compensatory Awards or held by the Company at the time of exercise of the Top-Up Option; provided, further, however, that the Top-Up Option shall not be exercisable unless, immediately after such exercise and the issuance of shares of Company Common Stock pursuant thereto, the Short Form Threshold would be reached.  Upon Parent’s request, Company shall use reasonable best efforts to cause its transfer agent to certify in writing to Parent the number of shares of Company Common Stock issued and outstanding as of immediately prior to the exercise of the Top-Up Option and after giving effect to the issuance of the Top-Up Shares.  The Top-Up Option shall be exercisable only once at any time following the Acceptance Date and prior to the earlier to occur of (a) the Effective Time and (b) the termination of this Agreement in accordance with its terms.

(b)                                 The parties shall cooperate to ensure that the issuance and delivery of the Top-Up Shares comply with all applicable Law, including compliance with an applicable exemption from registration of the Top-Up Shares under the Securities Act.  If Purchaser wishes to exercise the Top-Up Option, Purchaser shall give Company one (1) Business Day prior written notice, specifying (i) the number of shares of Company Common Stock directly or indirectly owned by Parent or Purchaser at the time of such notice and (ii) a place and a time for the closing of such purchase.  Company shall, as soon as practicable following receipt of such notice, deliver written notice to Purchaser specifying, based on the information provided by Purchaser in its notice, the number of Top-Up Shares.  At the closing of the purchase of Top-Up Shares (A), the purchase price owed by Purchaser to Company therefor shall be paid to Company (i) in cash, by wire transfer or cashier’s check, (ii) by issuance by Purchaser to Company of a promissory note, bearing 3.5% per annum simple interest, due thirty (30) days after the Effective

Time or (iii) a combination thereof, and with such other terms reasonably satisfactory to Company and Purchaser, and (B) Company shall cause to be issued and delivered to Purchaser a certificate or certificates representing the Top-Up Shares or, if Company does not then have certificated shares of Company Common Stock, the applicable number of Book-Entry Shares.

(c)                                  Parent and Purchaser acknowledge that the shares of Company Common Stock that Purchaser may acquire upon exercise of the Top-Up Option will not be registered under the Securities Act and will be issued in reliance upon an exemption thereunder for transactions not involving a public offering.  Parent and Purchaser represent and warrant to Company that Purchaser is, or will be upon the purchase of the Top-Up Shares, an “accredited investor”, as defined in Rule 501 of Regulation D under the Securities Act.  Purchaser agrees that the Top-Up Option and the Top-Up Shares to be acquired upon exercise of the Top-Up Option are being and will be acquired by Purchaser for the purpose of investment and not with a view to, or for resale in connection with, any distribution thereof (within the meaning of the Securities Act).  Any certificates evidencing Top-Up Shares may include any legends required by applicable securities laws.

ARTICLE II  —  THE MERGER

2.1                               The Merger.

Upon the terms and subject to the satisfaction or waiver of the conditions set forth in Article VIII, and in accordance with the DGCL, at the Effective Time, Purchaser shall merge with and into Company.  Company shall continue as the surviving corporation (the “Surviving Corporation”), and the separate corporate existence of Company, with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger.  Upon consummation of the Merger, the separate corporate existence of Purchaser shall terminate.

2.2                               Closing; Effective Time.

Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) will take place at the Menlo Park, California offices of Latham & Watkins LLP, unless another place is agreed to in writing by the parties hereto, at 10:00 a.m., local time, on a date (the date upon which the Closing occurs, the “Closing Date”) specified by the parties, which shall be no later than two (2) Business Days after the satisfaction or waiver (subject to applicable Law) of the latest to occur of the conditions set forth in Article VIII (other than those conditions that relate to action to be taken at the Closing), unless this Agreement has been theretofore terminated pursuant to its terms or unless extended by mutual agreement of the parties.  On the Closing Date, the Company shall file with the Secretary of State of the State of Delaware a certificate of merger in the form attached hereto as Exhibit A (the “Certificate of Merger”), and the parties shall make all other filings or recordings required by the DGCL.  The Merger shall become effective (the “Effective Time”) upon such filing.

2.3                               Effects of the Merger.

At and after the Effective Time, the Merger shall have the effects set forth in this Agreement and in the appropriate provisions of the DGCL.  Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, the Surviving Corporation shall possess all the rights, privileges, powers and franchises, and be subject to all of the restrictions, disabilities and duties of Company and Purchaser, as provided under Section 259 of the DGCL.

2.4                               Certificate of Incorporation and Bylaws.

At the Effective Time, by virtue of the Merger, the Certificate of Incorporation, as amended, of the Surviving Corporation shall be amended to be identical to the form attached hereto as Exhibit B (which shall contain such provisions as are necessary to give full effect to the exculpation and indemnification provided for in Section 7.5), and as so amended shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided therein and in accordance with applicable Law (the “Surviving Corporation Charter”).  From and after the Effective Time, the Bylaws, as amended, of Company, as in effect immediately prior to the Effective Time, shall be amended and restated to be identical to the Bylaws of Purchaser as in effect immediately prior to the Effective Time (which shall contain such provisions as are necessary to give full effect to the exculpation and indemnification provided for in Section 7.5), and as so amended shall be the Bylaws of the Surviving Corporation, until thereafter amended as provided therein and in accordance with applicable Law (the “Surviving Corporation Bylaws”).

2.5                               Directors and Officers.

(a)                                  From and after the Effective Time, the directors of Purchaser immediately prior to the Effective Time shall become the directors of the Surviving Corporation, until their successors shall have been duly elected, appointed or qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation Charter and the Surviving Corporation Bylaws.

(b)                                 From and after the Effective Time, the officers of Company at the Effective Time shall be the officers of the Surviving Corporation, until their successors shall have been duly elected, appointed or qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation Charter and the Surviving Corporation Bylaws.

2.6                               Stockholders’ Meeting.

(a)                                  If the adoption of this Agreement by the Company Stockholders is required by applicable Law in order to consummate the Merger, Company, acting through the Company Board, shall, in accordance with applicable Law:

(i)                                     duly set a record date for, call, give notice of, convene and hold a special meeting of its stockholders (the “Special Meeting”) as soon as practicable following the acceptance for payment of and payment for shares of Company Common Stock by Purchaser pursuant to the Offer and the expiration of any subsequent offering period pursuant to Section 1.1(b) for the sole purpose of obtaining the approval of the Company Stockholders of the adoption of this Agreement in accordance with the DGCL;

(ii)                                  prepare and file with the SEC a preliminary proxy statement for the Special Meeting relating to this Agreement; provided that Parent, Purchaser and their counsel shall be given a reasonable opportunity to review and comment on the preliminary proxy statement prior to its filing with the SEC, and Company shall give reasonable and good faith consideration to any comments made by Parent, Purchaser or their counsel, and use its reasonable efforts (x) to obtain and furnish the information required to be included by the SEC in the Proxy Statement and, after consultation with Parent, to respond promptly to any comments made by the SEC with respect to the preliminary proxy statement and cause a definitive proxy statement (the “Proxy Statement”) to be mailed to its stockholders, and (y) to obtain the necessary adoption of this Agreement by its stockholders;

(iii)                               subject to the fiduciary duties of the Company Board, include in the Proxy Statement the Company Recommendations that the Company Stockholders vote in favor of the adoption and approval of this Agreement; and

(iv)                              include in the Proxy Statement the opinion of Company’s Financial Advisor referred to in Section 5.23.

(b)                                 If at any time prior to the Special Meeting, any information relating to the Merger, Company, Parent, Purchaser or any of their respective Affiliates, is discovered by Company or Parent which should be set forth in an amendment or supplement to the Proxy Statement, so that the Proxy Statement shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other party, and an appropriate amendment or supplement to the Proxy Statement shall be filed with the SEC and disseminated to the Company Stockholders, as and to the extent required by applicable Law.

(c)                                  Parent shall furnish all information concerning Parent and Purchaser as the Company may reasonable request in connection with the preparation and filing with the SEC of the Proxy Statement.  Each of Parent and Purchaser agrees that it will vote, or cause to be voted, all of the shares of Company Common Stock then owned by it or any of its Subsidiaries in favor of the approval of the Merger and adoption and approval of this Agreement.

2.7                               Merger Without Stockholder Action.

Notwithstanding Section 2.6, in the event that Purchaser shall hold at least 90% of the outstanding shares of Company Common Stock pursuant to the Offer or otherwise (the “Short Form Threshold”), subject to the terms and conditions hereof, the parties hereto agree to take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after Purchaser obtains the Short Form Threshold without a meeting of stockholders of Company, in accordance with Section 253 of the DGCL.

ARTICLE III  —  EFFECT OF THE MERGER ON CAPITAL STOCK; EXCHANGE OF SHARES

3.1                               Conversion of Capital Stock.

As of the Effective Time, by virtue of the Merger and without any action on the part of any party hereto or of the holder of any shares of the capital stock of Company or capital stock of Purchaser:

(a)                                  Capital Stock of Purchaser.  Each share of the common stock, $0.0001 par value per share, of Purchaser (the “Purchaser Common Stock”), issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock, $0.0001 par value per share of the Surviving Corporation.

(b)                                 Cancellation of Certain Stock.  All shares of Company Common Stock that are owned by Company or by any wholly owned Subsidiary of Company, and any shares of Company Common Stock owned by Parent or Purchaser or by any wholly owned Subsidiary of Parent or Purchaser immediately prior to the Effective Time, shall be cancelled and shall cease to exist and no consideration shall be delivered in exchange therefor.

(c)                                  Conversion of Company Common Stock.  Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than (x) shares to be cancelled in accordance with Section 3.1(b) and (y) Dissenting Shares) shall be automatically converted into the right to receive an amount in cash, without interest, equal to the Offer Price per share (the “Merger Consideration”).  As of the Effective Time, all such shares of Company Common Stock, when converted as provided in this Section 3.1(c), shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a certificate (each, a “Certificate” and collectively, the “Certificates”) or book-entry share (each, a “Book-Entry Share” and collectively, the “Book-Entry Shares”) representing any such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration upon surrender of such Certificate or Book-Entry Share in accordance with Section 3.2.

(d)                                 The Merger Consideration shall be adjusted appropriately to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock), cash dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to the Company Common Stock occurring on or after the date hereof and prior to the Effective Time.

3.2                               Exchange of Certificates.

The procedures for exchanging outstanding shares of Company Common Stock for the Merger Consideration are as follows:

(a)                                  Paying Agent.  Prior to the Effective Time, Parent shall (i) designate, or cause to be designated, a bank or trust company that is reasonably acceptable to Company (the “Paying Agent”) and (ii) enter into a paying agent agreement, in form and substance reasonably acceptable to Company, with such Paying Agent to act as agent for the payment of the Merger Consideration.  Promptly after the Effective Time, Parent shall deposit, or cause to be deposited, with the Paying Agent funds in an amount sufficient to make the payments contemplated by Section 3.1 in accordance with the procedures set forth in Section 3.2(b) (such funds, the

“Exchange Fund”).  In the event the Exchange Fund shall be insufficient to make all such payments, Parent shall promptly deposit, or cause to be deposited, additional funds with the Paying Agent in an amount that is equal to the deficiency in the amount of funds required to make such payments.  The Paying Agent shall make payments of the aggregate Merger Consideration out of the Exchange Fund in accordance with this Agreement.  The Exchange Fund shall not be used for any other purpose.

(b)                                 Exchange Procedures.  As soon as reasonably practicable after the Effective Time, Parent or the Surviving Corporation shall cause the Paying Agent to promptly mail to each holder of record of a Certificate or Book-Entry Shares which immediately prior to the Effective Time represented outstanding shares of Company Common Stock whose shares were converted pursuant to Section 3.1(c) into the right to receive the Merger Consideration, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates, shall pass only upon delivery of the Certificates (or affidavits of loss in lieu thereof pursuant to Section 3.2(h) hereof) to the Paying Agent and shall be in such form and have such other provisions as Parent and Company may mutually agree or the Paying Agent may reasonably specify), and (ii) instructions for effecting the surrender of the Certificates or Book-Entry Shares in exchange for the Merger Consideration.    Upon surrender of a Certificate or Book-Entry Share, as applicable, for cancellation to the Paying Agent, together with such letter of transmittal duly completed and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required pursuant to such instructions, the holder of such Certificate or such Book-Entry Share shall be entitled to receive in exchange therefor cash equal to the Merger Consideration payable in respect of the shares of Company Common Stock previously represented by such Certificate or such Book-Entry Share, and the Certificate or Book-Entry Share so surrendered shall immediately be cancelled.  In the event of a transfer of ownership of Company Common Stock which is not registered in the transfer records of Company, payment may be made to a Person other than the Person in whose name the Certificate or Book-Entry Share so surrendered is registered, if such Certificate or such Book-Entry Share is presented to the Paying Agent, accompanied by all documents reasonably required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid.  Until surrendered as contemplated by this Section 3.2, each Certificate or Book-Entry Share, as applicable, shall be deemed at any time after the Effective Time to represent only the right to receive, upon such surrender the Merger Consideration.  No interest shall be paid or accrue on any cash payable upon surrender of any Certificate or Book-Entry Share.

(c)                                  No Further Ownership Rights in Company Common Stock.  The Merger Consideration delivered upon the surrender for exchange of Certificates (or affidavit of loss in lieu thereof) or Book-Entry Shares, as applicable, in accordance with the terms hereof shall be deemed to have been delivered (and paid) in full satisfaction of all rights pertaining to such shares of Company Common Stock, and from and after the Effective Time the stock transfer books of Company shall be closed and thereafter, there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock which were outstanding immediately prior to the Effective Time.  If, after the Effective Time, Certificates or Book-Entry Shares are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be cancelled and exchanged as provided in this Article III.

(d)                                 Termination of Exchange Fund.  Any portion of the Exchange Fund that remains undistributed to the holders of Certificates or Book-Entry Shares six (6) months after the Effective Time shall be delivered to Parent, upon demand, and any holder of a Certificate or a Book-Entry Share who has not previously complied with this Section 3.2 prior to the end of such six (6) month period shall thereafter look only to Parent for payment of its claim for the Merger Consideration.

(e)                                  No Liability.  To the extent permitted by applicable Law, none of Parent, Purchaser, Company, the Surviving Corporation or the Paying Agent or any of their respective Affiliates shall be liable to any Person in respect of Merger Consideration properly delivered to a public official pursuant to the requirements of any applicable abandoned property, escheat or similar Law.

(f)                                    Investment of Exchange Fund.  The Paying Agent shall invest any cash included in the Exchange Fund, as directed by Parent; provided, however, that such investments shall be in obligations of or guaranteed by the U.S. or any agency or instrumentality thereof and backed by the full faith and credit of the U.S., in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1 billion (based on the most recent financial statements of such bank that are then publicly available); provided, further, however, that no gain or loss thereon or income or loss generated thereby shall affect the amounts payable by Parent and Purchaser to Company Stockholders pursuant to this Article III.  Any net profit resulting from, or interest or income produced by, such investments, shall be placed in the Exchange Fund and any amounts in excess of the amounts payable to Company Stockholders shall be payable to Parent.

(g)                                 Withholding Rights.  Each of Parent, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the Merger Consideration, or consideration otherwise payable pursuant to this Agreement to any holder of a Certificate, a Book-Entry Share or a Company Stock Option, as the case may be, such amounts as it reasonably determines that it is required to deduct and withhold with respect to the making of such payment under the Code, or any other applicable provision of Law.  To the extent that amounts are so withheld and paid to the appropriate Governmental Authority by the Surviving Corporation, Parent or the Paying Agent, as the case may be, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Certificate, Book-Entry Share, or Company Stock Option, as applicable, in respect of which such deduction and withholding was made by Parent, the Surviving Corporation or the Paying Agent, as the case may be.

(h)                                 Lost Certificates.  If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation or the Payment Agent the posting by such Person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall issue in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration deliverable in respect thereof pursuant to this Agreement.

3.3                               Appraisal Rights.

(a)                                  Notwithstanding anything in this Agreement to the contrary, any shares (the “Dissenting Shares”) of Company Common Stock that are issued and outstanding immediately prior to the Effective Time and that are held by Company Stockholders who, in accordance with Section 262 of the DGCL (the “Appraisal Rights Provisions”), (i) have not voted in favor of adopting this Agreement, (ii) shall have demanded properly in writing appraisal for such shares, (iii) have otherwise complied in all respects with the Appraisal Rights Provisions, and (iv) have not effectively withdrawn, lost or failed to perfect their rights to appraisal (the “Dissenting Stockholders”), will not be converted into the Merger Consideration, but at the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, shall be cancelled and shall cease to exist and shall represent the right to receive only those rights provided under the Appraisal Rights Provisions; provided, however, that all shares of Company Common Stock held by Company Stockholders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to appraisal of such shares of Company Common Stock under the Appraisal Rights Provisions shall thereupon be deemed to have been cancelled and to have been converted, as of the Effective Time, into the right to receive the Merger Consideration relating thereto, without interest, in the manner provided in Sections 3.1 and 3.2.

(b)                                 Company shall give Parent and Purchaser prompt notice of any demands received by Company for the exercise of appraisal rights with respect to shares of Company Common Stock, and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands subject, prior to the Effective Time, to consultation with Company.  Company shall not, except with the prior written consent of Parent, which consent shall not be unreasonably withheld, make any payment with respect to, or settle or offer to settle, any such demands.

3.4                               Treatment of Options, SARs, Restricted Stock and other Equity Awards.

(a)                                  Except as set forth in this Section 3.4(a) or in Section 3.4(a) of the Company Disclosure Schedule, on the Acceptance Date and without any action on the part of the holders thereof, Parent shall cause each Company Stock Option, Company SAR, Company RSU and other equity-based award granted under the Company Specified Plans and denominated in shares of Company Common Stock that is not a Company Restricted Stock Award (each such award, a “Company Specified Plan Award”) that is outstanding as of immediately prior to the Acceptance Date, whether or not then vested or exercisable, to be assumed by Parent and converted automatically on the Acceptance Date into an option, stock appreciation right, restricted stock unit award or other equity-based award, as the case may be, denominated in shares of Parent Common Stock and which will have the same terms and conditions as those of the related Company Specified Plan Award except that (i) the number of shares of Parent Common Stock subject to each such award shall be determined by multiplying the number of shares of Company Common Stock subject to such Company Specified Plan Award as of immediately prior to the Acceptance Date by a fraction (the “Specified Award Exchange Ratio”), the numerator of which is the Offer Price and the denominator of which is the closing price of Parent Common Stock on The NASDAQ Global Select Market on the Acceptance Date (rounded down to the nearest whole share) and (ii) if applicable, the exercise or purchase price per share of Parent Common Stock (rounded upwards to the nearest whole cent) shall equal (x) the per share exercise or purchase price for the shares of Company Common Stock otherwise purchasable pursuant to such Company Specified Plan Award as of immediately prior to the Acceptance Date divided by (y) the Specified Award Exchange Ratio; provided, however, that in no case shall the exchange of a Company Stock Option be performed in a manner that is not in compliance with the adjustment requirements of Section 409A of the Code; provided, further, that in the case of any assumed Company Stock Option to which Section 421 of the Code applies by reason of its qualification under Section 422 of the Code, the per share exercise price of the option, the number of shares of Parent Common Stock subject to such option and the terms and conditions of exercise of such option shall be determined in order to comply with Section 424 of the Code and satisfy the requirements of Section 424(a) of the Code and Treasury Regulation Section 1.424-1.  Notwithstanding the foregoing, unless determined otherwise by Parent and notice is provided to the Company at least twenty (20) days prior to the Acceptance Date, each Company Specified Plan Award that is held by a person who is not an employee of, or a consultant to, the Company or any Subsidiary of the Company as of the Acceptance Date (the “Cashed Out Specified Plan Awards”) shall not be assumed by Parent pursuant to this Section 3.4 and shall, as of immediately prior to the Acceptance Date, be cancelled, extinguished and automatically converted into the right to receive an amount in cash equal to the product obtained by multiplying (x) the aggregate number of shares of Company Common Stock that were issuable upon exercise or settlement of such Cashed Out Specified Plan Award immediately prior to the Acceptance Date and (y) the Offer Price less any per share exercise price of such Cashed Out Specified Plan Award.  In the event any Cashed Out Specified Plan Award is subject to Section 409A of the Code, the payment of the amount of cash with respect thereto shall be delayed to the extent necessary to comply with Section 409A of the Code.

(b)                                 Except as otherwise set forth in this Section 3.4(b) or in Section 3.4(b) of the Company Disclosure Schedule, at the Effective Time and without any action on the part of the holders thereof, the Surviving Corporation shall cause each Company Stock Option, Company SAR, Company RSU and other equity-based award granted under any Company Stock Option Plan other than the Company Specified Plans (each, a “Company Remaining Plan”) and denominated in shares of Company Common Stock that is not a Company Restricted Stock Award (each such award, a “Company Remaining Plan Award,” and any such award or any Company Specified Plan Award being referred to herein as a “Company Compensatory Award”) that is outstanding as of immediately prior to the Effective Time, whether or not then vested or exercisable, to be assumed by Parent and converted automatically at the Effective Time into an option, stock appreciation right, restricted stock unit award or other equity-based award, as the case may be, denominated in shares of Parent Common Stock and which will have the same terms and conditions as those of the related Company Remaining Plan Award except that (i) the number of shares of Parent Common Stock subject to each such award shall be determined by multiplying the number of shares of Company Common Stock subject to such Company Remaining Plan Award as of immediately prior to the Effective Time by a fraction (the “Remaining Plan Award Exchange Ratio”), the numerator of which is the per share Merger Consideration and the denominator of which is the average closing price of Parent Common Stock on The NASDAQ Global Select Market for the five (5) trading days immediately preceding the Closing Date (rounded down to the nearest whole share) and (ii) if applicable, the exercise or purchase price per share of Parent Common Stock (rounded upwards to the nearest whole cent) shall equal (x) the per share exercise or purchase price for the shares of Company Common Stock otherwise purchasable pursuant to such Company Remaining Plan Award as of immediately prior to the Effective Time divided by (y) the Remaining Plan Award Exchange Ratio; provided, however, that in no case shall the exchange of a Company Stock Option be performed in a manner that is not in compliance with the adjustment requirements of Section 409A of the Code; provided, further, that in the case of any assumed Company Stock Option to which Section 421 of the Code applies by reason of its qualification under Section 422 of the Code, the per share exercise price of the option, the number of shares of Parent Common Stock subject to such option and the terms and conditions of exercise of such option shall be determined in order to comply with Section 424 of the Code and satisfy the requirements of Section 424(a) of the Code and Treasury Regulation Section 1.424-1.  Notwithstanding the foregoing, unless determined otherwise by Parent and notice is provided to the Company at least twenty (20) days prior to the Effective Time, each Company Remaining Plan Award that is held by a person who is not an employee of, or a consultant to, the Company or any Subsidiary of the Company as of the Effective Time (the “Cashed Out Remaining Plan Awards,” and together with the Cashed Out Specified Plan Awards, “Cashed Out Compensatory Awards”) shall not be assumed by Parent pursuant to this Section 3.4 and shall, as of immediately prior to the Effective Time, be cancelled, extinguished and automatically converted into the right to receive an amount in cash equal to the product obtained by multiplying (x) the aggregate number of shares of Company Common Stock that were issuable upon exercise or settlement of such Cashed Out Remaining Plan Award immediately prior to the Effective Time and (y) the per share Merger Consideration less any per share exercise price of such Cashed Out Remaining Plan Award.  In the event any Cashed Out Remaining Plan Award is subject to Section 409A of the Code, the payment of the amount of cash with respect thereto shall be delayed to the extent necessary to comply with Section 409A of the Code.

(c)                                  At the Effective Time by virtue of the Merger and without any action on the part of the holders thereof, each Company Restricted Stock Award shall automatically be cancelled, and each share of Company Common Stock subject to a Company Restricted Stock Award shall be converted into the right to receive an amount of cash equal to the per share Merger Consideration (“Unvested Cash”), which shall be subject to, and payable to the holder of such Company Restricted Stock Award, in accordance with the vesting schedule applicable to such Company Restricted Stock Award as in effect immediately prior to Effective Time.

(d)                                 Parent shall take such actions as are necessary for the assumption and conversion of the Company Compensatory Awards pursuant to this Section 3.4 including the reservation, issuance and listing of Parent Common Stock as is necessary to effectuate the transactions contemplated by this Section 3.4.  As soon as reasonably practicable after the Acceptance Date (with respect to any holder of a Company Specified Plan Award) or the Effective Time (with respect to any holder of a Company Specified Plan Award), Parent shall deliver to each holder of any such Company Compensatory Award an appropriate notice setting forth such holder’s rights pursuant to such Company Compensatory Award. Parent shall (i) prepare and file with the SEC a registration statement on Form S-8 with respect to the shares of Parent Common Stock issuable upon exercise or vesting of the assumed Company Specified Plan Awards promptly following the Acceptance Date (and in no event later than five (5) Business

Days thereafter) and (ii) prepare and file with the SEC a registration statement on Form S-8 with respect to the shares of Parent Common Stock issuable upon exercise or vesting of the assumed Company Remaining Plan Awards promptly following the Effective Time (and in no event later than five (5) Business Days thereafter), and, with respect to each of clause (i) and (ii), shall maintain the effectiveness of each such registration statement thereafter for so long as any such Company Compensatory Awards remain outstanding.

(e)                                  Prior to the Acceptance Date, the 2006 Employee Stock Purchase Plan (the “ESPP”) shall be terminated.  The rights of participants in the ESPP with respect to any offering period then underway under the ESPP shall be determined by treating a Business Day to be determined by Company that is prior to the Acceptance Date as the last day of such offering period and by making such other pro-rata adjustments as may be necessary to reflect the shortened offering period but otherwise treating such shortened offering period as a fully effective and completed offering period for all purposes under such ESPP.  Prior to the Acceptance Date, the Company shall take all actions (including, if appropriate, amending the terms of such the ESPP) that are necessary to give effect to the transactions contemplated by this Section 3.4(e).

(f)                                    Subject to Parent’s compliance with the preceding provisions of this Section 3.4, the parties agree that, (i) following the Acceptance Date no holder of a Company Specified Plan Award or any participant in any Company Specified Plan shall have any right hereunder to acquire any Equity Interest (including any “phantom” stock or stock appreciation rights) in the Company, any of its Subsidiaries or the Surviving Corporation, and (ii) following the Effective Time, no holder of a Company Remaining Plan Award or any participant in any Company Remaining Plan, or other Company Plan or employee benefit arrangement of the Company or under any employment agreement shall have any right hereunder to acquire any Equity Interest (including any “phantom” stock or stock appreciation rights) in the Company, any of its Subsidiaries or the Surviving Corporation.

3.5                               Additional Benefits Matters.

Company shall take all actions reasonably necessary to effect the transactions described in Section 3.4(a) and Section 3.4(c) pursuant to the terms of the applicable Company Stock Option Plans and agreements evidencing the Company Stock Options, Company SARs, Company RSUs and Company Restricted Stock Awards.  All amounts payable pursuant to Section 3.4(a) shall be paid without interest, and no Unvested Cash or rights to receive any payments (or any payment) pursuant to Section 3.4(a) or Section 3.4(b) may be pledged, encumbered, sold, assigned or transferred (including any transfer by operation of law), by any Person, other than Parent, or be taken or reached by any legal or equitable process in satisfaction of any liability of such Person, prior to the distribution to such Person of such payment pursuant to Section 3.4(a) or Section 3.4(b) in accordance with this Agreement.  Any payments made pursuant to Section 3.4(a) or Section 3.4(b) shall be net of all applicable withholding taxes that Parent, the Surviving Corporation or the Paying Agent, as the case may be, shall be required or otherwise permitted by applicable law to deduct and withhold from the relevant Cashed Out Compensatory Award or Unvested Cash under the Code, the rules and regulations promulgated thereunder or any provision of applicable state, local or foreign law.  To the extent that amounts are so withheld by Parent, the Surviving Corporation or the Paying Agent, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Cashed Out Compensatory Award or Unvested Cash in respect of which such deduction and withholding was made by Parent, the Surviving Corporation or the Paying Agent.

ARTICLE IV  —  REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER

Parent and Purchaser hereby jointly and severally represent and warrant to Company as follows:

4.1                               Corporate Organization.

(a)                                  Parent is a Delaware corporation duly organized, validly existing and in corporate good standing under the laws of Delaware.  Purchaser is a Delaware corporation duly organized, validly existing and in corporate good standing under the laws of Delaware.

(b)                                 Purchaser was formed solely for the purpose of engaging in the transactions contemplated by this Agreement.  All of the issued and outstanding capital stock of Purchaser is validly issued, fully paid and non-assessable and is owned, beneficially and of record, by Parent, free and clear of any Encumbrance.  Except for obligations and liabilities incurred in connection with its incorporation and the transactions contemplated by this Agreement, Purchaser has not and will not have incurred, directly or indirectly, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person that would impair in any material respect the ability of Parent or Purchaser to perform its respective obligations under this Agreement or prevent or materially delay the consummation of the transactions contemplated by this Agreement.

4.2                               Authority.

Each of Parent and Purchaser has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby and perform its obligations hereunder.  The adoption, execution, delivery and performance of this Agreement and the approval of the consummation of the transactions contemplated hereby have been recommended by, and are duly and validly authorized by all necessary action of, each of Parent and Purchaser.  Except for the filing of the Certificate of Merger, no other corporate proceedings on the part of Parent or Purchaser are necessary to authorize the adoption, execution, delivery and performance of this Agreement or to consummate each of the Offer, the Merger and the other transactions contemplated hereby.  This Agreement has been duly and validly executed and delivered by Parent and Purchaser, and (assuming due authorization, execution and delivery by Company), constitutes the valid and binding obligations of Parent and Purchaser, enforceable against Parent and Purchaser in accordance with its terms.

4.3                               Consents and Approvals.

Except (a) for filings, permits, authorizations, consents, and approvals and for the termination or expiration, as applicable, of any applicable waiting periods, as may be required under, and other applicable requirements of, the Exchange Act, the Securities Act, the HSR Act and the Antitrust Laws, and state or foreign securities or state “Blue Sky” laws, (b) for filing of the Certificate of Merger, and (c) as otherwise set forth in Section 4.3 of the Parent Disclosure Schedule, none of the execution, delivery or performance of this Agreement by Parent and Purchaser, the consummation by Parent and Purchaser of the transactions contemplated hereby, including the Offer and the Merger, or compliance by Parent and Purchaser with any of the provisions hereof will (i) conflict with or result in any breach of any provision of the organizational documents of Parent or Purchaser, (ii) require either Parent or Purchaser to make any filing with, give any notice to, or obtain any permit, authorization, consent, or approval of, any Governmental Authority, (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Parent and Purchaser, as the case may be, is a party or by which it or any of their respective properties or assets may be bound, or (iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Parent and Purchaser or any of their respective properties or assets, excluding from the foregoing clauses (ii), (iii) and (iv) such filings, notices, permits, authorizations, consents, approvals, violations, breaches or defaults that would not, individually or in the aggregate, have a Parent Material Adverse Effect.

4.4                               Broker’s Fees.

Neither Parent nor Purchaser nor any of their respective officers, directors, employees or agents has employed any broker, finder or financial advisor or incurred any liability for any fees or commissions in connection with any of the transactions contemplated by this Agreement except for fees and commissions incurred in connection with the engagement of Goldman Sachs & Co., and for legal, accounting and other professional fees payable in connection with the Merger, all of which will be paid by Parent.

4.5                               Legal Proceedings.

There is no claim, suit, action, proceeding or investigation of any nature pending or, to the knowledge of Parent, threatened, against Parent, Purchaser or any Subsidiary of Parent challenging the validity or propriety of the transactions contemplated by this Agreement, which, if adversely determined, would, either individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

4.6                               Available Funds.

Parent has, and at each of the Acceptance Date and the date of the Effective Time will have, sufficient cash, available lines of credit or other sources of immediately available funds to enable it to pay the aggregate Offer Price and the aggregate Merger Consideration in full as well as to make all other required payments payable in connection with the transactions contemplated hereby.

4.7          Certain Compensation Arrangements.

The parties acknowledge that certain payments have been made or are to be made and certain benefits have been granted or are to be granted according to certain employment compensation, severance and other employee benefit plan(s) to which Parent is a party (the “Parent Arrangement(s)”) to certain Company Stockholders and holders of other securities of Company (the “Covered Securityholders”).  Parent hereby represents and warrants that all such amounts payable under Parent Arrangement(s) (i) are being paid or granted as compensation for future services to be performed, or future services to be refrained from performing, by the Covered Securityholders (and matters incidental thereto) and (ii) were not, and are not calculated based on the number of shares tendered or to be tendered into the Offer by the applicable Covered Securityholder.  Parent also hereby represents and warrants that (i) the adoption, approval, amendment or modification of each Parent Arrangement since the discussions relating to the transactions contemplated hereby between Company and Parent began has been or will be approved as an employment compensation, severance or other employee benefit arrangement solely by independent directors of Parent in accordance with the requirements of Rule 14d-10(d)(2) under the Exchange Act and the instructions thereto, and (ii) the “safe harbor” provided pursuant to Rule 14d-10(d)(2) is otherwise applicable thereto as a result of the taking of all necessary actions by the Parent Board, or the Executive Compensation Committee thereof, to cause such safe harbor to be applicable to such Parent Arrangements.  A true and complete copy of any resolutions of the Parent Board, or the Executive Compensation Committee thereof, reflecting any approvals and actions referred to in the preceding sentence to the extent taken prior to the date of this Agreement will be provided to the Company within five (5) Business Days following the execution of this Agreement.

4.8          Offer Documents; Proxy Statement; Parent Information.

(a)           The Offer Documents will comply in all material respects with the provisions of applicable federal securities laws and, on the date filed with the SEC and on the date first published, sent or given to the Company Stockholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by Parent or Purchaser with respect to information supplied by Company in writing for inclusion in the Offer Documents.

(b)           The information relating to Parent, Purchaser and their respective Affiliates to be contained in the Proxy Statement (where and to the extent required by applicable Laws to consummate the Merger), and any other documents filed with the SEC in connection with the Merger, will not, on the date the Proxy Statement is first mailed to the Company Stockholders or at the time of the Special Meeting, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not false or misleading at the time and in light of the circumstances under which such statement is made.

4.9          No Other Representations or Warranties.

(a)           Except for the representations and warranties contained in this Article IV, none of Parent, Purchaser or any other Person on behalf of Parent or Purchaser makes any express or implied representation or warranty with respect to Parent or Purchaser or with respect to any other information provided to Company in connection with the transactions contemplated hereby.  None of Parent or Purchaser or any other Person on behalf of Parent or Purchaser shall be held liable for damage, liability or loss resulting from the distribution to Company, or Company’s use of, any such information, including any information, documents, projections, forecasts or other material made available to Company in expectation of the transactions contemplated by this Agreement, unless any such information is expressly included in a representation or warranty contained in this Article IV.

ARTICLE V  -  REPRESENTATIONS AND WARRANTIES OF COMPANY

Except as set forth in the disclosure schedules delivered concurrently with the execution of this Agreement to Parent and Purchaser (the “Company Disclosure Schedule”), which schedules shall identify any exceptions to the representations, warranties and covenants contained in this Agreement (with reference to the particular Section to which such information relates; provided that an item disclosed in any Section shall be deemed to have been disclosed for each other Section of this Agreement to the extent the relevance of such disclosure to such other Section of this Agreement is reasonably apparent), Company hereby represents and warrants to Parent and Purchaser as follows:

5.1          Corporate Organization.

(a)           Company is a corporation duly organized, validly existing and in corporate good standing under the laws of the State of Delaware.  Company has all requisite corporate power and authority to own, lease or operate all of its properties and assets and to carry on its business as it is now being conducted.  Company is duly licensed or qualified to do business and is in corporate good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified and in corporate good standing has not had, either individually or in the aggregate, a Company Material Adverse Effect.  The Certificate of Incorporation and the Bylaws of Company, copies of which have previously been made available to Parent and Purchaser, are true, correct, and complete copies of such documents as currently in effect.

(b)           Section 5.1(b) of the Company Disclosure Schedule sets forth the name and jurisdiction of organization of each Subsidiary of Company.  Each of Company’s Subsidiaries is duly organized and validly existing under the laws of the jurisdiction of its organization.  Each of Company’s Subsidiaries has all requisite corporate power and authority to own, lease or operate all of its properties and assets and to carry on its business as it is now being conducted.  Each of Company’s Subsidiaries is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased, or operated by it makes such licensing or qualification necessary and, if applicable, is in corporate good standing under the laws of the jurisdiction of its organization, except where the failure to be so licensed or qualified and in good standing has not had, either individually or in the aggregate, a Company Material Adverse Effect.

(c)           The articles or certificate of incorporation and bylaws or equivalent organizational documents of each of Company’s Subsidiaries, copies of which have previously been made available to Parent and Purchaser, are true, correct, and complete copies of such documents as currently in effect.

5.2          Capitalization.

(a)           The authorized capital stock of Company consists of 250,000,000 shares of Company Common Stock and 10,000,000 shares of preferred stock, $0.001 par value per share (the “Company Preferred Stock”).  At the close of business on September 11, 2009, there were 77,250,058 shares of Company Common Stock and no shares of Company Preferred Stock issued and outstanding.  At the close of business on September 11, there were 245,495 shares of Company Common Stock were subject to issuance pursuant the exercise of outstanding warrants to purchase Company Common Stock.  Company has no shares of Company Common Stock or Company Preferred Stock reserved for issuance other than as described above, as described in Section 5.2(b) below or as reserved for issuance under the ESPP.  All issued and outstanding shares of Company Common Stock have been, and all shares of Company Common Stock which may be issued pursuant to the exercise of outstanding Company Stock Options will be when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof except as required by Law.  There are no bonds, debentures, notes or other indebtedness having general voting rights, or convertible into securities having such rights (“Voting Debt), of Company or any of its Subsidiaries issued and outstanding.  Except for the Company Stock Option Plans and outstanding awards issued thereunder, the ESPP or as reflected in Section 5.2(a) of the Company Disclosure Schedule, Company does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments, rights agreements or agreements of any character calling for Company to issue, deliver or sell, or cause to be issued, delivered or sold any shares of Company Common Stock or Company Preferred Stock or any other Equity Interest or Voting Debt of Company or any Subsidiary of Company or any securities convertible into, exchangeable for or representing the right to subscribe for, purchase or otherwise receive any shares of Company Common Stock or Company Preferred Stock or any other Equity Interest or Voting Debt of Company or any Subsidiary of Company or obligating Company or any such Subsidiary to grant, extend or enter into any such subscriptions, options, warrants, calls, commitments, rights agreements or any other similar agreements.

(b)           Except with respect to Company Restricted Stock Awards, there are no outstanding contractual obligations of Company to repurchase, redeem or otherwise acquire any shares of capital stock of, or other equity interests or Voting Debt in, Company or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary of Company.  Except with respect to Company Restricted Stock Awards, there are no shares of Company Common Stock outstanding that are subject to vesting over time or upon the satisfaction of any condition precedent, or which are otherwise subject to any right or obligation of repurchase or redemption on the part of Company.  No Subsidiary of Company owns any shares of Company Common Stock.

(c)           As of September 11, 2009, there were 2,975,965 shares of Company Common Stock reserved and available for grant under the Company Stock Option Plans.  As of September 11, 2009, Company had outstanding Company Stock Options to purchase 11,088,592 shares of Company Common Stock, 172,500 shares of Company Common Stock subject to Company SARs, 2,599,164 shares of Company Common Stock subject to Company RSUs and 23,560 shares of Company Common Stock subject to Company Restricted Stock Awards were outstanding and granted under, Company Stock Option Plans, and in addition, as of September 11, 2009, Company had 1,526,695 shares of Company Common Stock reserved for issuance under the ESPP.  All of such Company Stock Options, Company SARs, Company RSUs and Company Restricted Stock Awards have been granted to service providers of Company and its Subsidiaries (or any predecessor company) pursuant to the Company Stock Option Plans. Section 5.2(c) of the Company Disclosure Schedule sets forth an accurate and complete list of each outstanding Company Stock Option, Company SAR, Company RSUs and Company Restricted Stock Award as of September 11, 2009 and (i) the name of each holder thereof, (ii) the date of grant, (iii) the portion which is vested as of such date, (iv) the vesting schedule of such Company Stock Option, Company SAR, Company RSU or Company Restricted Stock Award, (v) the exercise or purchase price thereof, if applicable (vi) the Company Stock Option Plan under which such Company Stock Option, Company SAR, Company RSU or Company Restricted Stock Award, as the case may be, was granted, (vii) with respect to a Company Stock Option, the expiration date of such Company Stock Option, (viii) with respect to a Company Stock Option, whether such Company Stock Option is intended to qualify as an “incentive stock option” within the meaning of Section 422 of the Code and (ix) with respect to a Company RSU, whether such Company RSU is subject to Section 409A of the Code.

(d)           All outstanding shares of capital stock of, or other Equity Interests in, each Subsidiary of Company set forth in Section 5.1(b) of the Company Disclosure Schedule have been validly issued, fully paid and nonassessable and are owned directly or indirectly by Company, free and clear of any Encumbrances.  Other than the Subsidiaries of Company set forth in Section 5.1(b) of the Company Disclosure Schedule, Company does not directly or indirectly own any Equity Interests in any other Person except for non-controlling investments made in the ordinary course of business.

(e)           There are no voting trusts or other agreements to which Company or any of its Subsidiaries is a party with respect to the voting of any shares of Company Common Stock or any capital stock of, or other equity interest of Company or any of its Subsidiaries.  Neither Company nor any of its Subsidiaries has granted any preemptive rights, anti-dilutive rights or rights of first refusal or similar rights with respect to its shares of capital stock that are in effect.

5.3          Authority.  Company has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby and perform its obligations hereunder subject to obtaining the approval of the Company Stockholders to adopt this Agreement.  The adoption, execution, delivery and performance of this Agreement and the approval of the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Company and no other corporate proceedings on the part of Company are necessary to authorize the adoption, execution, delivery and performance of this Agreement or to consummate the transactions contemplated hereby, except for the adoption of this Agreement by the Company Stockholders and the filing of the Certificate of Merger with the Secretary of the State of Delaware.  As of the date hereof, the Company Board has unanimously (i) determined and declared that this Agreement advisable, (ii) approved this Agreement in accordance with the DGCL, (iii)  recommended that the Company Stockholders accept the Offer, tender their shares of Company Common Stock into the Offer, and if required by applicable Law, adopt this Agreement and (iv) determined that each member of the Company Compensation Committee approving any plan, program, agreement, arrangement, payment or benefit as an Employment Compensation Arrangement in order to satisfy the non-exclusive safe harbor under Rule 14d-10(d)(2) is an “independent director” within the meaning of Rule 5605(a)(2) of the Nasdaq Stock Market LLC.  This Agreement has been duly and validly executed and delivered by Company and (assuming due authorization, execution and delivery by Parent and Purchaser) constitutes the valid and binding obligations of Company, enforceable against Company in accordance with its terms.

5.4          No Violation; Required Filings and Consents.

Assuming the adoption of this Agreement by the Company Stockholders and except (a) for filings, permits, authorizations, consents, orders, authorizations, registrations, declarations and approvals as may be required under, and other applicable requirements of the Exchange Act, the Securities Act, the HSR Act and the Antitrust Laws, and state and foreign securities or state “Blue Sky” laws, (b) for filing of the Certificate of Merger, and (c) as otherwise set forth in Section 5.4 of the Company Disclosure Schedule, none of the execution, delivery or performance of this Agreement by Company, the consummation by Company of the transactions contemplated hereby, or compliance by Company with any of the provisions hereof will (i) conflict with or result in any breach of any provision of the Certificate of Incorporation or Bylaws of Company, (ii) require Company or any of its Subsidiaries to make any filing with, give any notice to, or obtain any permit, authorization, consent or approval of, any Governmental Authority, (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, modification, cancellation or acceleration) under, any of the terms, conditions or provisions of any Company Material Contract, or (iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Company or any of its properties or assets, excluding from the foregoing clauses (ii), (iii) and (iv) such filings, notices, permits, authorizations, consents, approvals, violations, breaches, defaults or rights of termination, modification, cancellation or acceleration or such violations of any order, writ, injunction, decree, statute, rule or regulation that, would not, individually or in the aggregate, (A) reasonably be expected to prevent the consummation of the Offer and the Merger or (B) reasonably be expected to have a Company Material Adverse Effect.

5.5          Financial Statements.

Each of the consolidated financial statements (including, in each case, any notes thereto) (the “Company Financial Statements”) contained in the Company SEC Reports, (i) has been prepared from and in accordance with the books and records of Company and its Subsidiaries in all material respects, (ii) has been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) applied (except as may be indicated in the notes thereto and, in the case of unaudited quarterly financial statements, as permitted by Form 10-Q under the Exchange Act) on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto), and (iii) each presents fairly in all material respects the consolidated financial position, stockholders’ equity, results of operations and cash flows of Company and the consolidated Subsidiaries as of the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments that have not been and will not be, individually or in the aggregate, material in magnitude).  The balance sheet of the Company dated as of June 30, 2009 contained in the Company SEC Report filed with the SEC on August 6, 2009 is hereinafter referred to as the “Company Balance Sheet.”  Without limiting the generality of the foregoing or of any representation made in Section 5.9, (i) Ernst & Young LLP has not resigned or been dismissed as independent public accountant of Company as a result of or in connection with any disagreement with Company on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, (ii) no executive officer of Company has failed in any respect to make, without qualification, the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act with respect to any form, report or schedule filed by Company with the SEC since the enactment of the Sarbanes-Oxley Act and (iii) no enforcement action has been initiated or, to the knowledge of Company, threatened against Company by the SEC relating to disclosures contained in any Company SEC Report.

5.6          Broker’s Fees.

Neither Company nor any of its officers, directors, employees, or agents has employed any broker, finder or financial advisor or incurred any liability for any fees or commissions in connection with any of the transactions contemplated by this Agreement (including the Offer and the Merger), except for fees and commissions incurred in connection with the engagement of Morgan Stanley & Co. Incorporated (the “Company’s Financial Advisor”) and for legal, accounting and other professional fees payable in connection with the transactions contemplated hereby, all of which will be payable by Company.  True, correct and complete copies of all agreements between Company and the Company’s Financial Advisor concerning this Agreement and the Transaction, including any fee arrangements, have been previously made available to Parent.

5.7          Absence of Certain Changes or Events.

Except as set forth on the face of the Company SEC Reports filed with or furnished to the SEC after January 1, 2008 and prior to the date of this Agreement (but excluding any risk factors or forward-looking statements contained therein), (a) on the date of the Company Balance Sheet there did not exist a Company Material Adverse Effect, and (b) since the date of the Company Balance Sheet through the date of this Agreement (i) Company and each of its Subsidiaries have conducted its respective business in all material respects in the ordinary course consistent with their past practices, (ii) there has not been any change, circumstance or event which has had, either individually or in the aggregate, a Company Material Adverse Effect, and (iii) no action has been taken by Company or any of its Subsidiaries that, if taken during the period from the date of this Agreement through the Acceptance Date, would, unless consented to by Parent, constitute a breach of clauses (a) — (r) (other than clauses (b), (c), (f), (q) and (r)) of Section 6.1.

5.8          Legal Proceedings.

As of the date of this Agreement, (a) there is no suit, claim, action, arbitration, investigation of a Governmental Authority, alternative dispute resolution action or any other judicial, administrative or arbitral proceeding pending or, to the knowledge of Company, threatened against Company or any of its Subsidiaries or any executive officer or director of Company or any of its Subsidiaries (in their capacity as such), and (b) neither Company nor any Subsidiary, nor to the knowledge of Company, any executive officer or director of Company or any of its Subsidiaries (in their capacity as such), is subject to any outstanding order, writ, judgment, injunction or decree of any Governmental Authority, which, in the case of (a) or (b), (i) would, individually or in the aggregate, (A) reasonably be expected to prevent or materially delay the consummation of the Offer or the Merger, or (B) otherwise prevent or materially delay performance by Company of any of its material obligations under this Agreement, or (ii) has or would reasonably be expected to, individually or in the aggregate, result in the imposition of any material liability upon Company or any of its Subsidiaries or the imposition of any material restriction on the operation of the business of Company or any of its Subsidiaries.

5.9          Reports.

(a)           Since January 1, 2007 Company has filed or furnished (as applicable) all forms, reports, registrations, schedules, statements and other documents, together with any amendments required to be made with respect thereto, that were and are required to be filed or furnished (as applicable) under the Exchange Act or the Securities Act (together with all certifications required pursuant to the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act)) (such documents and any other documents filed by Company with the SEC, as have been amended since the time of their filing, collectively, the “Company SEC Reports”).  As of their respective effective dates (in the case of the Company SEC Reports that are registration statements filed pursuant to the requirements of the Securities Act) and as of their respective SEC filing dates (in the case of all other Company SEC Reports), or in each case, if amended prior to the date hereof, as of the date of the last such amendment, the Company SEC Reports complied in all material respects with the applicable requirements of the Exchange Act or the Securities Act, as the case may be, the Sarbanes-Oxley Act and the applicable rules and regulations of the SEC thereunder and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  None of Company’s Subsidiaries is required to file or furnish any forms, reports, registrations, schedules, statements or other documents with the SEC.  As of the date of this Agreement, Company has made available to Parent and Purchaser true, correct, and complete copies of all amendments and modifications that have not been filed by Company with the SEC to all agreements, documents and other instruments that previously had been filed by Company with the SEC and are currently in effect.

(b)           Company and its Subsidiaries maintain a system of internal accounting controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of financial reporting.  Company and its Subsidiaries (i) maintain a system of internal accounting controls sufficient to provide reasonable assurance that: (A) transactions are executed in accordance with management’s general or specific authorizations; (B) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability; and (C) access to assets is permitted only in accordance with management’s general or specific authorization; and (ii) have implemented and maintain disclosure controls and procedures (as defined in Rule 13a-15(e) and 15d-15(e) of the Exchange Act) that are designed to ensure that material information relating to Company, including its consolidated Subsidiaries, is made known to the chief executive officer and the chief financial officer of Company by others within those entities as appropriate to allow timely decisions regarding required disclosure, and (iii) has disclosed, based on its most recent evaluation prior to the date hereof, to Company’s outside auditors and the audit committee of the Company Board, (A) any significant deficiencies and material weaknesses of which Company has knowledge in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect Company’s ability to record, process, summarize and report financial information, and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Company’s internal control over financial reporting.

(c)           Except as previously disclosed by Company to Parent, since January 1, 2007, to Company’s knowledge, no Key Employee or member of the Company Board has received or otherwise had or obtained knowledge of any substantive complaint, allegation, assertion or claim, whether written or oral, of the violation or possible violation of any applicable Laws of the type described in Section 806 of the Sarbanes-Oxley Act by Company or any of its Subsidiaries.

5.10        Absence of Undisclosed Liabilities.

Except as set forth on the face of the Company SEC Reports filed with or furnished to the SEC after January 1, 2008 and prior to the date of this Agreement (but excluding any risk factors or forward-looking statements contained therein), since the date of the Company Balance Sheet, except for those liabilities that are reflected or reserved against on the Company Financial Statements, liabilities or obligations under this Agreement or incurred in connection with the transactions contemplated hereby and for liabilities incurred in the ordinary course of business consistent with past practice, neither Company nor any of its Subsidiaries has incurred any obligation or liability (contingent or otherwise) of a nature required by GAAP to be disclosed on a consolidated balance sheet of Company, including the notes thereto, that, either alone or when combined with all similar liabilities, either has had, either individually or in the aggregate, a Company Material Adverse Effect.

5.11        Permits; Compliance with Applicable Laws and Reporting Requirements.

Company and its Subsidiaries hold all permits, licenses, variances, authorizations, exemptions, orders, registrations and approvals of all Governmental Authorities which are required for the operation of their respective businesses in all material respects (the “Company Permits”), each of the Company Permits is in full force and effect, and Company and each of its Subsidiaries is in material compliance with the terms of the Company Permits.  Company and its Subsidiaries are and have at all times since January 1, 2005 been, in material compliance with all applicable Laws (including the Sarbanes-Oxley Act of 2002 and the USA PATRIOT Act of 2001).  To the knowledge of Company, neither Company not any of its Subsidiaries, nor any of their respective directors, officers, agents, employees or any other Persons acting with or on their behalf has, (i)  violated the Foreign Corrupt Practices Act, 15 U.S.C. § 78dd-1 et seq., or any other similar applicable Law, (ii) made, promised or provided, or caused to be made, promised or provided, directly or indirectly, any payment or thing of value to a foreign or domestic official, foreign or domestic political party, candidate for office, official of any public international organization or official of any state-owned entity or any other person, for the purpose of influencing a decision, inducing an official to violate their lawful duty, securing any improper advantage, or inducing a foreign or domestic official to use their influence to affect a governmental decision, (iii) paid, accepted or received any unlawful contributions, payments, expenditures, entertainment or gifts, or (iv) violated or operated in noncompliance with any money laundering law, anti-terrorism law or regulation, anti-boycott regulations or embargo regulations.  The representations and warranties set forth in this Section 5.11 are not being made with respect to compliance with privacy and security laws, which matters are addressed in Section 5.22.

5.12        Taxes and Tax Returns.

(a)           Each of Company and its Subsidiaries has (i) timely filed (or has caused to be timely filed on its behalf) (after taking into account any extension of time within which to file) all material Tax Returns required to be filed by it; and (ii) timely paid (or has caused to be timely paid on its behalf) all material Taxes required to have been paid by it, except for Taxes that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP.  All such Tax Returns were correct and complete is all material respects and were prepared in substantial compliance with all applicable laws and regulations.  The most recent financial statements contained in the Company SEC Reports reflect an adequate reserve (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) for all Taxes payable by Company and its Subsidiaries for all taxable periods and portions thereof through the date of such financial statements in accordance with GAAP, whether or not shown as being due on any Tax Returns.  Since the date of the most recent Company SEC Report, neither Company nor any Subsidiary of Company has incurred any material liability for Taxes outside the ordinary course of business or otherwise inconsistent with past custom and practice. No deficiencies for any material amount of Taxes have been proposed, asserted or assessed against Company or any of its Subsidiaries as of the date hereof, and no requests for waivers of the time to assess any such material Taxes are pending.  Neither Company no any of its Subsidiaries has granted any extension or waiver of the statute of limitations period applicable to any material Tax Return, which period (after giving effect to such extension or waiver) has not yet expired.

(b)                                 As of the date hereof, no examination or audit of any material Tax Return of Company or any of its Subsidiaries or any administrative or judicial proceeding in respect of any material amount of Tax is currently in progress or, to Company’s knowledge, threatened.

(c)                                  No claim has ever been made in writing at any time in the past five years by an authority in a jurisdiction where the Company or any Subsidiary does not file Tax Returns that the Company or such Subsidiary is or may be subject to taxation by that jurisdiction.

(d)                                 Neither Company nor any of its Subsidiaries (i) is or has ever been a member of a group of corporations with which it has filed (or been required to file) consolidated, affiliated, combined or unitary Tax Returns, other than a group the common parent of which was Company, (ii) is a party to or bound by any Tax indemnity, Tax sharing or Tax allocation agreement, or (iii) has liability for Taxes of any other Person (other than Company and its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

(e)                                  Each of Company and its Subsidiaries has timely withheld and paid all material Taxes required to have been withheld and paid in connection with any amounts paid or owing to any Company Personnel, creditor, depositor, stockholder, or other third party, and has complied in all material respects with any applicable information reporting, filing or similar requirements with respect to any such payments.

(f)                                    Neither Company nor any of its Subsidiaries has participated in any “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(1) or any other transaction requiring disclosure under analogous provisions of state, local or foreign Tax Law.

(g)                                 During the five-year period ending on the date hereof, neither Company nor any of its Subsidiaries was a “distributing corporation” or a “controlled corporation” in a transaction intended to be governed by Section 355 of the Code.

(h)                                 Neither Company nor any of its Subsidiaries (i) is or was a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) of the Code or is treated as a U.S. corporation under Section 7874(b) of the Code; or (ii) was created or organized in the U.S. such that such entity would be taxable in the U.S. as a domestic entity pursuant to Treasury regulations Section 301.7701-5(a)..

5.13                        Employee Benefit Programs.

(a)                                  Section 5.13(a) of the Company Disclosure Schedule contains a correct and complete list identifying each Company Plan, other than Foreign Plans (as defined in Section 5.13(j)) set forth in Section 5.13(j) of the Company Disclosure Schedule.  “Company Plan” means each “employee pension benefit plan” (the “Company Pension Plans”), as such term is defined in Section 3(2) of ERISA, “employee welfare benefit plan”, as such term is defined in Section 3(1) of ERISA, and each stock option plan, restricted stock plan, stock purchase plan, deferred compensation plan, bonus or incentive plan, each material employment, consulting, severance or other similar contract, arrangement or policy (it being understood that any contract, arrangement or policy providing for severance or the accelerated vesting of equity awards shall be disclosed hereunder without respect to materiality), and each other plan, arrangement (written or oral), program, agreement or commitment providing workers’ compensation, disability benefits, supplemental unemployment benefits, vacation benefits, or accident benefits (including any “voluntary employees’ beneficiary association” as defined in Section 501(c)(9) of the Code providing for the same or other benefits) which is maintained, administered or contributed to by the Company or any ERISA Affiliate and covers any employee or former employee of the Company or any of its Subsidiaries or with respect to which the Company or any ERISA has or may reasonably be expected to have any material liability.

(b)                                 Company has made available to Parent complete and accurate copies of each of the following with respect to each Company Plan:  (i) current plan document and any amendments thereto and, if such Company Plan is not in writing, a description of the material terms of such Company Plan; (ii) current trust agreement or insurance contract (including any fiduciary liability policy or fidelity bond), if any; (iii) most recent IRS determination or opinion letter, if any; (iv) the three most recent annual reports on Form 5500; (v) the two most recent financial and/or actuarial reports, if any; and (vi) summary plan description, any summary of material modifications thereto, and any material employee communications.

(c)                                  Each of the Company Plans, which are maintained or contributed to by Company or any ERISA Affiliate, has been and is administered in material compliance with its terms and has been and is in material compliance with the applicable provisions of ERISA (including the funding and prohibited transactions provisions thereof), the Code and all other applicable Laws.

(d)                                 No Company Plan is or was at any time within the preceding six (6) years subject to Title IV or Part 3 of Title I of ERISA or Section 412 of the Code, and neither Company nor any ERISA Affiliate is subject to any liability under Title IV or Part of Title I of ERISA.  Each of the Company Pension Plans that is intended to be a qualified plan within the meaning of Code Section 401(a) has received a favorable determination or opinion letter from the IRS or may rely upon an opinion letter for a prototype plan.  Company has made all contributions due to date, or such contributions are accrued on the financial statements of Company, to Company Pension Plans (other than Foreign Plans) required thereunder.  Neither Company nor any ERISA Affiliate has, within the preceding six (6) years, maintained, established, sponsored, participated in, or contributed to a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (a “Multiemployer Plan”).

(e)                                  Neither Company nor any of its Subsidiaries provides or has agreed to provide healthcare to any employees after their employment is terminated (other than as required by Part 6 of Subtitle B of Title I of ERISA or state health continuation Laws or applicable foreign Laws).

(f)                                    No material lawsuits, governmental administrative proceedings, claims (other than routine claims for benefits) or complaints to, or by, any Person or Governmental Authority are pending, or to the knowledge of Company, threatened with respect to any Company Plan (other than Foreign Plans).  There is no material written correspondence between the Company or any ERISA Affiliate and any Governmental Authority related to any Company Plan concerning any matter that would result in any material liability to Parent, Company or any Company Plan.

(g)                                 Neither Company nor any of its Subsidiaries is a party to any employment or consulting agreements with any current or former manager, director, officer or employee which require payment (which payment has not been made in full as of the date of this Agreement) of cash compensation in fiscal year 2008 in excess of $250,000.

(h)                                 Neither Company nor any of its Subsidiaries is a party to (i) any oral or written agreement with any stockholder, director, officer or employee of Company or any of its Subsidiaries the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of the transactions contemplated by this Agreement (either alone or together with any other event); (ii) any agreement or plan binding Company or any of its Subsidiaries, including any stock option plan, stock appreciation right plan, restricted stock plan, stock purchase plan or severance benefit plan, any of the benefits of which shall be increased, or the vesting of the benefits of which shall be accelerated, by the occurrence of any of the transactions contemplated by this Agreement (either alone or together with any other event); (iii) any agreement, plan or other arrangement with any officer or employee of Company or its Subsidiaries that could reasonably be expected to give rise directly or indirectly to the payment of any amount that would be characterized as an “excess parachute payment” within the meaning of Section 280G(b)(1) of the Code; or (iv) any agreement, plan or arrangement with any employee or officer of Company that is not deductible under Section 162(m) of the Code.

(i)                                     Each Company Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code has been operated in good faith compliance since January 1, 2005 and in material compliance since January 1, 2009, in each case, with Section 409A of the Code and the U.S. Treasury Regulations and IRS guidance issued thereunder.  No Company Stock Option is subject to Section 409A of the Code.  No payment pursuant to any Company Plan or other arrangement to any “service provider” (as such term is defined in Section 409A of the Code and the U.S. Treasury Regulations and IRS guidance thereunder, including the grant, vesting or exercise of any Company Stock Option, would subject any Person to tax pursuant to Section 409A(1) of the Code, whether pursuant to the transactions contemplated in this Agreement or otherwise.

(j)                                     Each Company Plan maintained or contributed to by Company or its ERISA Affiliates under the law or applicable custom or rule of the relevant jurisdiction outside of the U.S. (each such plan, a “Foreign Plan”) is listed in Schedule 5.13(j) of the Company Disclosure Letter.  As regards each Foreign Plan, (i) such Foreign Plan is in material compliance with the provisions of the Laws of each jurisdiction in which such Foreign Plan is maintained, to the extent those Laws are applicable to such Foreign Plan, (ii) all contributions to, and material payments from, such Foreign Plan which were required to be made in accordance with the terms of such Foreign Plan, and, when applicable, the Laws of the jurisdiction in which such Foreign Plan is maintained, have been timely made, and all such contributions to such Foreign Plan, and all payments under such Foreign Plan, for any period ending before the Effective Time that are not yet, but will be, required to be made, are reflected as an accrued liability on the Company

Financial Statements (to the extent required to be reflected as such) or will be offset by insurance, (iii)  Company and each ERISA Affiliate has materially complied with all applicable reporting and notice requirements, and such Foreign Plan has obtained from the Governmental Authorities having jurisdiction with respect to such Foreign Plan any required determinations, if any, that such Foreign Plan is in compliance in all material respects with the Laws of the relevant jurisdiction if such determinations are required in order to give effect to such Foreign Plan, (iv) such Foreign Plan has been administered in all material respects in accordance with its terms and applicable Laws, (v) there are no pending investigations by any Governmental Authority involving such Foreign Plan, and no pending claims (except for claims for benefits payable in the normal operation of such Foreign Plan), suits or proceedings against such Foreign Plan or asserting any rights or claims to benefits under such Foreign Plan, (vi) the consummation of the transactions contemplated by this Agreement will not by itself create or otherwise result in any material liability with respect to such Foreign Plan, and (vii) except as required by applicable Laws, no condition exists that would prevent Company from terminating or amending any Foreign Plan at any time for any reason in accordance with the terms of each such Foreign Plan without the payment of any fees, costs or expenses (other than the payment of benefits accrued on the Company Financial Statements and any normal and reasonable expenses typically incurred in a termination event).

(k)                                  The parties acknowledge that certain payments have been made or are to be made and certain benefits have been granted or are to be granted according to employment compensation, severance and other employee benefit plans of Company, including the Company Plans (collectively, the “Arrangements”), to the Covered Securityholders.  Company hereby represents and warrants that all such amounts payable under the Arrangements (i) are being paid or granted as compensation for past services performed, future services to be performed, or future services to be refrained from performing, by the Covered Securityholders (and matters incidental thereto) and (ii) are not calculated based on the number of shares tendered or to be tendered into the Offer by the applicable Covered Securityholder.  Company also hereby represents and warrants that the Company Board or the Compensation Committee thereof (the “Company Compensation Committee”) (A) at a meeting duly called and held at which all members of the Company Compensation Committee were present, duly and unanimously adopted resolutions approving as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d)(1) under the Exchange Act (an “Employment Compensation Arrangement”) (1) each Arrangement presented to the Company Compensation Committee on or prior to the date hereof, (2) the treatment of the Company Stock Options, Company SARs, and Company RSUs in accordance with the terms set forth in this Agreement, and (3) the terms of Sections 7.4 and 7.5, which resolutions have not been rescinded, modified or withdrawn in any way, and (B) has taken all other actions necessary to satisfy the requirements of the non-exclusive safe harbor under Rule 14d-10(d)(2) under the Exchange Act with respect to the foregoing arrangements

(l)                                     Neither Company nor any ERISA Affiliate has announced to employees, former employees, consultants or directors an intention to create, or otherwise created, a legally binding commitment to adopt any additional benefit plan which is intended to cover employees of Company or any ERISA Affiliate (with respect to their relationship with Company) or to amend or modify any existing Company Plan.

5.14                        Labor and Employment Matters.

(a)                                  Company and its Subsidiaries are in compliance in all material respects with all federal, state, and foreign Laws respecting employment and employment practices, terms and conditions of employment, and wages and hours, including Title VII of the Civil Rights Act of 1964, as amended, the Equal Pay Act of 1967, as amended, the Age Discrimination in Employment Act of 1967, as amended, the Americans with Disabilities Act, as amended, and the applicable rules and regulations adopted by those federal agencies responsible for the administration of such Laws.  Other than normal accruals of wages during regular payroll cycles, there are no arrearages in the payment of wages except for possible violations or arrearages, which, individually or in the aggregate, are not and will not be, individually or in the aggregate, material in magnitude.  To Company’s knowledge, as of the date hereof, (i) there are no material audits or investigations pending or scheduled by any Governmental Authority pertaining to the employment practices of Company and (ii) no material complaints relating to employment practices of Company have been filed with any Governmental Authority or submitted in writing to Company.

(b)                                 Neither Company nor any of its Subsidiaries is a party to, or otherwise bound by, any collective bargaining agreement, contract or other written agreement or written understanding with a labor union, works council, employee representative or labor organization.  To the knowledge of Company, neither Company nor any of its Subsidiaries is subject to any charge, demand, petition or representation proceeding seeking to compel, require or demand it to bargain with any labor union, works council, employee representative or labor organization nor is there pending or threatened, any labor strike or lockout involving Company or any of its Subsidiaries.

5.15                        Material Contracts.

(a)                                  Except for this Agreement, neither Company nor any of its Subsidiaries is a party to or is bound by any (i) Contract that is a “material contract” (as such terms is defined in Item 601(b)(10) of Regulation S-K of the Exchange Act other than those agreements and arrangements described in Item 601(b)(10)(iii)(C) with respect to the Company and its Subsidiaries), (ii) any Company Material Contract that contains any non-compete, exclusivity or sole license provisions with respect to any line of business or geographic area with respect to Company or any of its Subsidiaries or, upon consummation of the Transaction, Parent or its Subsidiaries, or which restricts the conduct of any line of business by Company or any of its Subsidiaries or, upon consummation of the Transaction, Parent or its Subsidiaries, or any geographic area in which Company or any of its Subsidiaries or, upon consummation of the Transaction, Parent or its Subsidiaries conducts business, (iii) any Company Material Contract that contains any most favored nations or most favored customer status, rights of first or last offer, negotiation or refusal or (iv) any Contract that is a partnership, joint venture or similar arrangement, unless immaterial to Company and its Subsidiaries.

(b)                                 Each Contract of the type described above in clauses (i) — (iv) of Section 5.15(a), together with each Significant Customer Contract, is referred to herein as a “Company Contract.”   All of the Company Contracts are, in all material respects, valid and binding on Company and each of its Subsidiaries that is a party thereto and, to Company’s knowledge, each other party thereto, as applicable, and are, in all material respects, in full force and effect, subject to applicable bankruptcy, insolvency, moratorium or other similar Laws relating to creditors’ rights and general principles of equity.  Neither Company nor any of its Subsidiaries has, and to the knowledge of Company, none of the other parties thereto have, in any material respect, violated any provision of, or committed or failed to perform any act, and to the knowledge of the Company, no event or condition exists, which with or without notice, lapse of time or both would constitute a material default under the provisions of any Company Contract and neither Company nor any of its Subsidiaries has received written notice of any such material violation, failure to perform or default.

5.16                        Properties.

(a)                                  Section 5.16(a) of the Company Disclosure Schedule lists all real property leased or subleased to or by Company or any of its Subsidiaries.  With respect to each lease and sublease for the properties listed in Section 5.16(a) of the Company Disclosure Schedule:

(i)                                     the lease or sublease is a valid, binding and enforceable obligation of Company or its Subsidiary, as the case may be, subject to applicable bankruptcy, insolvency, moratorium or other similar Laws relating to creditors’ rights and general principles of equity;

(ii)                                  neither Company nor any of its Subsidiaries, nor to the knowledge of Company, any other party, is in material default under, any such lease or sublease, and to the knowledge of the Company, no event has occurred, is pending or, to the knowledge of Company, is threatened, which, after the giving of notice or the lapse of time or both, would constitute a material default by Company or any of its Subsidiaries, or to the knowledge of Company, any other party under such lease or sublease;

(iii)                               neither Company nor any of its Subsidiaries has assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the leasehold or subleasehold; and

(iv)                              Company and its Subsidiaries enjoy peaceful and undisturbed possession under such lease or sublease, and there are no Encumbrances applicable to the real property subject to such lease or sublease, except for Permitted Encumbrances.

(b)                                 To the knowledge of Company, Company and its Subsidiaries own good title (or in the case of leased property, a valid leasehold interest), free and clear of all Encumbrances to all personal property and other non-real estate assets, in all cases excluding Intellectual Property Assets, necessary to conduct the business of Company as currently conducted, except with respect to assets other than Intellectual Property Assets, for (i) Encumbrances reflected in the Company Financial Statements, (ii) Encumbrances or imperfections of title that do not materially interfere with the present use of the assets subject thereto or affected thereby, (iii) Encumbrances for current Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP, (iv) liens of landlords and liens of carriers, warehousemen, mechanics and materialmen and other like liens arising in the ordinary course of business for sums not yet due and payable, (v) zoning, entitlement, building and other land use regulations imposed by Governmental Authorities having jurisdiction over the leased real property which are not violated by the current use and operation thereof, (vi) covenants, conditions, restrictions, easements and other similar matters of record affecting title to the leased real property which do not materially impair the occupancy or use of thereof for the purposes for which it is currently used by the Company or any of its Subsidiaries, and (vii) Encumbrances caused by a third-party owner or lessor of any leased real property (collectively, “Permitted Encumbrances”).  Company and its Subsidiaries, as lessees, have the right under valid and subsisting leases to use, possess and control all personal property leased by Company or its Subsidiaries as now used, possessed and controlled by Company or its Subsidiaries, as applicable.

5.17                        Environmental Liability.

There are, and have been, no legal, administrative, arbitral or other proceedings, claims, actions, causes of action, private environmental investigations or remediation activities or governmental investigations pending or, to Company’s knowledge, threatened, of any nature seeking to impose, or that are reasonably likely to result in the imposition, on Company or any of its Subsidiaries of any liability or obligation arising under any Environmental Law, which liability or obligation has had, either individually or in the aggregate, a Company Material Adverse Effect.  Neither Company nor any of its Subsidiaries is, or has been, subject to any agreement, order, judgment, decree, letter or memorandum by or with any Governmental Authority or third party imposing any liability or obligation under any Environmental Law that has had, either individually or in the aggregate, a Company Material Adverse Effect.

5.18                        State Takeover Laws; Required Stockholder Vote.

(a)                                  The board of directors of Company has approved this Agreement and the Support Agreements and has taken all other requisite action such that the provisions of any anti-takeover laws and regulations of any Governmental Authority, including Section 203 of the DGCL and any provisions of Company’s Certificate of Incorporation relating to special voting requirements for certain business combinations, will not apply to this Agreement, the Support Agreements or any of the transactions contemplated hereby or thereby.

(b)                                 The only vote of holders of any class of capital stock of Company that may be necessary to adopt and approve this Agreement is adoption of this Agreement by the affirmative vote of a majority of the outstanding shares of Company Common Stock, voting as a single class, in the event that a vote of Stockholders is required by applicable Law (any such vote, “Company Stockholder Approval”).

5.19                        Intellectual Property.

(a)                                  Section 5.19(a) of the Company Disclosure Schedule contains a complete and accurate list of all (i) Patents owned by Company or any of its Subsidiaries (“Company Patents”), (ii) registered and material unregistered Marks owned by Company or any of its Subsidiaries (“Company Marks”), (iii) registered Copyrights owned by Company or any of its Subsidiaries (“Company Copyrights”), (iv) URLs and domain names registered by Company or any of its Subsidiaries, and (v) In-Licenses.

(b)                                 Company or a Subsidiary of Company either (A) owns all rights, title and interest in and to the Company Intellectual Property Assets, Company Technology and Company Products (excluding components of Company Products that are licensed to Company and its Subsidiaries by third parties  or that Company and its Subsidiaries have the right to use), including the Intellectual Property Assets listed on Section 5.19(a) of the Company Disclosure Schedule, free and clear of any and all Encumbrances (except solely to the extent of non-exclusive licenses granted by Company or a Subsidiary of Company in connection with the provision or license of Company Products in the ordinary course of business); or (B) has a valid and enforceable license or right to use all other Intellectual Property Assets and Technology used in the conduct of Company’s Business or in Company Products, and all such licensed Intellectual Property Assets and rights to use Technology will not cease to be valid and enforceable rights of the Company or any of its Subsidiaries by reason of the execution, delivery and performance of this Agreement or by any ancillary agreements executed in connection with this Agreement or the consummation of the transactions contemplated hereby or thereby, and, all such Company Intellectual Property Assets, Company Technology and Company Products  will be owned or available for use by the Surviving Corporation and its Subsidiaries on identical terms and conditions immediately after Closing without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments that the Company or its Subsidiaries would otherwise be required to pay had the Transaction not occurred. The representation contained in this Section 5.19(b) shall not be construed as a representation regarding the infringement, misappropriation, violation or any conflict with any Third Party Rights, provided however that Company and its Subsidiaries acknowledge and agree that fact(s) giving rise to a breach or alleged breach of this Section 5.19(b) may also give rise to a breach or alleged breach of Sections 5.19(h) or (i) and nothing contained in this sentence will limit or affect Parent’s rights to pursue claims covered by or exercise remedies with respect to Sections 5.19(h) or (i).

(c)                                  Company or a Subsidiary of Company owns or has adequate rights to all Intellectual Property Assets and Technology incorporated in or bundled with the Company Products, or used by Company and its Subsidiaries to provide Company Products.  The representation contained in this Section 5.19(c) shall not be construed as a representation regarding the infringement, misappropriation, violation or any conflict with any Third Party Rights, provided however that Company and its Subsidiaries acknowledge and agree that fact(s) giving rise to a breach or alleged breach of this Section 5.19(c) may also give rise to a breach or alleged breach of Sections 5.19(h) or (i) and nothing contained in this sentence will limit or affect Parent’s rights to pursue claims covered by or exercise remedies with respect to Sections 5.19(h) or (i).

(d)                                 Company or a Subsidiary of Company owns, licenses or otherwise has the right to use all Intellectual Property Assets and Technology necessary for the conduct of Company’s Business, including to use, manufacture, market, sell, license, distribute, provide and make available the Company Products. The representation contained in this Section 5.19(d) shall not be construed as a representation regarding the infringement, misappropriation, violation or any conflict with any Third Party Rights, provided however that Company and its Subsidiaries acknowledge and agree that fact(s) giving rise to a breach or alleged breach of this Section 5.19(d) may also give rise to a breach or alleged breach of Sections 5.19(h) or (i) and nothing contained in this sentence will limit or affect Parent’s rights to pursue claims covered by or exercise remedies with respect to Sections 5.19(h) or (i).

(e)                                  The Company and its Subsidiaries have no obligation to compensate (in an amount exceeding $150,000 per year) or account to or obtain the consent of any Person for the use of Company Intellectual Property Assets, Company Technology or Company Products (excluding components of Company Products that are licensed to Company and its Subsidiaries by third parties  or that Company and its Subsidiaries have the right to use).  Section 5.19(e) of the Company Disclosure Schedule contains a complete and accurate list of all In-Licenses under which Company or its Subsidiaries have an obligation to compensate any Person in an amount exceeding $150,000 per year.

(f)                                    To the knowledge of Company, no event has occurred, and no circumstance or condition exists that (with or without notice or lapse of time) will or could reasonably be expected to give any Person the right to declare a default or exercise any remedy under any of the In-Licenses.

(g)                                 To the knowledge of Company, all Company Intellectual Property Assets that are issued by, registered or the subject of an application filed with, as applicable, the U.S. Patent and Trademark Office, the U.S. Copyright Office or in any similar office or agency anywhere in the world (A) have been timely and duly filed, (B) have been duly maintained and prosecuted (including the payment of maintenance and related fees), and (C) are not expired, cancelled or abandoned, except for such issuances, registrations or applications that Company has permitted to expire or has cancelled or abandoned in its reasonable business judgment.

(h)                                 As of the date hereof, there are no pending or, to the knowledge of Company, threatened, claims, proceedings or actions against Company or any of its Subsidiaries (A) alleging that the operation of Company’s Business or any of the Company Intellectual Property Assets, Company Technology or Company Products infringes, misappropriates, violates or otherwise conflicts with the rights of others under any Intellectual Property Assets (“Third Party Rights”) or (B) that otherwise challenge the right of Company or any of its Subsidiaries with respect to the use or ownership of the Company Intellectual Property Assets, Company Technology, Company Products or the conduct of the Company Business.  No interference, opposition, reissue, reexamination, or other proceeding is or has been pending or, to the Company’s knowledge, threatened, in which the scope, validity, or enforceability of any of the Intellectual Property Assets owned or licensed by Company or any of its Subsidiaries is being or has been, contested or challenged.  None of the Company Intellectual Property Assets, Company Technology and Company Products are subject to any outstanding judgment, decree, order, writ, award, injunction or determination of an arbitrator or court or other governmental authority or march in rights affecting the rights of Company or any of its Subsidiaries with respect thereto.

(i)                                     To the knowledge of the Company, neither the past or present operation of Company’s Business nor any past or present use of any Company Intellectual Property Asset, Company Technology or Company Products (excluding components of Company Products that are licensed to Company and its Subsidiaries by third parties  or that Company and its Subsidiaries have the right to use) infringes upon, misappropriates, violates or otherwise conflicts with any Third Party Rights under Patents and Marks; provided however with respect to claims regarding Patents and Marks made by an employee or contractor of Company or its Subsidiaries regarding Intellectual Property Assets or Technology developed, created, conceived or reduced to practice by such employee in the scope of his employment by Company or its Subsidiaries, or such contractor while performing services for Company or its Subsidiaries, the Company shall not be entitled to the benefit of the “knowledge qualifier” set forth in the first sentence of this Section 5.19(i).  Neither the past or present operation of Company’s Business nor any past or present use of any Company Intellectual Property Asset, Company Technology or Company Products (excluding components of Company Products that are licensed to Company and its Subsidiaries by third parties  or that Company and its Subsidiaries have the right to use) infringes upon, misappropriates, violates or otherwise conflicts with any Third Party Rights (excluding those under Patents and Marks).

(j)                                     No Company Personnel or any other Person other than Company or any of its Subsidiaries owns any rights in or to any Company Intellectual Property Assets, Company Technology or Company Products (excluding components of Company Products that are licensed to Company and its Subsidiaries by third parties  or that Company and its Subsidiaries have the right to use).  The representation contained in this Section 5.19(j) shall not be construed as a representation regarding the infringement, misappropriation, violation or any conflict with any Third Party Rights, provided however that Company and its Subsidiaries acknowledge and agree that fact(s) giving rise to a breach or alleged breach of this Section 5.19(j) may also give rise to a breach or alleged breach of Sections 5.19(h) or (i) and nothing contained in this sentence will limit or affect Parent’s rights to pursue claims covered by or exercise remedies with respect to Sections 5.19(h) or (i).

(k)                                  To the knowledge of Company, there is not, and has not been, any interference with, infringement upon or misappropriation by any Person of any of the Company Intellectual Property Assets, Company Technology or Company Products.

(l)                                     Company and its Subsidiaries have taken reasonable  measures to protect the confidentiality of all Trade Secrets owned by Company or a Subsidiary of Company or used by Company or a Subsidiary of Company in the operation of Company’s Business (the “Company Trade Secrets”) and to protect in accordance with the applicable contractual obligations the confidentiality of all confidential information of Company’s and its Subsidiaries’ customers or other third parties  possessed or used by Company and its Subsidiaries in the operation of Company’s Business.  Without limiting the foregoing, to the knowledge of Company, no employee, independent contractor or agent of Company or any of its Subsidiaries is in default or breach of any term of any employment agreement, nondisclosure agreement, assignment of invention agreement or similar agreement or contract relating in any way to the protection, ownership, development, use or transfer of the Company Intellectual Property Assets, the Company Products or the Company Technology.  Company and its Subsidiaries have, and enforce, a policy requiring each employee, independent contractor or agent (including consultants and employees who contributed to the creation or development of all Company Intellectual Property Assets, Company Technology and Company Products) to execute proprietary information, confidentiality and Intellectual Property Assets assignment agreements substantially in the form heretofore deposited in the electronic data room, which, by their terms, irrevocably transfer to Company and its Subsidiaries all rights in and with respect to such Intellectual Property Assets  and, to Company’s knowledge all current and former employees, consultants and independent contractors of Seller and its Subsidiaries have executed such an agreement.

(m)                               (A) Neither Company nor any of its Subsidiaries has granted any current or contingent rights, licenses or interests in or to the Source Code, (B) neither Company nor any of its Subsidiaries has provided or disclosed, or has the duty or obligation (whether present, contingent, or otherwise) to provide or disclose any of the Source Code to any escrow agent or other Person, and (C) no event has occurred, and no circumstance or condition exists, including the transactions contemplated by this Agreement, that (with or without notice or lapse of time) will result in the delivery, license, or disclosure of any of the Source Code to any other Person who is not an employee of Company or any of its Subsidiaries.

(n)                                 No Software that is subject to a license commonly referred to as an open source, free software, copyleft, or community source code license (including the GNU General Public License, GNU Lesser General Public License, Mozilla Public License, Common Development and Distribution License, Eclipsys Public License, Creative Commons licenses, and similar licenses) is combined, distributed, or used with or as part of the Company Technology or Company Products in a manner that obligates Company or any of its Subsidiaries to (A) distribute or disclose in source code form any Company Technology or Company Products, or portion thereof, (excluding components or portions of Company Products that are not owned by Company and its Subsidiaries and modifications to such components or portions made by or for the Company and not owned by Company or its Subsidiaries), (B) license any Company Technology or Company Products, or portion thereof, (excluding components or portions of Company Products that are not owned by Company and its Subsidiaries and modifications to such components or portions made by or for the Company and not owned by Company or its Subsidiaries) for the purpose of preparing derivative works, (C) license any Company Technology or Company Products, or portion thereof, (excluding components or portions of Company Products that are not owned by Company and its Subsidiaries and modifications to such components or portions made by or for the Company and not owned by Company or its Subsidiaries) under terms that allow such Company Technology or Company Products, or portion thereof  or interfaces therefor to be reverse engineered, reverse assembled, or disassembled (other than by operation of law), or (D) license or otherwise make available on a royalty free basis any Company Technology or Company  Products, or portion thereof, (excluding components or portions of Company Products that are not owned by Company and its Subsidiaries or modifications to such components or portions made by or for the Company and not owned by Company or its Subsidiaries). Without limiting the foregoing, no Software licensed by or used by the Company or any of its Subsidiaries is licensed pursuant to the GNU Affero General Public License.

(o)                                 Company and all Subsidiaries are in compliance with all applicable export control and embargo and economic sanctions Laws, and Company or the applicable Subsidiary has obtained all approvals necessary for (A) exporting the Company Products  and related Technology, including Software, outside the U.S. in accordance with all applicable U.S. export control regulations, and (B) importing Company Products , Technology and Software into any country in which such Company Products , Technology and Software are now sold, licensed or made available for use, and all such export and import approvals in the U.S. and throughout the world are valid, current, outstanding and in full force and effect.

(p)                                 No funding, facilities, or personnel of any governmental entity or educational institution were used, directly or indirectly, to develop or create, in whole or in part, any of the Company Intellectual Property Assets, Company Technology or Company Products (excluding components of Company Products that are licensed to Company and its Subsidiaries by third parties  or that Company and its Subsidiaries have the right to use).

(q)                                 Neither Company nor any of its Subsidiaries is subject to any agreement with any standards bodies or other entities that would obligate Company or any of its Subsidiaries to grant licenses or rights to or otherwise impair its control, enforcement of or use of Company Intellectual Property Assets, the Company Products or the Company Technology.

(r)                                    The Company and its Subsidiaries take reasonable steps to implement appropriate ongoing arrangements for the maintenance, support and disaster recovery of the IT System except to the extent any such failure to so perform, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. The Company and its Subsidiaries take reasonable steps to follow appropriate procedures to preserve the availability, security and integrity of the IT System, and the data and information stored on the IT System (including protecting the IT System from infection by Harmful Code and from access by unauthorized Persons) except to the extent any such failure to so perform, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

(s)                                  For purposes of this Agreement:

(i)                                     “Intellectual Property Assets” means:

(A)                              All patents and patent applications of any kind (and any patents that issue as a result of those patent applications), and any renewals, reissues, reexaminations, extensions, continuations, continuations-in-part, divisions and substitutions relating to any of such patents and patent applications, as well as all foreign counterparts to such patents and patent applications (collectively, “Patents”);

(B)                                All registered and unregistered trademarks, service marks, trade names, trade dress, and the goodwill associated therewith, together with any registrations and applications for registration thereof  (collectively, “Marks”);

(C)                                All copyrights whether registered or unregistered, in both published and unpublished works, including all moral rights, including with respect to any of the foregoing , those in computer programs, manuals and other documentation and any and all registrations and applications for registration thereof (collectively, “Copyrights”);

(D)                               All trade secrets and other rights, under applicable Law, including U.S. state trade secret Laws, in (1) know-how, and (2) confidential or proprietary information  (collectively, “Trade Secrets”);

(E)                                 All rights in databases and data collections (including knowledge databases, customer lists and customer databases) under the laws of the U.S. or any other jurisdictions, whether registered or unregistered, and any applications for registration thereof (collectively, “Databases”);

(F)                                 All other proprietary or intellectual property rights now known or hereafter recognized in any jurisdiction; and

(G)                                All claims and causes of action arising out of or related to infringement, misappropriation or violation of any of the foregoing.

(ii)                                  “Company’s Business” means the business of Company and its Subsidiaries as currently conducted by Company and its Subsidiaries.

(iii)                               “Company Intellectual Property Assets” means all Intellectual Property Assets owned by Company or any of its Subsidiaries.  “Company Intellectual Property Assets” includes Company Patents, Company Marks, Company Copyrights, Company Trade Secrets and Company Databases.

(iv)                              “Company Products” means all products, Software, applications, services and documentation currently (A) manufactured, licensed, sold, distributed, provided, or otherwise made commercially available by Company or any of its Subsidiaries, or (B)  developed, created, conceived or reduced to practice by Company or any of its Subsidiaries and not yet made commercially available.

(v)                                 “Company Technology” means all Technology owned by Company or any of its Subsidiaries.

(vi)                              “IT System” means the information and communications networks and data centers used by the Company and its Subsidiaries to provide or make available Company Products  to Persons.

(vii)                           “Software” means computer software, programs and databases in any form, including Web Sites, web content and links, source code, executable code, tools, developers kits, utilities, graphical user interfaces, menus, images, icons, and forms, and all versions, updates, corrections, enhancements and modifications thereof, and all documentation related thereto.

(viii)                        “Source Code” means computer code in human readable language (including all computer programs written in a high-level computer programming language such as HTML, VBscript, JavaScript, and SQL) that is necessary to build or modify such code for any and all Company Products, including all related technical documentation, programmers’ notes, build scripts, test scripts, comments and annotations related thereto.

(ix)                                “Technology” means tangible embodiments of Intellectual Property Assets, whether in electronic, written or other media, including Software, technical documentation, specifications, designs, bills of material, build instructions, test reports, schematics, algorithms, application programming interfaces, user interfaces, routines, formulae, databases, lab notebooks, processes,  samples, studies, or other know-how and other works of authorship.

(x)                                   “In-Licenses” means any contract pursuant to which a third party has granted a license to the Company or its Subsidiaries to Technology that is incorporated in, provided with, or otherwise necessary to develop, exploit, support, or maintain the Company Products  including Technology that the Company or its Subsidiaries provides or makes available to its customers, but excluding any (A) contract for nonexclusive rights to commercially-available Technology made available through non-negotiable agreements (i.e., shrink-wrap and click-through contracts)  at a cost of less than $150,000 per year), (B) contract with an employee or individual (as opposed to company) contractor for the assignment of, or license to, Intellectual Property Rights or Technology entered into in the ordinary course of business (e.g., proprietary invention assignment agreements); (C) confidentiality or nondisclosure contract entered into in the ordinary course of business; (D) contract that is ancillary to the purchase or use of equipment or materials (e.g., support and maintenance contracts); (E) contract for non-customized Technology that is available to the public at a cost of less than $150,000 per year; (F) contracts for the purchase or lease of hardware or other equipment; or (G) contracts for Software that is preconfigured, preinstalled, or embedded on hardware or other equipment.

5.20                        Insurance.

Company and each of its Subsidiaries maintains insurance with financially responsible insurers in such amounts and covering such risks as are in accordance with normal industry practice for companies engaged in businesses similar to those of Company and its Subsidiaries.  All such insurance policies are in all material respects in full force and effect, all premiums due and payable thereunder have been paid in all material respects, neither Company nor any of its Subsidiaries is in material default thereunder, and neither Company nor any of its Subsidiaries has taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a material breach or default thereunder or permit termination or material modification thereof.  Neither Company nor any of its Subsidiaries has received any written notice of cancellation or termination with respect to any such insurance policy of Company or any of its Subsidiaries.

5.21                        Customers.

As of the date of this Agreement, neither Company nor any of its Subsidiaries has knowledge of any outstanding material disputes concerning Company Products with any customer who, in the fiscal quarter ended June 30, 2009 was one of the 50 largest sources of revenues for Company and its Subsidiaries on a consolidated basis, based on amounts paid (each, a Significant Customer”).  Section 5.21 of the Company Disclosure Schedule sets forth a complete and accurate list of the names of each Significant Customer.  As of the date of this Agreement, Company has not, to the knowledge of Company, received any written notice or other formal written communication from any Significant Customer that such customer will not continue as a customer of Company or any of its Subsidiaries after Acceptance Date or the Effective Time or that any such customer intends to terminate or materially modify existing contracts or arrangements with Company or any of its Subsidiaries.

5.22                        Privacy.

(a)                                  Company Products.  Each of the Company Products complies in all material respects with all Privacy and Security Laws when such Company Products are used for their intended purpose and in accordance with the terms and conditions upon which the Company makes the Company Products available.

(b)                                 Information Security/Internal Policies and Procedures.  Company and its Subsidiaries have in place and take steps reasonably designed to assure material compliance with its security policies and procedures, which policies and procedures have been provided or disclosed to Parent (the “Security Policies”).

(c)                                  Information Security/Third Party Storage and Handling/Confidentiality.  Company takes steps reasonably designed to ensure that all material written agreements with third parties that have access to Personal Data or Customer Data include requirements with respect to such third party’s handling of Personal Data or Customer Data that are materially consistent with the Security Policies and otherwise sufficient to meet Company’s and its Subsidiaries obligations under Privacy and Security Laws and Company’s other material contractual obligations, including without limitation any confidentiality obligations.  Company is not in material breach of any material contractual obligation to secure or otherwise safeguard Personal Data or Customer Data it receives in connection with the provision of the Company Products.

(d)                                 Information Security/No Unauthorized Access or Acquisition.  Company has made any notifications to any customer or individual required to be made by Company by any Privacy and Security Laws arising out of or relating to any event of access to or acquisition of any Personal Data by an unauthorized person, including without limitation third parties and Company employees acting outside of the scope of their authority or authorization in a manner which is otherwise unlawful.

(e)                                  Privacy Policy and Practices.  True and correct copies of all applicable current internal and customer or user-facing Company privacy policies (“Company Privacy Policies”) have been provided to Parent.  To the knowledge of Company, Company and its Subsidiaries have complied in all material respects with all Privacy and Security Laws in connection with the sale and use of Company Products.  Company has included in the terms and conditions upon which Company Products are made available, including material agreements through which channel partners make available Company Products, requirements that Company’s customers make any disclosures or obtain any consents as may be required for the Company to process Personal Data or Customer Data in compliance with Privacy and Security Laws.  No disclosures made or contained in any Company Privacy Policy to any customer or, to the knowledge of Company made by a customer to any user of a Company Product, have been inaccurate or in violation of any Privacy and Security Laws in any material respect.

(f)                                    Privacy Practices of Customers Specific to Company’s Products and Services.  Company and its Subsidiaries take steps reasonably designed to ensure customers who purchase or use Company Products or services have a privacy policy on customer websites where Company Products are in use which (i) notifies visitors to such websites who provide Customer Data intended to be processed by Company through the use of Company Products that Company Products may be in use and (ii) provides information on how such visitors can control processing of Customer Data by Company Products, including any such steps involving the imposition of contractual terms upon such customers.  The Company has no knowledge of any material Company customer’s material noncompliance with Privacy and Security Laws and such customers own posted privacy policies arising out of or relating to the use of the Company Products by such customers.

(g)                                 Privacy Practices/No Proceedings.  To the knowledge of the Company, there is no material complaint to or audit, proceeding, investigation (formal or informal) or material claim currently pending against, Company, its Subsidiaries or any of its Customers (specific to the Company Products) by (i) any private party, (ii) the Federal Trade Commission, or another domestic data protection authority or (iii) any similar foreign bodies or any other Governmental Entity, with respect to the collection, use or disclosure of Personal Data or Customer Data.

(h)                                 For purposes of this Agreement:

(i)                                     “Privacy and Security Laws” means laws regarding collecting, accessing, using, disclosing, electronically transmitting, securing, sharing, transferring and storing Personal Data or other tracking of online consumer behaviors including federal, state or foreign laws or regulations regarding (i) data privacy and information security, (ii) data breach notification (as applicable), (iii) unfair or deceptive practices and (iv) trespass, computer crime and other laws governing unauthorized access to or use of electronic data.

(ii)                                  “Customer Data” means any and all information (1) collected by the Company and its Subsidiaries and by the Company’s and its Subsidiaries’ customers about visitors to or users of such Company’s, Company Subsidiaries’ and its and their customers’ websites(s) which either (a) identifies such customer or its unique visitors or users, (b) is unique to such customer or its unique visitors or users or (c) could provide insight into such customers’  users’ or visitors’ behavior if analyzed, aggregated or otherwise examined or (2) held, retained or maintained by the Company, Company’s Subsidiaries or its or their  customers for purposes of analyzing or comparing any interaction between third parties and such customers’ website(s) to the extent such data is received in accordance with applicable terms and conditions governing the use and sale of the Company Product through which such data is collected; and

(iii)                               “Personal Data” means any and all information  (including (A) first and last name; (B) home address; (C) Internet Protocol address; (D) email address; (E) geographic location; (F) health or diet information; (G) family members; (H) political beliefs; (I) group memberships; (J) his or her Social Security Number; (K) account numbers; (L) internet browsing history; (M) internet purchase history; (N) persistent identifier, such as a customer number held in a “cookie” or processor serial number) to the extent any such information, alone or in combination with other information processed by Company Products, identifies or is associated with an identified natural person.

5.23                        Opinion of Financial Advisor.

The Company Board has received the opinion of Company’s Financial Advisor, to the effect that, subject to the assumptions, qualifications and other matters set forth therein, as of the date hereof, the Offer Price to be received by the holders of shares of Company Common Stock pursuant to this Agreement is fair to the Company Stockholders from a financial point of view, and such opinion has not been modified or withdrawn.

5.24        Schedule 14D-9; Proxy Statement; Company Information.

(a)           Company represents that the Schedule 14D-9 will comply in all material respects with the provisions of applicable federal securities Laws and, on the date filed with the SEC and on the date first published, sent or given to the Company Stockholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by Company with respect to information supplied by Parent or Purchaser in writing for inclusion in the Schedule 14D-9.

(b)           The information relating to Company and its Subsidiaries to be contained in the Proxy Statement (if any), and any other documents filed with the SEC in connection herewith, will not, on the date the Proxy Statement is first mailed to the Company Stockholders or at the time of the Special Meeting, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not false or misleading at the time and in light of the circumstances under which such statement is made.  The Proxy Statement will comply in all material respects as to form with the requirements of the Exchange Act and the rules and regulations thereunder.

5.25        No Other Representations or Warranties.

Except for the representations and warranties contained in this Article V, neither Company nor any other Person on behalf of Company makes any express or implied representation or warranty with respect to Company or any Subsidiary of Company or with respect to any other information provided to Parent in connection with the transactions contemplated hereby.  Neither Company nor any other Person acting on behalf of Company shall be held liable for any actual or alleged damage, liability or loss resulting from the distribution to Parent, or Parent’s use of, any such information, including any information, documents, projections, forecasts or other material made available to Parent in certain “data rooms” or management presentations in expectation of the transactions contemplated by this Agreement, unless any such information is expressly included in a representation or warranty contained in this Article V.

5.26        Definition of Company’s Knowledge.

As used in this Agreement, the phrase “to the knowledge of Company” or any similar phrase means the actual knowledge of the Key Employees.

ARTICLE VI — COVENANTS RELATING TO CONDUCT OF BUSINESS

6.1          Conduct of Business Pending the Effective Time.

At all times from the execution of this Agreement until the Effective Time, except as set forth in Section 6.1 of the Company Disclosure Schedule or as expressly permitted elsewhere in this Agreement, Company shall, and shall cause each of its Subsidiaries to, conduct its business in the ordinary course consistent with past practice and in compliance in all material respects with all applicable Laws, and use commercially reasonable efforts to, preserve substantially intact its business organizations and goodwill, keep available the services of its officers and employees and preserve the relationships with those Persons having business dealings with Company or any of its Subsidiaries.  Furthermore, except as set forth in Section 6.1 of the Company Disclosure Schedule or as expressly permitted elsewhere in this Agreement, Company agrees not to take any of the following actions (and to cause its Subsidiaries not to take such actions) without the prior written consent of Parent:

(a)           amend its articles of organization, certificate of incorporation or bylaws, joint venture documents, partnership agreements or equivalent organizational documents or amend the terms of any outstanding security of Company;

(b)           (i) except upon the exercise of Company Stock Options or Company SARs or vesting of Company RSUs outstanding as of the date of this Agreement or pursuant to the ESPP, issue, grant, confer, award, deliver, sell, pledge, transfer, dispose of or encumber any shares of capital stock or other equity or voting interests of Company or any of its Subsidiaries, or any securities convertible into, exchangeable or exercisable for or representing the right to subscribe for, purchase or otherwise receive any such shares or interests or any stock appreciation rights, “phantom” stock rights, performance units, rights to receive shares of capital stock or other rights that are linked to the value of the capital stock of Company or any of its Subsidiaries or the value of Company or any of its Subsidiaries or any part thereof; or (ii) effect any stock split, stock combination, stock reclassification, reverse stock split, stock dividend, recapitalization or other similar transaction;

(c)           (i) except to the extent required under existing plans or arrangements set forth in Section 5.13(a) of the Company Disclosure Schedule, or to the extent necessary or desirable to comply with Section 409A of the Code or any other Laws, increase any compensation or benefit of, or enter into or amend in any material respect any employment or severance agreement with (or pay any amounts under any Company Plan not otherwise due to) any Company Personnel, (ii) grant any bonuses, to any Company Personnel, (iii) adopt any new Company Plan (including any stock option, stock benefit or stock purchase plan) or amend or modify any existing Company Plan in any material respect, or accelerate the vesting of any compensation (including equity-based awards) for the benefit of any Company Personnel (except as required by the terms of any Company Plan) or grant or amend in any material respect any award under any Company Plan (including the grant of any equity or equity-based or related compensation), (iv) provide any funding for any rabbi trust or similar arrangement, or take any other action to fund or secure the payment of any compensation or benefit except as otherwise required by the terms of the Company Plan, (v) grant to any Company Personnel any right to receive any severance, change in control, retention, termination or similar compensation or benefits or increases therein, (vi) hire, or otherwise commence the employment of, any individual to whom a written offer of employment has not previously been offered and accepted prior to the date of this Agreement, (vii) promote or change the position, title or primary work location of any Company Personnel or (viii) terminate any Key Employee other than for cause (including misconduct or breach of company policy);

(d)           (i) declare, set aside or pay any dividend or make any other distribution or payment (whether in cash, stock or other property or any combination thereof) with respect to any shares of its capital stock or other equity or voting interests other than dividends or distributions from a wholly owned Subsidiary of Company to another Subsidiary of Company or to Company or (ii) directly or indirectly redeem, purchase or otherwise acquire any of the shares of capital stock of, or other equity or voting interest in, Company or any of its Subsidiaries, or any options, warrants, calls or rights to acquire any such stock or other securities, other than in connection with (x) tax withholdings and exercise price settlement upon the exercise of Company Stock Options, Company SARs, and Company RSUs outstanding on the date of this Agreement, (y) redemption or other acquisition of Company Common Stock in accordance with the terms of Company Restricted Stock Awards outstanding on the date of this Agreement, or (z) repurchases of unvested shares in connection with the termination of the employment relationship with any employee or upon the resignation of any director or consultant, in each case, pursuant to stock option or purchase agreements in effect on the date hereof;]

(e)           (i) transfer, sell, lease, sublease or license (other than with respect to Intellectual Property Assets, Technology, Company Intellectual Property Assets or Company Technology) or otherwise dispose of any material assets or properties of Company or any of its Subsidiaries or (ii) mortgage or pledge any of the property or assets of Company or any of its Subsidiaries, or subject any such property or assets to any other Encumbrance (except Permitted Encumbrances), other than, in the case of both (i) and (ii), in the ordinary course of business consistent with past practice;

(f)            except in the ordinary course of business consistent with past practice, (i) modify or amend in a manner that is adverse to Company or any of its Subsidiaries, or accelerate, terminate or cancel, or waive, release or assign any of the material terms of, any Company Material Contract (excluding contracts with respect to capital expenditures, which are governed by clause (g) below), or grant any right to any Person to any of the Source Code to any Company Product, (ii)  enter into, amend, modify, accelerate any agreement or arrangement with Persons that are Affiliates or waive or release any of the material terms thereof, or (iii) enter into, extend or renew any contract which, if executed prior to the date of this Agreement, would have been required to be disclosed on Section 5.15 of the Company Disclosure Schedule; provided that in no event shall Company enter into any procurement contracts or otherwise make any capital expenditures which require or involve the payment by Company or any of its Subsidiaries of more than $5,000,000 in the aggregate per month;

(g)           (i) merge with, enter into a consolidation with or otherwise acquire a material portion of the outstanding equity interests in any Person or any division or line of business thereof or (ii) otherwise acquire (including, through leases, subleases and licenses of real property) any assets, except, in the case of this clause (ii), in the ordinary course of business; provided that no acquisitions that would reasonably be expected to prevent, delay, or impede consummation of the transactions contemplated hereby shall be permitted without consent;

(h)           make a material write down or write up the value of any receivables or materially revalue any assets of Company other than as required by GAAP;

(i)            create, incur or assume any indebtedness for borrowed money, assume, guarantee, endorse or otherwise become liable or responsible (whether, directly, contingently or otherwise) for the indebtedness of another Person, enter into any agreement to maintain any financial statement condition of another Person except pursuant to (i) the Credit Agreement, dated as of December 24, 2008, as amended, by and among Company, each of the lenders party thereto from time to time and Wells Fargo Foothill, LLC, as Arranger and Administrative Agent (the “Credit Facility”), as amended from time to time, and the ancillary documents and subsidiary guarantees related thereto; (ii) any replacement credit facility on terms not materially less favorable (including with respect to guarantees by Subsidiaries and with respect to prepayment penalties, termination fees or similar costs) to Company than the Credit Facility (provided that prior to or concurrently with entering into any replacement facility, the Company shall pay all liabilities, obligations and fees owed under the Credit Facility); (iii) letters of credit or replacement letters of credit entered into in the ordinary course of business and consistent with past practice; (iv) any indebtedness owed to Company by any of its direct or indirect wholly owned Subsidiaries; or (v) purchase money debt, capital leases or guarantees in the ordinary course of business not involving indebtedness of more than $250,000 individually or $1,000,000 in the aggregate;

(j)            make any material change to any of its methods, principles or practices of financial accounting currently in effect other than as required by GAAP as concurred in by its independent registered accountants;

(k)           transfer, license or obtain from any Person (except as permitted by Section 6.1(k)(ii)) any rights to Intellectual Property Assets or Technology, or transfer, license or grant to any Person any rights to any Company Intellectual Property Assets or Company Technology, other than (i) non-exclusive licenses (excluding Patents) from Company in the ordinary course consistent with past practice, or (ii) transfer or license Intellectual Property Assets (excluding Patents) or Technology from any Person at a cost of less than $150,000 per year;

(l)            authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution of Company or any of its Subsidiaries;

(m)          announce, implement or effect any material reduction in labor force, lay-off, early retirement program, severance program or other program or effort concerning the termination of employment of employees of Company or any of its Subsidiaries other than routine employee terminations;

(n)           settle, voluntarily pay or discharge any litigation, investigation or arbitration other than the payment, discharge or satisfaction of such claims, liabilities or obligations (i) disclosed or reserved against in the Company Financial Statements included in the Company SEC Reports filed prior to the date hereof in amounts no greater than the amount reserved with respect to the relevant liability therein or (ii) incurred in the ordinary course of business since the date of such Company Financial Statements or (iii) otherwise in the ordinary course of business consistent with past practice or in accordance with their terms, of claims not in excess of $100,000 individually or $1,000,000 in the aggregate;

(o)           adopt any shareholder rights plan (other than any shareholder rights plan that would not prevent, delay or restrict the transactions contemplated by this Agreement) or otherwise take any action which would, directly or indirectly, restrict or impair the ability of Purchaser to vote, or otherwise to exercise the rights and receive the benefits of a stockholder with respect to, securities of Company acquired or controlled or to be acquired or controlled by Parent or Purchaser;

(p)           take any action to exempt any Person from, or make any acquisition of securities by any Person not subject to, any state takeover statute or similar statute or regulation that applies to Company with respect to an Acquisition Proposal or otherwise, including the restrictions on “business combinations” set forth in Section 203 of the DGCL, except for Parent, Purchaser or any of their respective Subsidiaries or affiliates, or the acquisition of shares of Company Common Stock pursuant to this Agreement, including the Offer, the Merger and the other transactions contemplated hereby;

(q)           enter into any agreement, any of the benefits to any party of which will be increased, or the vesting of the benefits to any party of which will be accelerated, by the occurrence of the Offer, the Merger or any of the other transactions contemplated by this Agreement;

(r)            make a binding offer to take, take or agree to take any of the foregoing actions.

6.2          Certain Tax Matters.

During the period from the date of this Agreement to the Effective Time:

(a)           Company and each of its Subsidiaries will promptly notify Parent of any suit, claim, action, investigation, proceeding or audit pending against or with respect to Company or any of its Subsidiaries in respect of any Tax and will not settle or compromise any such suit, claim, action, investigation, proceeding or audit or enter into any material closing agreement that would adversely affect Parent’s or Company’s Tax liability without Parent’s prior written consent.

(b)           Except as required by applicable Tax Law or with Parent’s prior written consent, none of Company or any of its Subsidiaries will (i) make or change any material Tax election, (ii) file any material amended Tax Return, (iii) agree to any material adjustment of any Tax attribute, (iv) change (or make a request to any taxing authority to change) any of its methods of reporting income or deductions for federal income Tax purposes, (v) file any claim for a material refund of Taxes, or (vi) consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment that would adversely affect Parent’s or Company’s Tax liability.

(c)           Company and each of its Subsidiaries will retain all books, documents and records necessary for the preparation of Tax Returns and reports (including previously filed Tax Returns and reports).

(d)           Company shall deliver to Purchaser on or prior to the Expiration Date a certificate, in form and substance reasonably satisfactory to Purchaser, duly executed and acknowledged, certifying that Company has not been a U.S. real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

ARTICLE VII — ADDITIONAL AGREEMENTS

7.1          Third Party Consents and Regulatory Approvals.

(a)           The parties hereto shall cooperate with each other and use reasonable best efforts to promptly (i) prepare and file all necessary documentation, to effect all applications, notices, petitions and filings as soon as reasonably practicable, to obtain as promptly as reasonably practicable all permits, consents, approvals, authorizations and clearances (including under the HSR Act and the Antitrust Laws) of all Specified Governmental Authorities and other Persons which are necessary to consummate the transactions contemplated by this Agreement (including each of the Offer and the Merger), and to comply with the terms and conditions of all such permits, consents, approvals, authorizations and clearances of all such third parties and Specified Governmental Authorities, including landlord consents (ii) without limiting the foregoing, make, or cause to be made, the applications and filings required to be made under the HSR Act and the Antitrust Laws as promptly as practicable, and in any event within ten (10) Business Days after the date hereof; and (iii) defend any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated by this Agreement.  Other than pursuant to actions by the Company or Company Board permitted in Section 7.2(e), the parties further agree to use reasonable best efforts to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable, including taking all such further action as reasonably may be necessary to (i) cause the expiration of the notice periods under the HSR Act and the Antitrust Laws as promptly as reasonable practicable after the date of this Agreement, (ii) to comply as promptly as practicable with any request for additional information, documents or other materials received by Parent, Purchaser or the Company, and (iii) to resolve such objections, if any, as the United States Federal Trade Commission, the Antitrust Division of the United States Department of Justice, state antitrust enforcement authorities or competition authorities of any other nation or other jurisdiction or any other Person may assert under Regulatory Law with respect to the transactions contemplated by this Agreement and (iv) to avoid or eliminate each and every impediment under any Law that may be asserted by any Governmental Authority with respect to the transactions contemplated by this Agreement so as to enable the Closing to occur as soon as expeditiously possible.  The parties agree that the use of “reasonable best efforts” by Parent shall not require Parent or Purchaser to propose, negotiate, commit to or effect, by consent decree, hold separate order or otherwise, either of the following (each a “Burdensome Action”) (x) the sale, license, divestiture or disposition of, or to hold separate, any product lines, assets or businesses of either party or its Affiliates or (y) any restrictions or actions that after the Closing Date would limit Parent’s or its Subsidiaries’ (including the Surviving Corporation’s) ownership, operation or freedom of action with respect to, or its ability to retain, one or more of its or its Subsidiaries’ (including the Surviving Corporation’s) businesses, product lines or assets.  The parties agree that the use of “reasonable best efforts” by either Parent or Purchaser, on the one hand, or Company, on the other hand, shall not require Parent, Purchaser or Company, as the case may be, or their respective Subsidiaries, to pay any consideration to obtain a consent or suffer any loss, surrender any right or incur any obligation in connection therewith.  For purposes of this Agreement, “Regulatory Law” means the Sherman Act of 1890, the Clayton Antitrust Act of 1914, the HSR Act, the Federal Trade Commission Act of 1914 and all other federal, state or foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other Laws, including any antitrust, competition or trade regulation Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening competition through merger or acquisition.

(b)           Subject to and in furtherance of this Section 7.1, Parent and Company shall have the right to review in advance, and, to the extent practicable, each will consult the other on, in each case subject to applicable Laws relating to the exchange of information, (i) in the case of Parent, all the information relating to Company and any of its Subsidiaries which appear in, and (ii) in the case of Company, all the information relating to Parent and Purchaser and any of their Subsidiaries which is required to complete, any filing made with, or written materials submitted to, any Governmental Authority in connection with the transactions contemplated by this Agreement.  In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as reasonably practicable.  The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated herein.

(c)           Parent and Company shall (i) promptly advise each other of (and Parent or Company shall so advise with respect to communications received by any Affiliate of Parent or Company, as the case may be) any written or oral communication from any Governmental Authority or third party whose consent or approval is required for consummation of the transactions contemplated by this Agreement; (ii) to the extent practicable, not participate in any substantive meeting or discussion with any Governmental Authority in respect of any filing, investigation, or inquiry concerning this Agreement or the transactions contemplated by this Agreement unless it consults with the other party in advance, and, to the extent permitted by such Governmental Authority, gives the other party the opportunity to attend; and (iii) promptly furnish the other party with copies of all correspondence, filings, and written communications between them and their Subsidiaries and Representatives, on the one hand, and any Governmental Authority or its respective staff, on the other hand, with respect to this Agreement and the transactions contemplated by this Agreement, except that materials may be redacted (x) to remove references concerning the valuation of the businesses of Company, (y) as necessary to comply with contractual arrangements, and (z) as necessary to address reasonable privilege or confidentiality concerns.  Neither Parent nor Company shall consent to any voluntary extension of any statutory deadline or waiting period or to any voluntary delay of the consummation of the transactions contemplated by this Agreement at the behest of any Governmental Authority without the consent of the other party, which consent shall not be unreasonably withheld or delayed.

(d)           Company agrees and acknowledges that, notwithstanding anything to the contrary in this Section 7.1, in connection with any filing or submission required, action to be taken or commitment to be made by Company, Parent, or any of their respective Subsidiaries to consummate the transactions contemplated by this Agreement, neither Company nor any of Company’s Subsidiaries shall, without Parent’s prior written consent agree to any Burdensome Action with respect to Company or its Subsidiaries; provided that the foregoing shall not relieve any party of its obligations under this Agreement.

7.2          No Solicitation.

(a)           Upon execution of this Agreement, Company and its Subsidiaries shall, and Company shall cause its and its Subsidiaries’ Representatives to, cease immediately and terminate any and all existing activities, discussions or negotiations with any Person (other than Parent, its Subsidiaries and their respective Representatives) conducted heretofore with respect to, or that would reasonably be expected to lead to, an Acquisition Proposal.  The Company shall promptly after the date of this Agreement request in writing each such Person which has heretofore executed a confidentiality agreement relating to an Acquisition Proposal with or for the benefit of the Company to promptly return or destroy (which destruction, if provided for in such confidentiality agreement, shall be certified in writing by such Person to the Company) all information, documents, and materials relating to an Acquisition Proposal (including all information relating to the Company or its businesses, operations or affairs heretofore furnished by the Company or any of its Representatives to such Person or any of its Representatives in connection with an Acquisition Proposal) in each case, to the extent provided in, and in accordance with the terms of, any confidentiality agreement with such Person.  Company shall not release any Person from, or waive any provision of, any confidentiality, “standstill” or similar agreement to which the Company or any of its Subsidiaries is a party or under which the Company or any of its Subsidiaries has any such rights, and Company shall use its reasonable best efforts to enforce each such agreement at the request of Parent.

(b)           Except as permitted in this Section 7.2, Company agrees that neither it nor any of its Subsidiaries shall, and that it shall cause its and their respective Representatives not to, directly or indirectly, (i) initiate, solicit, or knowingly encourage or knowingly facilitate the submission of any Acquisition Proposal or proposal or offer from any Person (other than Parent or its Subsidiaries) that Company reasonably expects to lead to an Acquisition Proposal, (ii) participate in any discussions or negotiations regarding, or furnish any non-public information to, or knowingly cooperate in any way with, any Person with the intent to facilitate, an Acquisition Proposal or proposal or offer from any Person (other than Parent or its Subsidiaries) that Company reasonably expects to lead to an Acquisition Proposal, (iii) enter into any agreement, contract, understanding, letter of intent or similar agreement related to an Acquisition Proposal (other than a confidentiality agreement as contemplated by Section 7.2(c)), or (iv) approve or recommend an Acquisition Proposal.

(c)           Notwithstanding the limitations set forth in Section 7.2(b), from the date hereof and prior to the Acceptance Date, if Company or its Representatives receive an unsolicited bona fide written Acquisition Proposal that the Company Board determines in good faith, after consultation with its outside legal counsel and financial advisors, constitutes, or is reasonably likely to lead to, a Superior Proposal, and which Acquisition Proposal did not result from or arise in connection with a breach of this Section 7.2 and was made after the date of this Agreement, Company may: (i) furnish information to the Person making such Acquisition Proposal (a “Qualified Bidder”) and its Representatives, and (ii) engage in discussions or negotiations with the Qualified Bidder and its Representatives with respect to the Acquisition Proposal; provided that (y) Company first receives from the Qualified Bidder an executed confidentiality agreement (the confidentiality terms of which are no less favorable to Company than those contained in the Confidentiality Agreement), and (z) concurrently with furnishing any information regarding the Company or any of its Subsidiaries to, or engaging in discussions or negotiations with, such Qualified Bidder, Company gives Parent written notice of the identity of such Qualified Bidder and of Company’s intention to furnish information to, or engage in discussions or negotiations with, such Qualified Bidder and Company furnishes such information to Parent (to the extent not previously furnished by Company to Parent).

(d)           Except as otherwise provided in Section 7.2(e), neither the Company Board nor any committee of the Company Board may (A) fail to make in the Schedule 14D-9, withdraw, modify, amend or qualify in any manner adverse to Parent or Purchaser the Company Recommendations, (B) fail to recommend against acceptance of any tender or exchange offer other than the Offer for the Company Common Stock within ten (10) Business Days after the commencement of such offer, or (C) (x) publicly announce such action or (y) publicly recommend any Acquisition Proposal, it being understood, for the avoidance of doubt, that neither the approval nor the delivery of a Subsequent Determination Notice to Parent or Purchaser or public disclosure thereof shall be deemed an Adverse Recommendation Change (any of the foregoing in clauses (A) through (C), an “Adverse Recommendation Change”).

(e)           (i)            At any time prior to the Acceptance Date, if (A) there shall occur or arise after the date of this Agreement a material development that relates to Company and its Subsidiaries but does not relate to an Acquisition Proposal and is not a change in the general prospects of Company and its Subsidiaries (an “Intervening Event”) and (B) Company did not have knowledge, as of the date of this Agreement, that there was a reasonable possibility that such Intervening Event would occur or arise after the date of this Agreement, then the Company Board may take one or more of the actions prohibited by Sections 7.2(d)(A) or Section 7.2(d)(C)(x) if the Company Board determines in good faith, after consultation with Company’s outside legal counsel, that the failure to take such action would result in a breach of the Company Board’s fiduciary obligations under applicable Law.

(ii)           At any time prior to the Acceptance Date, the Company Board may in response to a Superior Proposal (that has not been withdrawn) that did not result from a breach by Company or any of its Representatives of this Section 7.2 with respect to the Acquisition Proposal constituting or resulting in the Superior Proposal, (i) effect an Adverse Recommendation Change, or (ii) enter into a definitive agreement with respect to such Superior Proposal (an “Acquisition Agreement”) and simultaneously terminate this Agreement in accordance with Section 9.1(g) if the Company Board determines in good faith, after consultation with Company’s outside legal counsel and financial advisors, that failure to do so would result in a breach of the Company Board’s fiduciary obligations under applicable Law; provided, however, that any such action may only be taken at a time that is (A) after the fourth

(4th) Business Day following delivery to Parent of a written notice from Company that the Company Board intends to take such action if such proposal remains a Superior Proposal (the “Subsequent Determination Notice”), which notice will specify the material terms of the applicable Superior Proposal and identifying the Person making such Superior Proposal (it being understood and agreed that any material amendment to such Superior Proposal, including the financial terms of such Superior Proposal, shall require the delivery of a new Subsequent Determination Notice and the commencement of an additional three (3) day waiting period), and (B) at the end of any such period referred to in clause (A), the Company Board determines in good faith, after taking into account all amendments or revisions irrevocably committed to by Parent and after consultation with the Company Board’s outside legal counsel and financial advisors, that such Superior Proposal remains a Superior Proposal.  During any period referred to in clause (A), Parent shall be entitled to deliver to Company one or more counterproposals to such Acquisition Proposal, and Company shall give Parent the opportunity to meet with the Company and its Representatives, and at Parent’s request, shall negotiate in good faith regarding the terms of any possible revisions to the terms of this Agreement.

(f)            From and after the execution of this Agreement, Company shall notify Parent promptly (but in any event no later than twenty-four (24) hours) of the receipt of any Acquisition Proposal or any, proposal or expression of interest that the Company reasonably expects to lead to an Acquisition Proposal (including a summary of the material terms and conditions thereof, including price, and the identity of the Person making any Acquisition Proposal).  Company shall promptly (but in any event no later than twenty-four (24) hours) inform Parent of (i) any modification or proposed modification of any such Acquisition Proposal or any such, proposal or expression of interest and (ii) any meeting of the Company Board at which the Company Board is reasonably expected to consider any Acquisition Proposal.

(g)           Subject to compliance with Section 7.2(e), nothing in this Section 7.2 shall be deemed to prohibit Company from complying with Rule 14e-2, Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act with regard to an Acquisition Proposal if, in the good faith judgment of the Company Board or a committee of the Company Board, after consultation with its outside legal counsel, failing to take such action would be inconsistent with its obligations under applicable Law; provided, however, that any statement or disclosure made by or on behalf of the Company Board (other than a “stop, look and listen communication” of the type contemplated by Rule 14d-9(f) under the Exchange Act, and within the time period contemplated by Rule 14d-9(f)(3)) shall be deemed to be an Adverse Recommendation Change unless it is accompanied by a statement of the Company Board expressly reaffirming the Company Recommendation in connection with such statement or disclosure.

(h)           For purposes of this Agreement, “Acquisition Proposal” shall mean any proposal or offer from any Person (other than Parent or its Subsidiaries) relating to, any direct or indirect acquisition or purchase, in one transaction or a series of transactions, of (i)(A) assets or businesses that constitute 15% or more of the revenues, net income or assets of Company and its Subsidiaries, taken as a whole, or (B) 15% or more of any class of equity securities of Company, (ii) any tender offer or exchange offer that if consummated would result in any Person or group (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) beneficially owning 15% or more of any class of equity securities of Company, or (iii) any merger, consolidation, business combination, recapitalization, liquidation, dissolution, joint venture, binding share exchange or similar transaction involving Company or any of its Subsidiaries pursuant to which any Person or group (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder), would own (A) 15% or more of any class of equity securities of Company or of any resulting parent company of Company or (B) businesses or assets that constitute 15% or more of the revenues, net income or assets of Company and its Subsidiaries, taken as a whole, other than the transactions contemplated by this Agreement.

(i)            For purposes of this Agreement, “Superior Proposal” shall mean any bona fide written Acquisition Proposal (with for these purposes (y) the references to 15% in clauses (i)(A) and (iii)(B) of the definition of Acquisition Proposal being treated as references to 50.1% and (z) the references to 15% of any class of equity securities in clauses (i)(B), (ii) and (iii)(A) being treated as references to 50.1% of the outstanding Company Common Stock or the outstanding capital stock of any resulting parent company of Company), which did not result from or arise in connection with a breach of this Section 7.2, made by a Person (other than Parent or any of its Subsidiaries) that the Company Board determines in good faith, after consultation with its outside legal counsel and financial advisors, is reasonably capable of being consummated, and if consummated would be more favorable to the Company Stockholders (in their capacity as such) than the Offer and the Merger from a financial point of view, taking into account (A) all financial, regulatory, legal and other aspects of such Acquisition Proposal, including the existence of financing conditions, the need for financing, the conditionality of any financing commitments and the likelihood and timing of consummation and (B) any adjustment to the terms and conditions of this Agreement irrevocably committed to by Parent in response to such Acquisition Proposal.

7.3          Access to Information.

(a)           Upon reasonable prior notice and subject to applicable Laws relating to the exchange of information, Company shall, and shall cause each of its Subsidiaries to use reasonable commercial efforts to (a) afford to the officers, employees, accountants, counsel and other Representatives of Parent, reasonable access, during normal business hours during the period from the date of this Agreement until the Effective Time, or the date, if any, on which this Agreement is terminated pursuant to Section 9.1, to all of its properties, books, contracts, commitments and records (other than confidential information contained in personnel files to the extent the disclosure of such information is prohibited by privacy Laws), and subject to receipt of their accountants consent, their accountants’ work papers and (b) furnish Parent and Purchaser on a timely basis with such financial and operating data and other information with respect to Company and its Subsidiaries or with respect to actions relating to compliance with this Agreement or the transactions contemplated hereby as Parent and Purchaser may from time to time reasonably request.  Upon reasonable prior notice and subject to applicable Laws relating to the exchange of information, Company also shall provide Parent with such access to the appropriate individuals (including management personnel, attorneys, accountants and other professionals) for discussion of Company’s business, properties, prospects and personnel as Parent or Purchaser may reasonably request.  Neither Company nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would contravene any law, rule, regulation, order, judgment, decree, or binding agreement entered into prior to the date of this Agreement or would reasonably be expected to violate or result in a loss or impairment of any attorney-client or work product privilege.  The parties hereto will use commercially reasonable efforts to make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.  In furtherance of the foregoing, no information identifying individual employees or consultants of Company or any Subsidiary of Company or protected personal information regarding such employees or consultants will be disclosed under this Agreement (including in the Company Disclosure Schedule) in respect of employees or consultants that are employed (or were employed and remain domiciled) in any country that has enacted legislation implementing the EU Personal Data Privacy Directive or similar legislation, except to the extent permitted by a contractual undertaking entered into by Company and Parent regarding maintenance of privacy of such data in a form reasonably necessary to effect compliance with such legislation.

(b)           With respect to all information furnished by one party to the other party or its Representatives under this Agreement, the parties shall comply with, and shall cause their respective Representatives to comply with, all of their respective obligations under the Confidentiality Agreement.

7.4          Employment and Benefit Matters.

(a)           Provision of Benefits.  As of and for the twelve (12) month period immediately following the Effective Time, Parent will either (a) continue certain Company Plans, (b) permit Company Employees and, as applicable, their eligible dependents, to participate in the employee benefit plans, programs or policies (including without limitation any plan intended to qualify within the meaning of Section 401(a) of the Code and any vacation, sick, per personal time off plans or programs) of Parent, in each case on terms substantially similar in the aggregate to those provided to similarly situated employees of Parent, including with respect to geographical location, or (c) a combination of clauses (a) and (b).  To the extent Parent elects to have Company Employees and their eligible dependents participate in its employee benefit plans, program or policies following the Effective Time, Parent shall, and shall cause the Surviving Corporation to, treat, and cause the applicable benefit plans in which Company Employees are entitled to participate to treat, the service of Company Employees with the Company or any Subsidiary of the Company or predecessor employers attributable to any period before the Effective Time as service rendered to Parent, the Surviving Corporation or any Subsidiary of Parent for purposes of eligibility to participate, vesting and for other appropriate benefits including the applicability of minimum waiting periods for participation, but excluding benefit accrual (including minimum pension amount), equity incentive plans and eligibility for early retirement under any benefit plan of Parent or eligibility for retiree welfare benefit plans or as would otherwise result in a duplication of benefits.  Without limiting the foregoing, with respect to Company Employees who are employed by Parent or a Subsidiary of Parent in the United States, Parent shall cause any pre-existing conditions or (actively at work or similar) limitations, eligibility waiting periods, evidence of insurability requirements or required physical examinations under any health or similar plan of Parent to be waived with respect to Company Employees and their eligible dependents; provided, however, that with respect to preexisting conditions, such conditions shall be waived to the extent waived under the corresponding plan in which Company Employees participated immediately prior to the date Company Employees and their eligible dependents are transitioned to Parent’s health or similar plans.  With respect to Company Employees who are employed by Parent or a Subsidiary of Parent in the United States, Parent shall also cause any deductibles paid by Company Employees under any of Company’s or its Subsidiaries’ health plans in the plan year in which the Acceptance Date occurs (or the Closing Date occurs, if the Closing Date occurs in a subsequent plan year and Company Employees and their eligible dependents are not transitioned to Parent’s health or similar plans until such subsequent plan year) to be credited towards deductibles under the health plans of Parent or any Subsidiary of Parent.  Except as otherwise required under applicable Laws, Company Employees shall be considered to be employed by Parent “at will” and nothing shall be construed to limit the ability of Parent or the Surviving Corporation to terminate the employment of any such Company Employee at any time.

(b)           Company Plans.  Effective as of the day immediately preceding the date the Company becomes a member of the same Controlled Group of Corporations (as defined in Section 414(b) of the Code) as Parent, Company shall terminate each Company Plan that is intended to include a Code Section 401(k) arrangement maintained by Company or any of its Subsidiaries (each, a “Company 401(k) Plan”) (unless Parent provides written notice to the Company at least five (5) Business Days prior to the date the Company will become a member of the same Controlled Group of Corporations (as defined in Section 414(b) of the Code) as Parent that a Company 401(k) Plan shall not be terminated).  Unless Parent provides any such written notice to Company, Company shall provide Parent with evidence that such Company 401(k) Plan(s) have been terminated (effective no later than the day immediately preceding the Closing Date) pursuant to resolutions of the Company Board.  The form and substance of such resolutions shall be subject to review and approval of Parent, which shall not be unreasonably withheld.  Company also shall take such other actions in furtherance of terminating such Company Plan(s) as Parent may reasonably require.  Company shall also make such amendments to the Company 401(k) Plan(s) as requested by Parent at least fifteen (15) Business Days prior to the Closing Date.  Unless prohibited or limited by applicable Law, if requested by Parent, Company shall use its commercially reasonable efforts to effect the timely, accurate and efficient transfer of the Company Employees to Parent’s employee benefit plans and programs.

(c)           Company Employee Compensation. For a period of at least one (1) year following the Effective Time, Parent shall, or shall cause the Surviving Corporation to, compensate each Company Employee with a base salary or hourly wage no less favorable than the base salary or hourly wage provided to the Company Employee immediately prior to the Effective Time, provided that Parent may adjust such base salary or hourly wage to reasonably reflect any change in responsibilities or based upon such Company Employee’s performance following the Effective Time.

(d)           No Third-Party Beneficiaries.  Company and Parent acknowledge and agree that all provisions contained in this Section 7.4 with respect to employees are included for the sole benefit of the respective parties and shall not create any right in any other Person, including any employees, former employees, any participant in any Company Plan or any beneficiary thereof or any right to continued employment with Company, Parent or any Subsidiary of Company or Parent, shall be construed to establish, amend, or modify a Company

Plan or any other benefit plan, program, agreement or arrangement nor shall require Company or any Subsidiary of Company to continue or amend any particular benefit plan after the consummation of the transactions contemplated by this Agreement for any employee or former employee of Company or any subsidiary of Company, and any such plan may be amended or terminated in accordance with its terms and applicable Law.

7.5          Directors’ and Officers’ Indemnification and Insurance.

(a)           Parent and Purchaser agree that any rights to indemnification or exculpation now existing in favor of, and all limitations on the personal liability of each present and former director, officer, employee, fiduciary or agent of Company and its Subsidiaries (the “Indemnified Parties” and, each, an “Indemnified Party”) provided for in the respective organizational documents or in any indemnification agreements in effect as of the date hereof, shall continue in full force and effect (and with respect to Company and the Surviving Corporation, shall be reflected in the applicable organizational documents of such entity), for a period of six (6) years after the Acceptance Date.  During such period, Parent shall not, nor shall it permit the Surviving Corporation to, amend, repeal or otherwise modify such provisions for indemnification in any manner that would affect the rights thereunder of any individual who at any time on or prior to the Effective Time was a director, officer, employee, fiduciary or agent of Company or its Subsidiaries in respect of actions or omissions occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement), unless such modification is required by Law; provided, however, that in the event any claim or claims are asserted or made either prior to the Effective Time or within such six-year period, all rights to indemnification in respect of any such claim or claims shall continue until disposition of any and all such claims.  Any indemnification agreements with Indemnified Parties in existence on the date of this Agreement shall be assumed by the Surviving Corporation in the Merger, without any further action, and shall survive the Merger and continue in full force and effect in accordance with their terms.

(b)           Prior to the Effective Time, Company shall, to the fullest extent permitted under applicable Laws, indemnify and hold harmless, and, after the Effective Time, Parent shall and shall cause the Surviving Corporation to, to the fullest extent permitted under applicable Law, indemnify and hold harmless, each present and former director or officer of Company and each Subsidiary of Company and each such Person who served at the request of Company or any of its Subsidiaries as a director, officer, trustee, partner, fiduciary, employee or agent of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise (collectively, the “Covered Parties”) against all costs and expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and settlement amounts paid in connection with any claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), whether civil, administrative or investigative, arising out of or pertaining to any action or omission in their capacities as officers or directors, in each case occurring before the Effective Time (including the transactions contemplated by this Agreement).  Without limiting the foregoing, to the extent not inconsistent with the indemnification or exculpation agreements in place as of the date hereof, in the event of any such claim, action, suit, proceeding or investigation, (i) Company or the Surviving Corporation, as the case may be, shall be entitled to control the defense of such claim, action, suit, proceeding or investigation, (ii) if Company or the Surviving Corporation does not elect to control the defense of such claim, action, suit, proceeding or investigation, the Covered Party shall be entitled to select counsel for the Covered Party, which counsel shall be reasonably satisfactory to Company or to the Surviving Corporation, as the case may be, and Company or the Surviving Corporation shall pay the fees and expenses of such counsel promptly after statements therefor are received (unless Company or the Surviving Corporation shall elect to defend such action), (iii) the Covered Party shall cooperate in the defense of any such matter, and (iv) neither Company nor the Surviving Corporation shall be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld or delayed).

(c)           Company shall maintain in effect from the date of this Agreement to the Effective Time the current directors’ and officers’ liability insurance policies maintained by the Company as of the date of this Agreement (the “Policies”).  Parent shall, or shall cause the Surviving Corporation, to maintain in effect for six (6) years from the Effective Time the Policies (provided that the Surviving Corporation may substitute therefor policies of at least the same coverage containing terms and conditions that are no less favorable) with respect to matters occurring at or prior to the Effective Time; provided, however, that in no event shall the Surviving Corporation be required to expend pursuant to this Section 7.5(c) more than an amount per year equal to 250% of the current annual premiums paid by the Company for the Policies; provided, however, that, if the annual premiums for the Policies exceed such amount or in the event of an expiration, termination or cancellation of such Policies, the Surviving Corporation shall be required to obtain as much coverage as is possible under substantially similar policies for such maximum annual amount in aggregate annual premiums.  Parent and the Surviving Corporation may satisfy their obligations under the first sentence of this Section 7.5(c) by obtaining, at or prior to the Effective Time, a prepaid (or “tail”) directors’ and officers’ liability insurance policy, in each case, the material terms of which, including coverage, terms of coverage, amount and creditworthiness of the issuer, are in effect and are no less favorable to such directors and officers than the insurance coverage otherwise required under this Section 7.5(c).  In such event, Parent and the Surviving Corporation shall maintain such “tail” policy in full force and effect and continue to honor their respective obligations thereunder, in lieu of all other obligations of Parent and the Surviving Corporation under the second sentence of this Section 7.5(c) for such six-year period; provided that in no event shall the Surviving Corporation pay a premium for such “tail” policy that in the aggregate exceeds 250%% of the last annual premium paid by the Company for coverage for the period of twelve (12) months most recently commenced prior to the date hereof.

(d)           The obligations under this Section 7.5 shall not be terminated or modified in such a manner as to adversely affect any indemnitee to whom this Section 7.5 applies without the consent of such affected indemnitee (it being expressly agreed that the indemnitees to whom this Section 7.5 applies shall be third party beneficiaries of this Section 7.5 and shall be entitled to enforce the covenants contained herein).

(e)           In the event Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent and the Surviving Corporation, as the case may be, assume the obligations set forth in this Section 7.5.

7.6          Additional Agreements.

In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Merger, the proper officers and directors of each party to this Agreement and their respective Subsidiaries shall take all such necessary action as may be reasonably requested by, and at the sole expense of, Parent.

7.7          Advice of Changes.

Parent and Company shall each promptly notify the other party of any change or event (a) having a Parent Material Adverse Effect or Company Material Adverse Effect, as the case may be, or (b) which it believes would otherwise be reasonably likely to cause or constitute a breach of any of its representations, warranties or covenants contained herein; provided, that with respect to the Company, the notice required by clause (b) shall only be required if as a result of such breach the conditions set forth in Sections (c) or (d) of Annex I hereto would not be satisfied; provided further, that with respect to Parent, the notice required by this clause (b) shall only be required if such breach result in a Parent Material Adverse Effect; provided, further, however, that the delivery of any notice pursuant to this Section 7.7 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

7.8          Publicity.

Except with respect to any action taken pursuant to, and in accordance with, Section 7.2 or Article IX, so long as this Agreement is in effect, neither Parent nor Company shall, or shall permit any of its Subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the Transaction or this Agreement without the consent of the other party, which consent shall not be unreasonably withheld or delayed, except as follows: (x) such party determines in good faith, after consultation with outside counsel, that such action is required by applicable Law or the applicable rules of any stock exchange or the Nasdaq Stock Market LLC, in which event such party shall endeavor, on a basis reasonable under the circumstances, to provide a meaningful opportunity to the other parties to review and comment upon such press release or other announcement and shall give due consideration to all reasonable additions, deletions or changes suggested thereto or (y) in connection with any actions by the Company or Company Board permitted by Section 7.2(e) or in connection with any actions by Parent in response to or as a result of any action by Company or the Company Board permitted by Section 7.2(e).

7.9          Rule 16b-3 Actions.

Parent and Company agree that, in order to most effectively compensate and retain those officers and directors of Company who are subject to the reporting requirements of Section 16(a)

of the Exchange Act in connection with the Offer and the Merger, both prior to and after the Effective Time, it is desirable that such Persons not be subject to a risk of liability under Section 16(b) of the Exchange Act to the fullest extent permitted by applicable Law in connection with the transactions contemplated by this Agreement, and for that compensatory and retentive purpose agree to the provisions of this Section 7.9.  Promptly after the date hereof and prior to the Expiration Date, Company shall take all such steps as may be required to cause any dispositions of shares of Company Common Stock resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Company to be exempt under Rule 16b-3 promulgated under the Exchange Act, to the extent permitted by applicable Law.

7.10        Rule 14d-10 Matters.

(a)           Company shall provide to Parent within five (5) Business Days following the execution date of this Agreement a true and complete copy of any resolutions of the Company Board, or the Company Compensation Committee, reflecting any approvals and actions referred to in the last sentence of Section 5.13(k) to the extent taken prior to the date of this Agreement.  Notwithstanding anything in this Agreement to the contrary, Company and its Subsidiaries will not, after the date hereof, enter into, establish, amend or modify any plan, program, agreement or arrangement pursuant to which compensation is paid or payable, or pursuant to which benefits are provided, in each case to any Company Personnel unless, prior to such entry into, establishment, amendment or modification, the Company Compensation Committee shall have taken all such steps as may be necessary to (i) approve as an Employment Compensation Arrangement each such plan, program, agreement or arrangement and (ii) satisfy the requirements of the non-exclusive safe harbor under Rule 14d-10(d)(2) under the Exchange Act with respect to such plan, program, agreement, arrangement, understanding, payment or benefit.

(b)           In the event that, during the period beginning on the date of this Agreement and ending not less than five (5) days prior to the Expiration Date, Parent requests that the Company Compensation Committee consider whether any plan, program, agreement or arrangement that Parent would like to enter into, establish, amend or modify pursuant to which compensation is paid or payable, or pursuant to which benefits are provided, in each case to any Company Personnel (each such plan, program, agreement or arrangement, a “Post-Signing Arrangement”), would constitute an Employment Compensation Arrangement and provides Company with such information with respect to such Post-Signing Arrangement as Company may reasonably request, the Company Compensation Committee will promptly, and in any event prior to the Expiration Date, consider such Post-Signing Arrangement at a meeting duly called and held.  In the event that, following such consideration, the Company Compensation Committee determines in good faith that such Post-Signing Arrangement constitutes an Employment Compensation Arrangement, at such meeting the Company Compensation Committee shall take all such steps as may be necessary to (i) approve as an Employment Compensation Arrangement such plan, program, agreement or arrangement and (ii) satisfy the requirements of the non-exclusive safe harbor under Rule 14d-10(d)(2) under the Exchange Act with respect to such plan, program, agreement, arrangement, understanding, payment or benefit.

(c)           At the time of any action by the Company Compensation Committee described in this Section 7.10, each member of the Company Compensation Committee shall be an “independent director” in accordance with the requirements of Rule 14d-10(d)(2) under the Exchange Act.

7.11        State Takeover Laws.

If any “control share acquisition”, “fair price” or other anti-takeover laws or regulations enacted under state or federal laws becomes or is deemed to become applicable to the Company, the Offer, the acquisition of shares of Company Common Stock pursuant to the Offer, the Top-Up Option, the Merger, the Support Agreements or any other Transaction, then the Company Board shall use reasonable best efforts to take all action necessary to render such statute inapplicable to the foregoing.

ARTICLE VIII  -  CONDITIONS PRECEDENT
TO THE CONSUMMATION OF THE MERGER

8.1          Conditions.

The respective obligations of Parent, Purchaser and Company to consummate the Merger are subject to the satisfaction, at or before the Effective Time, of each of the following conditions:

(a)           Company Stockholder Approval.  The Company Stockholder Approval shall have been obtained, if and to the extent required by the DGCL.

(b)           Purchase of Common Shares.  Purchaser shall have accepted for payment shares of Company Common Stock pursuant to the Offer in accordance with the terms hereof.

(c)           No Injunctions or Restraints; Illegality.  No order, injunction, judgment, ruling or decree issued by any court or agency of competent jurisdiction or any Governmental Authority of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect.  No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated, deemed applicable to the Merger by any Governmental Authority of competent jurisdiction or enforced by any Governmental Authority of competent jurisdiction which prohibits, or makes illegal, consummation of the Merger.

ARTICLE IX  -  TERMINATION, AMENDMENT AND WAIVER

9.1          Termination.

This Agreement may be terminated and the Transaction may be abandoned at any time prior to the Effective Time, whether before or after the Company Stockholder Approval:

(a)           by mutual written consent of Company and Parent prior to the Acceptance Date;

(b)           by Parent or Company if the Acceptance Date shall not have occurred on or before March 15, 2010 (the “Outside Date”); provided, however, that Company may not terminate this Agreement pursuant to this Section 9.1(b) if such non-occurrence of the Acceptance Date resulted proximately from the breach of this Agreement by Company, and Parent may not terminate this Agreement pursuant to this Section 9.1(b) if such non-occurrence of the Acceptance Date resulted proximately from the breach of this Agreement by Parent or Purchaser;

(c)           by either Parent or Company if any Governmental Authority of competent jurisdiction shall have issued a final and non-appealable order, decree, judgment, injunction or ruling or taken any other final and non-appealable action, in each case, having the effect of permanently enjoining, restraining or otherwise prohibiting the consummation of the Transaction prior to the Outside Date; provided that the party seeking to terminate this Agreement shall have used its reasonable efforts to have such order, decree, judgment, injunction or ruling lifted if and to the extent required by Section 7.1;

(d)           by Parent prior to the Acceptance Date, (A) in the event any representation, warranty, covenant or other agreement contained herein (other than the representations and warranties set forth in clause (a) or clause (b)(ii) of Section 5.7) shall have been breached by Company or shall be or shall have become untrue, which situation in any case (1) would result in any of the events set forth in clauses (c) or (d) of Annex I to occur and (2) has not been cured within twenty (20) Business Days following notice by Parent, (B) in the event the representations and warranties set forth in clause (a) or clause (b)(ii) of Section 5.7 shall have been breached by Company or shall be or shall have become untrue, which situation (1) would result in any of the events set forth in clause (c) of Annex I to occur and (2) is not cured by the Outside Date, (C) if any order, decree, judgment, injunction or ruling having the effects referred to in clauses (i) through (iv) of paragraph (a) of Annex I in connection with the consummation of the Offer or the Merger shall have become final and nonappealable, or (D) if Company shall have taken action to have materially and willfully breached Section 7.2; provided, however, that Parent may not terminate this Agreement pursuant to this Section 9.1(d) if any of the circumstances referred to in clauses (A) through (C) resulted proximately from the breach of this Agreement by Parent or Purchaser;

(e)           by Company prior to the Acceptance Date, in the event of a breach by Parent or Purchaser of any representation, warranty, covenant or other agreement contained herein, or if a representation or warranty of Parent or Purchaser shall have become untrue, which situation in any case (1) would result in a Parent Material Adverse Effect and (2) is not cured within twenty (20) Business Days following notice by Company; provided, however, that Company may not terminate this Agreement pursuant to this Section 9.1(e) if any of such circumstances resulted proximately from the breach of this Agreement by Company.

(f)            by Parent, if prior to the Acceptance Date (i) following commencement of the Offer, the Company Board shall have failed to publicly recommend to the Company Stockholders that they tender their shares into the Offer or vote in favor of the adoption and approval of this Agreement, including by failing to put the Company Recommendation in the Schedule 14D-9, (ii) the Company Board shall have effected an Adverse Recommendation Change, (iii) the Company Board shall have approved, or recommended that the Company Stockholders accept or approve, an Acquisition Proposal, (iv) if a tender or exchange offer relating to the Company’s securities shall have been commenced by a Person unaffiliated with Parent and the Company Board fails, within ten (10) Business Days after such tender or exchange offer is first published, sent or given, to recommend that the Company Stockholders not tender their shares of Company Common Stock pursuant to such tender or exchange offer, (v)  the Company Board shall have failed to reconfirm the Company Recommendation within ten (10) Business Days, following Parent’s request to do so, or (vi) the Company Board shall have resolved to do any of the foregoing (it being agreed that the delivery of a Subsequent Determination Notice and the determination to so deliver such notice and public disclosure with respect thereto shall not, by itself, give rise to a right for Parent to terminate this Agreement); or

(g)           by Company, if prior to the Acceptance Date the Company Board shall have effected an Adverse Recommendation Change in respect of a Superior Proposal in accordance with Section 7.2, and simultaneously with such termination (A) is entering into an Acquisition Agreement with respect to such Superior Proposal and (B) the Company has paid the Company Termination Amount to Parent pursuant to Section 9.2(b).

9.2          Effect of Termination.

(a)           A party desiring to terminate this Agreement pursuant to Section 9.1 (other than Section 9.1(a)) shall give notice of such termination to the other party or parties hereto.  In the event of a termination and abandonment of this Agreement by either Parent or Company as provided in Section 9.1, this Agreement shall immediately become void and have no effect, and none of Parent, Purchaser, Company, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability or obligation of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby, except that Sections 1.1(g), 1.2(c), 4.4, 5.6, 7.3(b) and 9.2, and Article X and all other obligations of the parties specifically intended to be performed after the termination of this Agreement shall survive any termination of this Agreement.  Notwithstanding the foregoing, neither Parent nor Company shall be relieved or released from any liabilities or damages arising out of its willful breach of any provision of this Agreement or any other agreement delivered in connection herewith or any fraud.

(b)           In the event this Agreement is terminated by:

(i)    Parent pursuant to Section 9.1(f); or

(ii)   Company pursuant to Section 9.1(g), then Company shall make a cash payment to Parent in the amount of $64,000,000 (the “Company Termination Amount”).

(c)           In the event this Agreement is terminated by Parent or Company pursuant to Section 9.1(b) and prior to such termination an Acquisition Proposal shall have been made directly to the stockholders of Company generally or any Person shall have publicly announced or publicly confirmed an intention to make an Acquisition Proposal and prior to such termination shall not have been withdrawn or publicly denounced and at any time prior to such termination but after disclosure of such Acquisition Proposal all of the Tender Offer Conditions have been satisfied or waived on the Business Day preceding an Expiration Date other than the Minimum Condition, if within twelve (12) months following such termination, Company shall have entered into a definitive agreement to engage in, a transaction qualifying as an Acquisition Proposal (with for these purposes (y) the references to 15% in clauses (i)(A) and (iii)(B) of the definition of Acquisition Proposal being treated as references to 50.1% and (z) the references to 15% of any class of equity securities in clauses (i)(B), (ii) and (iii)(A) being treated as references to 50.1% of the outstanding Company Common Stock or the outstanding capital stock of any resulting parent company of Company) with any Person other than Parent or any Affiliate of Parent, which transaction is subsequently consummated, then Company shall make a cash payment to Parent of the Company Termination Amount.

(d)           If required under this Section 9.2, the Company Termination Amount shall be paid in immediately available funds to an account designated by Parent within two (2) Business Days after the date of the event giving rise to the obligation to make such payment; provided, however, if the Company Termination Amount is payable as a result of a termination pursuant to Section 9.1(g), then the Company Termination Amount shall be payable prior to and as a condition to the termination.  The parties acknowledge and agree that the provisions for payment of the Company Termination Amount are an integral part of the transactions contemplated by this Agreement and are included herein in order to induce Parent to enter into this Agreement and to reimburse Parent for incurring the costs and expenses related to entering into this Agreement and consummating the transactions contemplated by this Agreement.  If Company fails to pay the Company Termination Amount and Parent or Purchaser commences a suit which results in a judgment against Company for the Company Termination Amount or any portion thereof, then Company shall pay Parent and Purchaser their costs and expenses (including reasonable attorney’s fees and disbursements) in connection with such suit, together with interest on the Company Termination Amount at the prime rate as quoted on Bloomberg screen (PRIMBB Index) in effect on the date such payment was required to be made through the date of payment.

9.3          Amendment.

Subject to compliance with applicable Law, this Agreement may be amended by the parties hereto at any time before or after approval of the matters presented in connection with the Merger to the stockholders of Company; provided, however, that after the adoption of this Agreement and the approval of the transactions contemplated hereby by the Company Stockholders, no amendment of this Agreement shall be made which by Law requires further approval by the stockholders of Company without obtaining such approval.  This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

9.4          Extension; Waiver.

At any time prior to the Effective Time, the parties hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein; provided, however, that after the adoption of this Agreement and the approval of the transactions contemplated hereby by the Company Stockholders, no extension or waiver of this Agreement or any portion thereof shall be made which by Law requires further approval by the Company Stockholders without obtaining such approval.  Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure or delay to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE X  -  MISCELLANEOUS

10.1        Nonsurvival of Representations, Warranties and Agreements.

None of the representations or warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Acceptance Date and none of the covenants, or agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time; provided that this Section 10.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time or relates to delivery of the Exchange Fund in full.

10.2        Expenses.

Except as may otherwise be agreed to hereunder or in other writing by the parties, all legal and other costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

10.3        Notices.

All notices or other communications hereunder shall be in writing and shall be deemed given if delivered personally, sent by nationally recognized overnight courier (providing proof of delivery), by telecopy (providing confirmation of transmission), or, if provided in connection with Section 6.1, by email to the respective address set forth on Schedule 6.1 (providing confirmation of delivery),  addressed as follows:

(a)           If to Parent or Purchaser, to:

Adobe Systems Incorporated

345 Park Avenue, MS A17-400

San Jose, CA 95110-2704

Attn:  Stuart Fagin, Associate General Counsel

Fax:(408) 537-5204

with required copies to (which shall not constitute notice):

Latham & Watkins LLP

140 Scott Drive

Menlo Park, CA 94025

Attn:  Glenn P. Nash

Peter F. Kerman

Fax:  (650) 463-2600

(b)          If to Company, to:

Omniture, Inc.

550 East Timpanogos Circle

Orem, Utah 84097

Attn:  Chief Legal Officer

Fax:  (801) 722-7005

with required copies to (which shall not constitute notice):

Wilson Sonsini Goodrich & Rosati

Professional Corporation

650 Page Mill Road

Palo Alto, California 94304-105

Attention:     Martin W. Korman

Bradley L. Finkelstein

Facsimile No.: (650) 493-6811

Wilson Sonsini Goodrich & Rosati

Professional Corporation

701 Fifth Avenue, Suite 5100

Seattle, WA 98104-7036

Attention:      Patrick J. Schultheis

Facsimile No.: (206) 883-2699

or such other address as shall be furnished in writing by any party, and any such notice or communication shall be deemed to have been given as of the date received by the addressee as provided above; provided that any notice received by facsimile transmission, email transmission or otherwise at the addressee’s location on any Business Day after 5:00 p.m. (addressee’s local time) shall be deemed to have been received at 9:00 a.m. (addressee’s local time) on the next Business Day.

10.4        Interpretation.

When a reference is made in this Agreement to Sections, Exhibits, Schedules or Annexes, such reference shall be to a Section of or Exhibit, Schedule or Annex to this

Agreement unless otherwise indicated.  The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”  The words “hereof”, “hereto”, “hereby”, “herein” or “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  The term “or” is not exclusive.  Documents filed or furnished with the SEC by a party or included in the electronic data room by a party, shall be deemed to have been made available to the other party for purposes of this Agreement.  Any capitalized terms used in any Schedule, Exhibit or Annex, but not otherwise defined therein, shall have the meaning as defined in this Agreement.  All references to this Agreement shall be deemed to include references to the “plan of merger” contained herein (as such term is used in the DGCL).  The initial applications and filings made pursuant to Section 7.1(a) in connection with obtaining the expiration or termination of any applicable waiting period or any clearance, consent or approval under the HSR Act or any other Antitrust Law shall not be determinative of whether applications or filings in other jurisdictions for purposes of obtaining the expiration or termination of any applicable waiting period or clearance, consent or approval  of any other jurisdiction are “commercially reasonably required,” as such term is used in Annex I.

10.5        Counterparts.

This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

10.6        Entire Agreement.

This Agreement, together with the Exhibits, Annexes and Schedules hereto, and any documents delivered by the parties in connection herewith and the Confidentiality Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties hereto, or any of them, with respect to the subject matter hereof.

10.7        Governing Law; Jurisdiction and Venue; WAIVER OF JURY TRIAL.

This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to its rules of conflict of laws.  Each of Parent and Company hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of  Delaware Court of Chancery, or if no such state court has proper jurisdiction, then the Federal court of the U.S. located in the State of Delaware, and appellate courts therefrom, (collectively, the “Delaware Courts”) for any litigation arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any litigation relating thereto except in such courts), waives any objection to the laying of venue of any such litigation in the Delaware Courts and agrees not to plead or claim in any Delaware Court that such litigation brought therein has been brought in any inconvenient forum.  Each of the parties hereto agrees, (a) to the extent such party is not otherwise subject to service of process in the

State of Delaware, to appoint and maintain an agent in the State of Delaware as such party’s agent for acceptance of legal process, and (b) that service of process may also be made on such party by prepaid certified mail with a proof of mailing receipt validated by U.S. Postal Service constituting evidence of valid service.  Service made pursuant to (a) or (b) above shall have the same legal force and effect as if served upon such party personally with the State of Delaware.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

10.8        Severability.

In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and the parties shall use their reasonable best efforts to substitute a valid, legal and enforceable provision which, insofar as practicable, implements the original purposes and intents of this Agreement.

10.9        Assignment; Reliance of Other Parties.

Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto in whole or in part (whether by operation of Law or otherwise) without the prior written consent of the other parties and any attempt to make any such assignment without such consent shall be null and void.  Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns; provided, however, that Purchaser may assign its rights and obligations hereunder to any direct or indirect wholly owned Subsidiary of Parent to the extent Purchaser and/or Parent, as applicable, agree to remain liable for the performance of such wholly owned Subsidiary of its obligations hereunder.  Except as provided in Section 7.5, this Agreement (including the documents and instruments referred to herein) is not intended to confer upon any Person other than the parties hereto any rights or remedies under or by reason of this Agreement.

10.10      Specific Performance.

The parties hereto agree that irreparable damage would occur in the event that the provisions contained in this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions, without the posting of any bond, to prevent breaches of this Agreement and to enforce specifically the terms and provisions thereof in the Delaware Courts, this being in addition to any other remedy to which they are entitled at law or in equity.  Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

10.11      Definitions.

Except as otherwise provided herein or as otherwise clearly required by the context, the following terms shall have the following respective meanings indicated when used in this Agreement:

“Acceptance Date” shall have the meaning ascribed thereto in Section 1.1(a).

“Acquisition Agreement” shall have the meaning ascribed thereto in Section 7.2(e).

“Acquisition Proposal” shall have the meaning ascribed thereto in Section 7.2(i).

“Adverse Recommendation Change” shall have the meaning ascribed thereto in Section 7.2(d).

“Affiliate” shall mean, with respect to any Person, any other Person controlling, controlled by or under common control with such Person.  As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of power to direct or cause the direction of the management and policies of a Person whether through the ownership of voting securities, by contract or otherwise.

“Agreement” shall have the meaning ascribed thereto in the recitals hereto.

“Antitrust Laws” shall mean, other than the HSR Act, any Law designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization or restraint of trade or lessening competition through merger or acquisition.

“Appraisal Rights Provisions” shall have the meaning ascribed thereto in Section 3.3(a).

“Arrangements” shall have the meaning ascribed thereto in Section 5.13(k).

“Book-Entry Share” and “Book-Entry Shares” shall have the meaning ascribed thereto in Section 3.1(c).

“Business Day” shall have the meaning ascribed thereto in Rule 14d-1(c)(6) under the Exchange Act.

“Capitalization Adjustment” shall have the meaning set forth in Section 1.1(e).

“Cashed Out Compensatory Award” shall have the meaning ascribed thereto in Section 3.4(a).

“Cashed Out Remaining Plan Awards” shall have the meaning ascribed thereto in Section 3.4(b).

“Cashed Out Specified Plan Awards” shall have the meaning ascribed thereto in Section 3.4(a).

“Certificate” and “Certificates” shall have the meaning ascribed thereto in Section 3.1(c).

“Certificate of Merger” shall have the meaning ascribed thereto in Section 2.2.

“Closing” shall have the meaning ascribed thereto in Section 2.2.

“Closing Date” shall have the meaning ascribed thereto in Section 2.2.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Company” shall have the meaning ascribed thereto in the recitals hereto.

“Company 401(k) Plans” shall have the meaning ascribed thereto in Section 7.4(b).

“Company Board” shall mean the board of directors of Company.

“Company Common Stock” shall have the meaning ascribed thereto in the recitals hereto.

“Company Compensation Committee” shall have the meaning ascribed thereto in Section 5.13(k).

“Company Compensatory Award” shall have the meaning ascribed thereto in Section 3.4(a).

“Company Contracts” shall have the meaning ascribed thereto in Section 5.15.

“Company Copyrights” shall have the meaning ascribed thereto in Section 5.19(a).

“Company Databases” shall have the meaning ascribed thereto in Section 5.19(a).

“Company Disclosure Schedule” shall have the meaning ascribed thereto in Article V.

“Company Employees” shall mean employees of the Company and its Subsidiaries as of the Effective Time who remain employed by Parent, the Surviving Corporation or its Subsidiaries after the Effective Time.

“Company Financial Statements” shall have the meaning ascribed thereto in Section 5.5.

“Company Intellectual Property Assets” shall have the meaning ascribed thereto in Section 5.19(c)(iii).

“Company Marks” shall have the meaning ascribed thereto in Section 5.19(a).

“Company Material Adverse Effect” shall mean, with respect to Company, a change, event, development, circumstance, state of facts, condition or effect (each, an “Effect”) that, individually or when taken together with all other Effects that exist at the date of determination, has had or is reasonably likely to have, a material adverse effect on the business, assets, liabilities, results of operations, or financial condition of Company and its Subsidiaries taken as a whole, provided, however, that none of the following Effects shall be taken into account in determining whether there has been a Company Material Adverse Effect; (A)(i) general changes in the economy or financial markets of the U.S. or any other region outside of the U.S., (ii) changes in general economic or business conditions that generally affect industries in which Company and its Subsidiaries conduct business, (iii)  acts of terrorism or sabotage not directed at Company, war, regional, national or international calamity, military action or any other similar event or any escalation or worsening thereof after the date hereof, (iv) any change in GAAP or any change in Laws applicable to the operation of the business of the Company and its Subsidiaries, or (v) any Effect, including loss of customers or employees of Company and its Subsidiaries, as a result of the announcement or pendency of the transactions contemplated by this Agreement; provided that any Effect of a type described in clauses (i), (ii) or (iv) may be taken into account in determining whether there was a Company Material Adverse Effect to the extent such Effect affects Company and its Subsidiaries taken as a whole in a materially disproportionate manner to similarly situated companies, (B) any decline in the market price, or change in trading volume, of the capital stock of Company or any failure to meet internal or published projections, forecasts or revenue or earning predictions for any period; provided that the underlying causes of such decline, change or failure, may be considered in determining whether there was a Company Material Adverse Effect; or (C) any stockholder class action litigation, derivative or similar litigation arising out of or in connection with or relating to this Agreement and the transactions contemplated hereby, including allegations of a breach of fiduciary duty or misrepresentation in public disclosure.

“Company Material Contract” means the following: (x) any Contract (other than any Contract with a customer) that is material to the operation of the business of the Company and (y) any Significant Customer Contract.

“Company Patents” shall have the meaning ascribed thereto in Section 5.19(a).

“Company Pension Plans” shall have the meaning ascribed thereto in Section 5.13(a).

“Company Permits” shall have the meaning ascribed thereto in Section 5.11.

“Company Personnel” shall mean any current or former director, officer, employee, independent contractor or consultant of Company or any of its Subsidiaries.

“Company Plans” shall have the meaning ascribed thereto in Section 5.13(a).

“Company Preferred Stock” shall have the meaning ascribed thereto in Section 5.2(a).

“Company Privacy Policies” shall have the meaning ascribed thereto in Section 5.22(e).

“Company Products” shall have the meaning ascribed thereto in Section 5.19(c)(iv).

“Company Recommendations” shall have the meaning ascribed thereto in Section 1.2(a).

“Company Remaining Plan” shall have the meaning ascribed thereto in Section 3.4(b).

“Company Remaining Plan Award” shall have the meaning ascribed thereto in Section 3.4(b).

“Company Restricted Stock Award” shall mean each award with respect to a share of restricted Company Common Stock outstanding under any Company Stock Option Plan that is, at the time of determination, subject to forfeiture or repurchase by the Company.

“Company RSU” shall mean each award of restricted stock units outstanding under any Company Stock Option Plan or otherwise.

“Company SAR” shall mean stock appreciation rights issued under any of Company Stock Options Plans.

“Company SEC Reports” shall have the meaning ascribed thereto in Section 5.9(a).

“Company Specified Plan Award” shall have the meaning ascribed thereto in Section 3.4(a).

“Company Specified Plans” shall mean the Company’s 2006 Equity Incentive Plan, the Company’s 2007 Equity Incentive Plan and the Company’s 2008 Equity Incentive Plan.

“Company Stockholder Approval” shall have the meaning ascribed thereto in Section 5.18(b).

“Company Stockholders” shall mean the holders of Company Common Stock.

“Company Stock Option” shall mean options to purchase Company Common Stock issued under any of Company Stock Options Plans.

“Company Stock Option Plans” shall mean the Company’s 1999 Equity Incentive Plan, as amended, the Company’s 2006 Equity Incentive Plan, the WebSideStory, Inc. Amended and Restated 2000 Equity Incentive Plan, the WebSideStory, Inc. 2004 Equity Incentive Award Plan, the Avivo Corporation 1999 Equity Incentive Plan, the WebSideStory, Inc. 2006 Employment Commencement Equity Incentive Award Plan, the Company’s 2007 Equity Incentive Plan, the Company’s 2008 Equity Incentive Plan, the Touch Clarity Limited Enterprise Management Incentives Share Option Plan 2002, the Touch Clarity Limited 2006 U.S. Stock Plan, and any other stock option, stock incentive or equity compensation plan or agreement sponsored or maintained by the Company or any Subsidiary or Affiliate of the Company.

“Company Technology” shall have the meaning ascribed thereto in Section 5.19(c)(v).

“Company Termination Amount” shall have the meaning ascribed thereto in Section 9.2(b).

“Company Trade Secrets” shall have the meaning ascribed thereto in Section 5.19(b)(xi).

“Company’s Business” shall have the meaning ascribed thereto in Section 5.19(c)(ii).

“Company’s Financial Advisor” shall have the meaning ascribed thereto in Section 5.6.

“Confidentiality Agreement” shall mean that certain Confidentiality Agreement by and between Company and Parent dated as of August 2, 2009.

“Contract” means any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which the Company or its Subsidiaries is a party or by which it or any of its properties or assets is bound.

“Copyrights” shall have the meaning ascribed thereto in Section 5.19(c)(i)(C).

“Covered Parties” shall have the meaning ascribed thereto in Section 7.5(b).

“Covered Securityholders” shall have the meaning ascribed thereto in Section 4.7.

“Delaware Courts” shall have the meaning ascribed thereto in Section 10.7.

“DGCL” shall have the meaning ascribed thereto in the recitals hereto.

“Dissenting Stockholders” shall have the meaning ascribed thereto in Section 3.3(a).

“Dissenting Shares” shall have the meaning ascribed thereto in Section 3.3(a).

“Effective Time” shall have the meaning ascribed thereto in Section 2.2.

“Employment Compensation Arrangement” shall have the meaning ascribed thereto in Section 5.13(k).

“Encumbrances” shall mean all liens, security interests, mortgages, pledges, hypothecations, easements, covenants, declarations, conditions and restrictions (including transfer and voting restrictions), defects in or clouds on title and other encumbrances of every kind and nature (including options, preemptive right, rights of first offer, negotiation and rights of first refusal), whether arising by agreement, operation of law or otherwise, in each case, in respect of any property, whether real or personal, and whether tangible or intangible.

“Environmental Law” means any federal, state, foreign or local Law binding on Company or any of its Subsidiaries or their respective operations or property, including any judicial or administrative order, consent decree or judgment, relating to the environment, Hazardous Materials or exposure of any Person to Hazardous Materials including the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, 42 U.S.C. sec. 9601 et seq.; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. sec. 6901 et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. sec. 1251 et seq.; the Toxic Substances Control Act, 15 U.S.C. sec. 2601 et seq.; the Clean Air Act, 42 U.S.C. sec. 7401 et seq.; Oil Pollution Act of 1990, 33 U.S.C. sec. 2701 et seq.; the Safe Drinking Water Act, 42 U.S.C. sec. 300f et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. sec. 1801 et seq.; the Occupational Safety and Health Act of 1970, 29 U.S.C. sec. 651 et

seq., and all similar or analogous foreign, state, regional or local statutes, secondary and subordinate legislation, and directives, and the rules and regulations promulgated thereunder.

“Equity Interest” shall mean any option, warrant, call, preemptive right, subscription or other rights agreement, arrangement or commitment of any kind, including any stockholder rights plan, relating to the issued or unissued capital stock of a Person, obligating the Person to issue, transfer or sell or cause to be issued, transferred or sold any shares of capital stock or, or other equity interest in, any Person or any securities convertible into or exchangeable for such shares or equity interests, or obligating the Person to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean each Subsidiary of the Company and any other person or entity under common control with the Company or any of its Subsidiaries within the meaning of Section 414(b), (c), (m) or (o) of the Code and the regulations issued thereunder.

“ESPP” shall have the meaning ascribed thereto in Section 3.4(d).

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Exchange Fund” shall have the meaning ascribed thereto in Section 3.2(a).

“Expiration Date” shall have the meaning ascribed thereto in Section 1.1(b).

“Final Exercise Date” shall have the meaning ascribed thereto in Section 3.4(d).

“Foreign Plan” shall have the meaning ascribed thereto in Section 5.13(j).

“Fully Diluted Basis” shall have the meaning ascribed thereto in Annex I.

“GAAP” shall have the meaning ascribed thereto in Section 5.5.

“Governmental Authority” shall mean any (i) U.S., foreign, federal, state, local or other government, (ii) governmental commission, board, body, bureau, agency, or other judicial, regulatory or administrative authority of any nature, including courts and other judicial bodies, (iii) any self-regulatory body or authority, and (iv) any instrumentality or entity designed to act for or on behalf of the foregoing.

“Harmful Code” shall have the meaning ascribed thereto in Section 5.19(b)(xiii).

“Hazardous Materials” shall mean any chemicals, pollutants, contaminants, wastes, toxic substances, petroleum, petroleum products, petroleum derivative, asbestos, toxic mold, PCBs, radon or other substances regulated by any Environmental Law or that is otherwise a danger to health, reproduction or the environment.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“In-Licenses” shall have the meaning ascribed thereto in Section 5.19(c).

“Indemnified Parties” shall have the meaning ascribed thereto in Section 7.5(a).

“Intellectual Property Assets” shall have the meaning ascribed thereto in Section 5.19(c)(i).

“Intervening Event” shall have the meaning set forth in Section 7.2(e)(i).

“IRS” shall mean the Internal Revenue Service.

“Key Employee” shall mean each of the individuals listed in Section 10.11(a) of the Company Disclosure Schedule.

“Law” shall mean any federal, state, local or foreign law, statute, ordinance or principle of common law, or any rule, regulation, judgment, order, writ, injunction, decree, agency requirement, license or permit of any Governmental Authority.

“Marks” shall have the meaning ascribed thereto in Section 5.19(c)(i)(B).

“Merger” shall have the meaning ascribed thereto in the recitals hereto.

“Merger Consideration” shall have the meaning ascribed thereto in Section 3.1(c).

“Minimum Condition” shall have the meaning ascribed thereto in Annex I.

“Multiemployer Plan” shall have the meaning ascribed thereto in Section 5.13(d).

“Offer” shall have the meaning ascribed thereto in the recitals hereto.

“Offer Documents” shall have the meaning ascribed thereto in Section 1.1(c).

“Offer Price” shall have the meaning ascribed thereto in the recitals hereto.

“Outside Date” shall have the meaning ascribed thereto in Section 9.1(b).

“Parent” shall have the meaning ascribed thereto in the recitals hereto.

“Parent Arrangements” shall have the meaning ascribed thereto in Section 4.7.

“Parent Common Stock” shall mean the common stock of Parent, par value $0.0001 per share.

“Parent Disclosure Schedule” shall have the meaning ascribed thereto in Article IV.

“Parent Material Adverse Effect” means, with respect to Parent or Purchaser, an effect, event or change which would reasonably be expected to prevent the consummation of the Transaction and the other transactions contemplated by this Agreement or prevent the ability of Parent or Purchaser to perform its respective obligations under this Agreement.

“Patents” shall have the meaning ascribed thereto in Section 5.19(c)(i)(A).

“Paying Agent” shall have the meaning ascribed thereto in Section 3.2(a).

“Permitted Encumbrances” shall have the meaning ascribed thereto in Section 5.16(b).

“Person” shall mean any individual, corporation, partnership, joint venture, association, trust, unincorporated organization or other legal entity, or any Governmental Authority or political subdivision thereof.

“Policies” shall have the meaning ascribed thereto in Section 7.5(c).

“Post-Signing Arrangement” shall have the meaning ascribed thereto in Section 7.10(b).

“Privacy and Security Laws’ shall have the meaning ascribed thereto in Section 5.22(h)(i).

“Proxy Statement” shall have the meaning ascribed thereto in Section 2.6(a).

“Purchaser” shall have the meaning ascribed thereto in the recitals hereto.

“Purchaser Common Stock” shall have the meaning ascribed thereto in Section 3.1(a).

“Purchaser Insiders” shall have the meaning ascribed thereto in Section 1.3(a).

“Qualified Bidder” shall have the meaning ascribed thereto in Section 7.2(c).

“Regulatory Law” shall have the meaning ascribed thereto in Section 7.1(b).

“Remaining Plan Award Exchange Ratio” shall have the meaning ascribed thereto in Section 3.4(b).

“Representatives” shall mean the directors, officers, employees, Affiliates, agents, investment bankers, financial advisors, attorneys, accountants, brokers, finders, consultants or representatives of Company, Parent, Purchaser or any of their respective Subsidiaries, as the case may be.

“Sarbanes-Oxley Act” shall have the meaning ascribed thereto in Section 5.9(a).

“Schedule 14D-9” shall have the meaning ascribed thereto in Section 1.2(a).

“Schedule TO” shall have the meaning ascribed thereto in Section 1.1(c).

“SEC” shall have the meaning ascribed thereto in Section 1.1(a).

“Securities Act” shall mean the U.S. Securities Act of 1933, as amended.

“Security Policies” shall have the meaning ascribed thereto in Section 5.22(b).

“Short-Form Threshold” shall have the meaning ascribed thereto in Section 2.7.

“Significant Customer” shall have the meaning ascribed thereto in Section 5.21.

“Significant Customer Contract” shall mean any Contract with a Significant Customer.

“Software” shall have the meaning ascribed thereto in Section 5.19(c)(vii).

“Source Code” shall have the meaning ascribed thereto in Section 5.19(c)(viii).

“Special Meeting” shall have the meaning ascribed thereto in Section 2.6(a).

“Specified Award Exchange Ratio” shall have the meaning ascribed thereto in Section 3.4(a).

“Specified Governmental Authority” shall mean (i) any U.S. federal or state Governmental Authority, or (ii) any foreign or supranational Governmental Authority whose clearance, consent or approval is commercially reasonably required under Antitrust Laws in connection with the transactions contemplated by this Agreement.

“Subsequent Determination Notice” shall have the meaning ascribed thereto in Section 7.2(e).

“Subsidiary” or “Subsidiaries” shall mean, when used with reference to a party, any corporation or other organization, whether incorporated or unincorporated, of which such party or any other subsidiary of such party is a general partner (excluding partnerships the general partnership interests of which held by such party or any subsidiary of such party do not have a majority of the voting interests in such partnership) or serves in a similar capacity, or, with respect to such corporation or other organization, at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions is directly or indirectly owned or controlled by such party or by any one or more of its subsidiaries, or by such party and one or more of its subsidiaries.

“Superior Proposal” shall have the meaning ascribed thereto in Section 7.2(h).

“Support Agreements” shall have the meaning ascribed thereto in the recitals hereto.

“Surviving Corporation” shall have the meaning ascribed thereto in Section 2.1.

“Surviving Corporation Bylaws” shall have the meaning ascribed thereto in Section 2.4.

“Surviving Corporation Charter” shall have the meaning ascribed thereto in Section 2.4.

“Tax” shall mean any and all taxes, customs, duties, tariffs, imposts, charges, deficiencies, assessments, levies or other like governmental charges, including income, gross receipts, excise, real or personal property, ad valorem, value added, estimated, alternative minimum, stamp, sales, withholding, social security, occupation, use, service, service use, license, net worth, payroll, franchise, transfer and recording taxes and charges, imposed by the IRS or any other taxing authority (whether domestic or foreign including any state, county, local or foreign government or any subdivision or taxing agency thereof (including a U.S. possession)), whether computed on a separate, consolidated, unitary, combined or any other basis; and such term shall include any interest, fines, penalties or additional amounts attributable to, or imposed upon, or with respect to, any such amounts.

“Tax Return” shall mean any report, return, document, declaration, election or other information or filing required to be supplied to any taxing authority or jurisdiction (foreign or domestic) with respect to Taxes, including information returns and any documents with respect to or accompanying payments of estimated Taxes or requests for the extension of time in which to file any such report, return, document, declaration or other information.

“Technology” shall have the meaning ascribed thereto in Section 5.19(c)(ix).

“Tender Offer Conditions” shall mean the conditions to the Offer set forth in Annex I.

“Third Party Rights” shall have the meaning ascribed thereto in Section 5.19(b)(vii).

“Top-Up Option” shall have the meaning ascribed thereto in Section 1.4(a).

“Top-Up Shares” shall have the meaning ascribed thereto in Section 1.4(a).

“Trade Secrets” shall have the meaning ascribed thereto in Section 5.19(c)(i)(D).

“Transaction” shall have the meaning ascribed thereto in the recitals hereto.

“Unvested Cash” shall have the meaning ascribed thereto in Section 3.4(b).

“U.S.” shall mean the United States of America.

“Voting Debt” shall have the meaning ascribed thereto in Section 5.2(a).

“Web Sites” means any and all static and dynamic web pages or landing pages available on the World Wide Web and accessible through Hypertext Transfer Protocol or File Transfer Protocol by any end user via a host name, domain name, Uniform Resource Locator, File Transfer Protocol location or other identity suitable for specifying the location of an electronic data file over a parallel or distributed computer network or any Internet Protocol-based network, including without limitation (i) such web pages, landing pages or other pages coded in whole or in part in Hypertext Markup Language, JavaScript, Perl programming script or other substantially similar scripts and (ii) any and all (a) plug-ins, add-ons or other means implemented by an end user to facilitate or allow for the operation of such pages, (b) widgets, web beacons, clear .gif files and other means of transmitting discrete data to a remote server associated with such pages and (c) any textual, graphical, audio visual or other digital content associated with or displayed on such pages.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Parent, Purchaser and Company have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.

ADOBE SYSTEMS INCORPORATED

By:	/s/ Shantanu Narayen
Name: Shantanu Narayen
Title: President and Chief Executive Officer

SNOWBIRD ACQUISITION CORPORATION

By:	/s/ Mark Garrett
Name: Mark Garrett
Title: President and Treasurer

OMNITURE, INC.

By:	/s/ Joshua G. James
Name: Joshua G. James
Title: President and Chief Executive Officer

ANNEX I

CONDITIONS OF THE OFFER

Notwithstanding any other provisions of the Offer, but subject to the terms of the Agreement, Parent and Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) promulgated under the Exchange Act, pay for, any validly tendered shares of Company Common Stock, if (i) there shall not be validly tendered and not withdrawn prior to the Expiration Date for the Offer that number of shares of Company Common Stock which, when added to any shares of Company Common Stock already owned by Parent or any of its controlled Subsidiaries, represents at least a majority of the sum of (A) the total number of outstanding shares of Company Common Stock on the Expiration Date plus (B) the total number of shares of Company Common Stock that will be issuable at or prior to the Outside Date upon the vesting (including vesting solely as a result of the consummation of the Offer), conversion or exercise of all Company Compensatory Awards and derivative securities, including warrants, options, convertible or exchangeable securities or other rights to acquire Company Common Stock, regardless of the conversion or exercise price or other terms and conditions thereof) (the “Minimum Condition”), (ii) any applicable waiting period or clearance, consent or approval under the HSR Act or other Antitrust Laws commercially reasonably required in connection with the transactions contemplated by this Agreement that is required to expire, terminate or be obtained prior to consummation of the Offer, shall not have expired or been terminated or been obtained without the imposition of any Burdensome Action prior to the Expiration Date, or (iii) at any time on or after the date of the Agreement and prior to the time of acceptance for payment for any shares of Company Common Stock pursuant to the Offer, any of the following events shall have occurred and be continuing on the Expiration Date:

(a)           there shall be (A) any statute, rule, regulation, legislation, judgment, order or injunction enacted, enforced, amended, issued or deemed applicable to the Offer or Merger, by any  legislative body, court, government or governmental, administrative or regulatory authority or agency of competent jurisdiction domestic or foreign, other than the application of the waiting period provisions of the HSR Act or any other Antitrust Laws to the Offer or to the Merger, or (B) any suit, action or proceeding shall have been brought by any Specified Governmental Authority of competent jurisdiction against Parent, Purchaser, Company or their respective Subsidiaries which remains pending, or any Specified Governmental Authority of competent jurisdiction shall have officially notified Parent, Purchaser or Company of such Governmental Authority’s intention to commence any such suit, action or proceeding, and which would, in the case of either clause (A) or (B), directly or indirectly:  (i) make illegal or otherwise prohibit the consummation of the Offer or the Merger, (ii) require Purchaser, Parent or Company or their respective Subsidiaries to take or agree to a Burdensome Action in connection with the consummation of the Offer or the Merger, (iii) impose material limitations on the ability of Parent or Purchaser effectively to acquire, hold or exercise full rights of ownership of the shares of Company Common Stock, including the right to vote any shares of Company Common Stock acquired or owned by Purchaser or Parent pursuant to the Offer on all matters properly presented to Company’s stockholders, or (iv) require divestiture by Parent or Purchaser of any shares of Company Common Stock; or

(b)           the Agreement shall have been terminated in accordance with its terms; or

(c)           (i)            the representations and warranties of Company set forth in Section 5.1(a), Section 5.2 (excluding any representation as to the number of shares of Company Common Stock outstanding, or issuable upon exercise, conversion or exchange of any Company Compensatory Award or other derivative security), Section 5.3(a), and Section 5.18 of the Agreement (collectively, the “Specified Company Representations”), shall not be true and correct in all material respects on and as of the Expiration Date with the same force and effect as if made on and as of such date (other than those representations and warranties which address matters only as of a particular date, which shall have been true and correct in all material respects only as of such particular date); provided, however, that for purposes of determining the accuracy of the representations and warranties of the Company set forth in the Agreement for purposes of this paragraph (c)(i), any update of or modification to the Company Disclosure Schedule made or purported to have been made after the date of the Agreement shall be disregarded.

(ii)           the representations and warranties of the Company set forth in the Merger Agreement (other than the Specified Company Representations), shall not be true in all respects on and as of the Expiration Date with the same force and effect as if made on and as of such date (other than those representations and warranties which address matters only as of a particular date, which shall address only such date), except for any failure to be so true and correct which has not had, individually or in the aggregate, a Company Material Adverse Effect; provided, however, that for purposes of determining the accuracy of the representations and warranties of the Company set forth in the Merger Agreement for purposes of this paragraph (c)(ii), (y) no effect shall be given to any limitation as to “Company Material Adverse Effect” set forth in any such representation or warranty, and (z) any update of or modification to the Company Disclosure Schedule made or purported to have been made after the date of the Agreement shall be disregarded;

(d)           Company shall have breached or failed to perform or comply in any material respect with any obligation, agreement or covenant required to be performed or complied with by it under the Agreement, and such breach or failure shall not have been cured;

(e)           there shall have occurred and be continuing a Company Material Adverse Effect; or

(f)            as of the Expiration Date, Parent shall not have received a certificate signed on behalf of the Company by the Chief Executive Officer and Chief Financial Officer of the Company to the effect that none of the conditions in paragraphs (c) or (d) of this Annex I shall have occurred.

The foregoing conditions are for the sole benefit of Parent and Purchaser and, subject to the terms and conditions of the Agreement, may be waived by Parent or Purchaser in whole or in part at any time and from time to time in their sole discretion (except for the Minimum Condition), in each case, subject to the terms of the Agreement and the applicable rules and regulations of the SEC. The foregoing conditions shall be in addition to, and not in limitation of the rights of Parent and Purchaser to extend, terminate and/or modify the Offer pursuant to the terms of the Agreement. The failure by Parent or Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

The capitalized terms used in this Annex I shall have the meanings set forth in the Agreement to which it is annexed.